As filed with the Securities and Exchange Commission on February 9, 2017

Registration No. 333-215041

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Community First Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Federal	6035	Being applied for
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3175 Highway 278

Covington, Georgia 30014

(770) 786-7088

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Johnny S. Smith

President and Chief Executive Officer

3175 Highway 278

Covington, Georgia 30014

(770) 786-7088

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Eric Luse, Esq. Ned Quint, Esq. Thomas P. Hutton, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000	Raymond Tiernan, Esq. Ross Bevan, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, DC 20007 (202) 295-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.01 par value per share	3,467,595	$10.00	$34,675,950	$4,019(2)

(1)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Previously paid $3,596.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

(Proposed Holding Company for Newton Federal Bank)

Up to 3,015,300 Shares of Common Stock

(Subject to increase to up to 3,467,595 shares)

Community First Bancshares, Inc. is offering up to 3,015,300 shares of its common stock for sale at $10.00 per share on a best efforts basis in connection with the reorganization of Newton Federal Bank into the mutual holding company form of ownership. There is no established market for our common stock. We expect that our common stock will be traded on the on the Nasdaq Capital Market under the symbol “CFBI” upon conclusion of the stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares being offered represent 46% of the shares of common stock of Community First Bancshares, Inc. that will be outstanding following the offering. After the offering, 54% of our outstanding common stock will be owned by Community First Bancshares, MHC, our federally chartered mutual holding company. These percentages will not be affected by the number of shares we sell in the offering. We must sell a minimum of 2,228,700 shares in order to complete the offering. We may sell up to 3,467,595 shares to reflect demand for the shares or changes in market conditions following the commencement of the offering, without resoliciting subscribers.

We are offering the shares of common stock in a “subscription offering” to eligible depositors and borrowers of Newton Federal Bank and to our tax-qualified employee benefit plans. Depositors who had accounts with aggregate balances of at least $50 at the close of business on September 30, 2015 will have first priority to purchase shares of common stock of Community First Bancshares, Inc. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” To the extent any shares offered for sale are not purchased in the subscription or community offerings, they may be sold in a “syndicated community offering” to be managed by BSP Securities, LLC.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering, or persons exercising subscription rights through a single deposit account, is 30,000 shares, and no person together with an associate or group of persons acting in concert may purchase more than 40,000 shares.

The offering is scheduled to expire at 4:00 p.m., Eastern Time on March 22, 2017. We may extend the expiration date without notice to you, until May 8, 2017, or such later date as the Board of Governors of the Federal Reserve System may approve, which may not be beyond March 30, 2019. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond May 8, 2017, or the number of shares of common stock to be sold is increased to more than 3,467,595 shares or decreased to less than 2,228,700 shares. If the offering is extended beyond May 8, 2017, all subscribers will be notified and given an opportunity to confirm, cancel or change their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 3,467,595 shares or decreased to less than 2,228,700 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds submitted for the purchase of shares in the offering will be held in a segregated account at Newton Federal Bank and will earn interest at 0.10% per annum until completion or termination of the offering.

BSP Securities, LLC will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, officers and directors may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	2,228,700	2,622,000	3,015,300	3,467,595
Gross offering proceeds	$22,287,000	$26,220,000	$30,153,000	$34,675,950
Estimated offering expenses, excluding selling agent fees and expenses	$975,000	$975,000	$975,000	$975,000
Estimated selling agent fees and expenses (1)	$308,878	$344,856	$380,834	$422,210
Estimated net proceeds (1)	$21,003,122	$24,900,144	$28,797,166	$33,278,740
Estimated net proceeds per share (1)	$9.42	$9.50	$9.55	$9.60

(1)	The figures shown assume that all shares are sold in the subscription and the community offering, and include reimbursable expenses and stock information center fees. See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of BSP Securities, LLC’s compensation for this offering and the compensation to be received by BSP Securities, LLC and the other broker-dealers who may participate in a syndicated community offering. If all shares of common stock were sold in the syndicated community offering, excluding shares expected to be purchased by our insiders and by our employee stock ownership plan, for which no selling agent fee will be paid, the maximum selling agent fees and expenses would be $1.1 million, $1.3 million, $1.5 million and $1.7 million at the minimum, midpoint, maximum and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal.

Please read the “Risk Factors” beginning on page 19.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center at (678) 729-9788.

The date of this prospectus is February 13, 2017.

NEWTON FEDERAL BANK

Bogart
Athens
Atlanta
GEORGIA
Covington
Buckhead

Tennessee
North Carolina
South Carolina
Atlanta
Alabama
GEORGIA
Florida

Main Office
3175 Highway 278
Covington, GA 30014

Eastside Branch
8258 Highway 278
Covington, GA 30014

Southside Branch
Bypass Road & Highway 36
10131 Carlin Ave
Covington, GA 30014

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SUMMARY

The following summary explains material information regarding the reorganization, the offering of common stock by Community First Bancshares, Inc. and the business of Newton Federal Bank. The summary may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements of Newton Federal Bank. In certain circumstances, where appropriate, the terms “we, “us” and “our” refer collectively to Community First Bancshares, MHC, Community First Bancshares, Inc. and Newton Federal Bank or to any of those entities, depending on the context.

The Companies

Community First Bancshares, MHC

Upon completion of the reorganization and the offering, Community First Bancshares, MHC will become the federally chartered mutual holding company of Community First Bancshares, Inc. Community First Bancshares, MHC is not currently an operating company and has not engaged in any business to date. Community First Bancshares, MHC will be formed upon completion of the reorganization. As a mutual holding company, Community First Bancshares, MHC will be a non-stock company that will have as its members all holders of the deposit accounts at Newton Federal Bank, and borrowers of Newton Federal Bank as of January 19, 1984 whose borrowings remain outstanding. As a mutual holding company, Community First Bancshares, MHC is required by law to own a majority of the voting stock of Community First Bancshares, Inc.

Community First Bancshares, Inc.

Community First Bancshares, Inc. will be chartered under federal law and will own 100% of the common stock of Newton Federal Bank following the reorganization and offering. This offering is being made by Community First Bancshares, Inc. Community First Bancshares, Inc. is not currently an operating company and will be formed upon completion of the reorganization. Our executive office will be located at 3175 Highway 278, Covington, Georgia 30014, and our telephone number will be (770) 786-7088.

Upon completion of the offering, public stockholders will own a minority of Community First Bancshares, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders. In addition, as a “controlled corporation” following the offering, Community First Bancshares, Inc. will be exempt from certain corporate governance requirements, including that a majority of our board of directors be independent under applicable standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, a majority of our directors would be considered independent under applicable corporate governance listing standards.

Newton Federal Bank

Newton Federal Bank is a federally chartered savings association headquartered in Covington, Georgia. Newton Federal Bank was originally chartered in 1928 as a Georgia-chartered mutual building and loan association under the name Newton County Building and Loan Association. In 1947, we converted to a federal charter and changed our name to “Newton Federal Savings and Loan Association.” In 2004 we changed our name to “Newton Federal Bank.”

We conduct our business from our main office, two branch offices and a loan production office. All of our banking offices are located in Covington, Georgia, which is located in Newton County, southeast of Atlanta, Georgia. Our loan production office is located in Bogart, Georgia, which is in the Athens, Georgia market in Oconee County. Our primary market area currently consists of Newton County, Georgia and the contiguous counties.

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At September 30, 2016, we had total assets of $232.8 million, total deposits of $181.7 million and retained earnings of $45.1 million. We had net income of $1.2 million for the fiscal year ended September 30, 2016.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, and, to a lesser extent, commercial real estate loans, commercial and industrial loans, construction and land loans and consumer loans. Subject to market conditions, we expect to increase our focus on originating commercial real estate loans, commercial and industrial loans, and construction loans in an effort to diversify our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in securities, which have historically consisted primarily of mortgage-backed securities issued by U.S. government sponsored enterprises and Federal Home Loan Bank stock. We offer a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. We have not used borrowings in recent years to fund our operations.

Newton Federal Bank is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency.

Our executive office is located at 3175 Highway 278, Covington, Georgia 30014, and our telephone number at this address is (770) 786-7088. Our website address is www.newtonfederal.com. Information on our website is not and should not be considered a part of this prospectus.

Our Reorganization into a Mutual Holding Company and the Offering

We do not have stockholders in our current mutual form of ownership. Our depositors and borrowers as of January 19, 1984 whose borrowings remain outstanding currently have the right to vote on certain matters pertaining to Newton Federal Bank, such as the election of directors and the proposed mutual holding company reorganization. The mutual holding company reorganization is a series of transactions by which we will reorganize our corporate structure from our current status as a mutual savings association to the mutual holding company form of ownership. The reorganization will be conducted pursuant to a plan of reorganization and stock issuance plan, which we refer to as the plan of reorganization. Following the reorganization, Newton Federal Bank will become a federal stock savings bank subsidiary of Community First Bancshares, Inc., and Community First Bancshares, Inc. will be a majority-owned subsidiary of Community First Bancshares, MHC. After the reorganization, our depositors and certain borrowers will become members of Community First Bancshares, MHC, and will continue to have the same voting rights in Community First Bancshares, MHC as they had in Newton Federal Bank prior to the reorganization.

In connection with the reorganization, we are offering shares of common stock of Community First Bancshares, Inc. for sale in the offering. All investors will pay the same price per share in the offering. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company reorganizations and stock offerings. See “—Terms of the Offering.”

The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that will enable us to:

•	increase our capital to support future growth and profitability, although we currently have capital well in excess of all applicable regulatory requirements;

•	compete more effectively in the financial services marketplace;

•	offer our depositors, employees, management and directors an equity ownership interest in Newton Federal Bank, and thereby an economic interest in our future success;

•	attract and retain qualified personnel by establishing stock-based benefit plans; and

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•	increase our flexibility to structure and finance the expansion of our operations, including potential acquisitions of other financial institutions and establishing de novo branches.

The reorganization and the capital raised in the offering are expected to provide us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risks and expand our asset and deposit base. The reorganization and offering also will allow us to establish stock benefit plans for management and other employees that we believe will permit us to attract and retain qualified personnel.

Unlike a standard mutual-to-stock conversion transaction in which all of the common stock of the holding company of the converting savings association is sold to the public, only a minority of the stock is sold to the public in a mutual holding company reorganization. In a mutual holding company structure, federal law and regulations require that a majority of the outstanding common stock of Community First Bancshares, Inc. must be held by our mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of the shares of Community First Bancshares, Inc. that will be outstanding upon the closing of the reorganization. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided that 46% of our outstanding shares of common stock will be offered for sale in the offering, and 54% of our shares will be retained by Community First Bancshares, MHC. Our board of directors has determined that offering 46% of our outstanding shares of common stock for sale in the offering will enable management to effectively invest the capital raised in the offering. See “—Possible Conversion of Community First Bancshares, MHC to Stock Form.”

The following chart shows our corporate structure following the reorganization and offering:

Business Strategy

Our goal is to provide long-term value to our stockholders, customers, employees and the communities we serve by executing a safe and sound business strategy that produces increasing earnings. We believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to commercial and retail customers in our market area, and the increased capital we will have after the completion of the offering will enable us to compete more effectively with other financial institutions.

Our current business strategy consists of the following:

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Grow our loan portfolio prudently with a focus on diversifying the portfolio, particularly in commercial real estate, commercial and industrial and construction and land lending. Our principal business activity historically has been the origination of residential mortgage loans for retention in our portfolio, and we intend to retain our presence as a mortgage lender in our market area. As part of our strategy of diversifying our loan portfolio by increasing our commercial real estate loans, commercial and industrial loans and construction and land loans, we opened a loan

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production office in Bogart, Georgia (in the Athens, Georgia market area) in 2016, added a commercial loan officer, and enhanced our credit function and our sales culture. Commercial real estate loans increased $4.6 million, or 18.6%, to $29.2 million at September 30, 2016 from $24.6 million at September 30, 2015, commercial and industrial loans increased $1.9 million, or 13.2%, to $16.2 million at September 30, 2016 from $14.3 million at September 30, 2015, and construction and land loans increased $11.1 million to $13.3 million at September 30, 2016 from $2.3 million at September 30, 2015. We may also expand our commercial lending activities through participation in government-sponsored loan programs, such as the Small Business Administration (“SBA”) and the U.S. Department of Agriculture, as a way to generate government-guaranteed loans with the opportunity to sell the guaranteed portion of the loan at a premium and retain the non-guaranteed portion as well as the servicing rights. The capital we are raising in the offering will support an increase in our lending limits, which will enable us to originate larger loans to new and existing customers.

Increasing our commercial real estate loans, commercial and industrial loans and construction and land loans involves risk, as described in “Risk Factors—Risks Related to Our Business—We have increased our commercial real estate, commercial and industrial, and construction and land loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations” and “—Our portfolio of loans with a higher risk of loss is increasing and the unseasoned nature of our commercial loan portfolio may result in errors in judging its collectability, which may lead to additional provisions for loan losses or charge-offs, which would hurt our profits.”

•	Continue to increase core deposits, with an emphasis on low cost commercial demand deposits, and add non-core funding opportunities. We seek core deposits to provide a stable source of funds to support loan growth, at costs consistent with improving our interest rate spread and margin. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include passbook savings accounts, negotiable orders of withdrawal (NOW) accounts, other savings deposits and checking accounts. As part of our focus on commercial loan growth, our lenders are expected to source business checking accounts from our borrowers. In prior years, we allowed higher-cost certificates of deposit to run off at maturity to improve our deposit mix and reduce our cost of funds. As a result of these efforts, core deposits increased to $96.2 million, or 52.9% of our total deposits at September 30, 2016, from $80.4 million, or 45.5% of our total deposits at September 30, 2015. However, we will also explore adding non-core funding sources, such as QwickRate (online deposits) and brokered deposits, and may use borrowings, as needed, to fund future loan growth and our operations.

•	Manage credit risk to maintain a low level of nonperforming assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. Our non-performing assets to total assets ratio was 1.39% at September 30, 2016 and 1.37% at September 30, 2015, compared to 7.45% at September 30, 2012. The majority of our non-performing assets have related to one- to four-family residential real estate loans, as our residential borrowers experienced difficulties repaying their loans during the past recession. We intend to increase our investment in our credit review function, both in personnel as well as ancillary systems, in order to be able to evaluate more complex loans and better manage credit risk, which will also support our intended loan growth.

•

Grow organically and through opportunistic bank or branch acquisitions. We expect to consider both organic growth as well as acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our historical markets, we expect to

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continue to expand into nearby markets, primarily Clarke and Oconee Counties, Georgia, as well as contiguous counties. We will consider expanding our branch network and adding additional loan production offices. The capital we are raising in the offering will also provide us the opportunity to acquire smaller institutions located in our market area, and will help fund improvements in our operating facilities, credit reporting and customer delivery services in order to enhance our competitiveness.

•	Expand our employee base to support future growth. The additional capital we will raise in the offering will provide us with the ability to expand our employee base to support increased lending, deposit activities and enhanced information technology. The potential to offer equity awards in the future following the offering will also allow us to be more competitive when hiring experienced banking personnel.

A full description of our products and services can be found under “Business of Newton Federal Bank.”

Terms of the Offering

We are offering between 2,228,700 and 3,015,300 shares of common stock of Community First Bancshares, Inc. to eligible depositors and borrowers, our tax-qualified employee benefit plans and to the public to the extent shares remain available. The amount of capital we are raising in the offering is based on an appraisal of the pro forma market value of Community First Bancshares, Inc. We may increase the maximum number of shares that we sell in the offering by up to 15%, to 3,467,595 shares, as a result of demand for the shares of common stock in the offering or changes in market conditions, including those for financial institutions stocks. Subscription priorities have been established for the allocation of common stock to the extent the subscription offering is oversubscribed. See “The Reorganization and Offering—Offering of Common Stock—Subscription Rights” for a description of allocation procedures in the event of an oversubscription.

Unless the pro forma market value of Community First Bancshares, Inc. decreases below $48.5 million or increases above $75.4 million, or the offering is extended beyond May 8, 2017, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. BSP Securities, LLC, our financial advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but BSP Securities, LLC is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of Community First Bancshares, Inc. in a “subscription offering” in the following descending order of priority:

(1)	depositors who had accounts at Newton Federal Bank with aggregate balances of at least $50 at the close of business on September 30, 2015;

(2)	the tax-qualified employee benefit plans of Newton Federal Bank (including our employee stock ownership plan);

(3)	depositors who had accounts at Newton Federal Bank with aggregate balances of at least $50 at the close of business on December 31, 2016; and

(4)	other depositors of Newton Federal Bank at the close of business on February 1, 2017 and borrowers from Newton Federal Bank as of January 19, 1984 who maintained such borrowings as of the close of business on February 1, 2017.

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Any shares of our common stock that remain unsold in the subscription offering will be offered for sale in a community offering that may commence concurrently with, during or promptly after, the subscription offering. The community offering must be completed within 45 days of the end of the subscription offering, unless extended with Federal Reserve Board approval. Natural persons (including trusts of natural persons) residing in the Georgia Counties of Barrow, Butts, Clarke, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Putnam, Rockdale and Walton will have a purchase preference in any community offering. Shares also may be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering managed by BSP Securities, LLC. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at September 30, 2015, December 31, 2016 or February 1, 2017, as applicable, or any loan account as of January 19, 1984 that remained outstanding at February 1, 2017. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. We will attempt to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering in accordance with our plan of reorganization. A detailed description of share allocation procedures can be found in the section entitled “The Reorganization and Offering—Offering of Common Stock.”

How We Determined the Offering Range and the $10.00 Price Per Share

Our decision to offer between 2,228,700 shares and 3,015,300 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., a firm experienced in appraisals of financial institutions. RP Financial, LC. is of the opinion that as of February 3, 2017, and assuming we sell a minority of our shares in the stock offering, the estimated pro forma market value of the common stock of Community First Bancshares, Inc. was $57.0 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $48.5 million and a maximum of $65.6 million.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 46% of the shares of Community First Bancshares, Inc. common stock should be offered for sale in the offering and 54% should be held by Community First Bancshares, MHC. Therefore, based on the valuation range, the number of shares of Community First Bancshares, Inc. common stock that will be sold in the offering will range from 2,228,700 shares to 3,015,300 shares. If demand for the shares or market conditions warrant, our appraised value can be increased by up to 15%, which would result in an appraised value of $75.4 million and an offering of 3,467,595 shares of common stock.

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The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings and loan holding companies that RP Financial, LC. considers comparable to Community First Bancshares, Inc. on a pro forma basis. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Total assets are as of September 30, 2016.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(In millions)
IF Bancorp, Inc.	IROQ	Watseka, IL	$589
Prudential Bancorp, Inc.	PBIP	Philadelphia, PA	559
United Community Bancorp	UCBA	Lawrenceburg, IN	528
Poage Bankshares, Inc.	PBSK	Ashland, KY	449
Anchor Bancorp	ANCB	Lacey, WA	436
MSB Financial Corp.	MSBF	Millington, NJ	433
Wolverine Bancorp, Inc.	WBKC	Midland, MI	369
Jacksonville Bancorp, Inc.	JXSB	Jacksonville, IL	331
Melrose Bancorp, Inc.	MELR	Melrose, MA	267
Equitable Financial Corp.	EQFN	Grand Island, NE	228

The independent appraisal will be updated before we complete the reorganization and offering. If the pro forma market value of the common stock at that time is either below $48.5 million or above $75.4 million, then Community First Bancshares, Inc., after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission. If we resolicit subscribers in this instance, then all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s book value and the ratio of the offering price to the issuer’s annual net income. RP Financial, LC. considered these ratios, among other factors, in preparing its independent appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. We had no intangible assets at September 30, 2016. Therefore, ratios that are presented related to book value are the same ratios that would be presented related to tangible book value.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis (i.e. the table assumes that 46% of our outstanding shares of common stock is sold in the offering, as opposed to 100% of our outstanding shares of common stock). These figures are from the RP Financial, LC. appraisal report. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 148.9% on a non-fully converted price-to-earnings basis and a discount of 21.0% on a non-fully converted price-to-book value basis.

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	Non-Fully Converted Pro Forma Price-to- Earnings Multiple (1)	Non-Fully Converted Pro Forma Price-to-Book Value Ratio (1)
Community First Bancshares, Inc.
Adjusted Maximum	71.57x	101.58%
Maximum	60.72x	93.24%
Midpoint	51.71x	85.19%
Minimum	43.06x	76.28%
Valuation of peer group companies as of February 3, 2017
Averages	20.78x	107.88%
Medians	18.24x	105.48%

(1)	Information for the peer group companies is based upon actual earnings for the 12 months ended September 30, 2016, while information for Community First Bancshares, Inc. is based upon actual earnings for the 12 months ended December 31, 2016. These ratios are different from the ratios in “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for Community First Bancshares, Inc. on a fully converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, Community First Bancshares, Inc.’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated a premium of 183.1% on a fully converted price-to-earnings basis and a discount of 43.8% on a fully converted price-to-book value basis.

	Fully Converted Pro Forma Price-to- Earnings Multiple	Fully Converted Pro Forma Price-to-Book Value Ratio
Community First Bancshares, Inc.
Adjusted Maximum	85.99x	68.49%
Maximum	70.79x	64.60%
Midpoint	58.83x	60.64%
Minimum	47.88x	55.96%
Valuation of peer group companies as of February 3, 2017
Averages	20.78x	107.88%
Medians	18.24x	105.48%

The pro forma fully converted calculations for Community First Bancshares, Inc. include the following assumptions:

•	8% of the shares sold in a full conversion offering would be purchased by an employee stock ownership plan, with the expense to be amortized over 25 years;

•	4% of the shares sold in a full conversion offering would be purchased by a stock-based benefit plan, with the expense to be amortized over five years;

•	Options equal to 10% of the shares sold in a full conversion offering would be granted under a stock-based benefit plan, with option expense of $2.34 per option, and with the expense to be amortized over five years; and

•	stock offering expenses would equal 3.04% of the stock offering amount at the midpoint of the offering range.

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The independent appraisal does not indicate market value. Do not assume or expect that Community First Bancshares, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization and offering. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Reorganization and Offering—How We Determined the Stock Pricing and the Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in Newton Federal Bank, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering, contribute $100,000 to Community First Bancshares, MHC as its initial capitalization, and retain the remainder of the net proceeds from the offering at Community First Bancshares, Inc. Therefore, assuming we sell 3,015,300 shares of common stock at the maximum of the offering range, and we have net proceeds of $28.8 million, we intend to invest $14.4 million in Newton Federal Bank, loan $2.6 million to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to up to 3.92% of our outstanding shares (including shares issued to Community First Bancshares, MHC), contribute $100,000 to Community First Bancshares, MHC and retain the remaining $11.7 million of the net proceeds at Community First Bancshares, Inc.

Community First Bancshares, Inc. expects to initially invest the net proceeds of the offering in securities issued by the U.S. government and its agencies or government sponsored enterprises, and as otherwise permitted under our investment policy. Community First Bancshares, Inc. may use a portion of the net proceeds to repurchase shares of our common stock in the future, although we are generally not permitted to do so during the first year following our reorganization, and may use a portion of the net proceeds to finance the possible acquisition of other financial institutions or other financial service businesses. We may also use the net proceeds for other general corporate purposes. Newton Federal Bank generally intends to use the proceeds it receives to originate loans. It may also purchase securities as permitted under our investment policy, expand its banking franchise internally through de novo branching or establishing loan production offices, or expand through acquisitions of other financial institutions, branch offices, or other financial service businesses. Newton Federal Bank may also use the proceeds it receives to support new loan, deposit or other financial products and services, and for general corporate purposes.

Neither Newton Federal Bank nor Community First Bancshares, Inc. has any plans or agreements for any specific acquisition transactions at this time. See “How We Intend to Use the Proceeds from the Offering.”

Limits on the Amount of Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account held jointly, may purchase more than $300,000 of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $400,000 of common stock:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of Newton Federal Bank;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest; and

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•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

We may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% of the total number of the shares sold in the offering.

Subject to regulatory approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting in concert is set forth under the caption “The Reorganization and the Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

We expect that the employee stock ownership plan will purchase 3.92% of our outstanding shares (including shares issued to Community First Bancshares, MHC). Subject to the approval of the Federal Reserve Board, the employee stock ownership plan may purchase some or all of these shares in the open market following the completion of the offering. Our employee stock ownership plan purchases will range from 189,924 shares to 295,499 shares of common stock, respectively, at the minimum and adjusted maximum of the offering range.

How You May Purchase Shares of Common Stock in the Subscription and Community Offering

In the subscription offering and the community offering you may pay for your shares only by:

•	personal check, bank check or money order payable to Community First Bancshares, Inc. (cash and third party checks will not be accepted); or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from your deposit account(s) maintained with Newton Federal Bank, other than checking accounts or retirement accounts, including individual retirement accounts (IRAs).

Newton Federal Bank is not permitted to knowingly lend funds for the purpose of purchasing shares of common stock in the offering. You may not pay by wire transfer, use a check drawn on a Newton Federal Bank line of credit, or use a third-party check to pay for shares of common stock. Please do not submit cash.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, before the expiration date of the subscription offering. You may submit your stock order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the stock order form; or by bringing your stock order form and payment to our Stock Information Center, which is located at Newton Federal Bank’s main office located at 3175 Highway 278, Covington, Georgia. The Stock Information Center will be open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will not be open on bank holidays. Once submitted, your order is irrevocable. We will not to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms. For orders paid for by check or money order, the funds must be available in the account. Funds received prior to the completion of the offering will be held in a segregated account at Newton Federal Bank. Subscription funds will earn interest at 0.10% per annum, which is our current passbook savings rate. If the offering is terminated, we will promptly return your subscription funds with interest.

On the stock order form, you may not designate withdrawal from Newton Federal Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an

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account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a Newton Federal Bank IRA or other retirement account. See “—Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

Withdrawals from certificates of deposit accounts at Newton Federal Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Newton Federal Bank must be in the deposit accounts at the time the stock order form is received; no credit to purchase shares will be given for future interest to be earned on the funds in your deposit account or submitted for payment for the shares. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at 0.10% per annum thereafter, until such funds are withdrawn. After we receive an order, the order cannot be revoked or changed.

By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of our common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Newton Federal Bank, the Federal Deposit Insurance Corporation or any other government agency.

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA, or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at Newton Federal Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the March 22, 2017 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at Newton Federal Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Reorganization and Offering—Procedure for Purchasing Shares—Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling, giving, or otherwise transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on the qualifying deposit or loan account, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor. In addition, the stock order form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription. Eligible depositors or borrowers who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

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Deadline for Orders of Common Stock

The deadline for submitting orders to purchase shares of the common stock in the subscription and community offerings is 4:00 p.m., Eastern Time, on March 22, 2017, unless we extend this deadline. If you wish to purchase shares of common stock, your properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) by this time. Orders received after 4:00 p.m., Eastern Time, on March 22, 2017 will be rejected unless the offering is extended.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Eastern Time, on March 22, 2017, whether or not we have been able to locate each person entitled to subscription rights.

See “The Reorganization and Offering—Procedure for Purchasing Shares—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

Once Submitted, Your Stock Purchase Order May Not Be Revoked Except Under Certain Circumstances

Funds that you use to purchase shares of our common stock in the offering will be held in a segregated account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the reorganization and offering is subject to the receipt of all required regulatory approvals, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond May 8, 2017, or the number of shares to be sold in the offering is increased to more than 3,467,595 shares or decreased to fewer than 2,228,700 shares.

Termination of the Offering

The subscription offering will expire at 4:00 p.m., Eastern Time, on March 22, 2017. We expect that the community offering, if one is conducted, would expire at the same time. We may extend this expiration date without notice to you until May 8, 2017, or such later date as the applicable regulators may approve. If the subscription offering and/or community offerings are extended beyond May 8, 2017, we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to confirm, cancel or change their orders. If you choose to cancel your order or you do not respond to the resolicitation notice, your funds will be promptly returned to you with interest and deposit account withdrawal authorizations will be cancelled. All further extensions, in the aggregate, may not last beyond March 30, 2019, which is two years after the special meeting of members of Newton Federal Bank to be held on March 30, 2017 to vote on the plan of reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 2,228,700 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (a) increase the purchase limitations, (b) seek regulatory approval to extend the offering beyond the May 8, 2017 expiration date, and/or (c) reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscriptions. If the offering is extended beyond May 8, 2017, subscribers will have the right to confirm, cancel or change their orders. If the number of shares to be sold in the offering is increased to more than 3,467,595 shares or decreased to less than 2,228,700 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

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Market for the Common Stock

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the on the Nasdaq Capital Market under the symbol “CFBI” upon conclusion of the stock offering. See “Market for the Common Stock.”

Our Dividend Policy

We intend to pay cash dividends to our stockholders, beginning no earlier than the first calendar quarter of 2018. However, no decision has been made with respect to the amount of any dividend payments. The payment and amount of any dividend payments will be subject to statutory and regulatory limitations, and will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the Federal Reserve Board’s current regulations restricting the waiver of dividends by mutual holding companies; and general economic conditions. See “Our Policy Regarding Dividends” for additional information regarding our dividend policy.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 3,467,595 shares in the offering without further notice to you. If our pro forma market value at that time is either below $48.5 million or above $75.4 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.10% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.10% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Newton Federal Bank that is being called to vote on the reorganization and offering, and at any time after member approval with applicable regulatory approval. If we terminate the offering, we will promptly return your funds, with interest at 0.10% per annum, and we will cancel deposit account withdrawal authorizations.

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering

In connection with the reorganization, we are establishing an employee stock ownership plan, and, subject to stockholder approval, we intend to implement one or more stock-based benefits plan that will provide for grants of stock options and restricted stock.

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Employee Stock Ownership Plan. The board of directors of Newton Federal Bank has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares (including shares issued to Community First Bancshares, MHC).

Stock-Based Benefit Plans. In addition to shares purchased by the employee stock ownership plan, we intend to adopt one or more stock-based benefit plans, which are designed to attract and retain qualified personnel in key positions and provide directors, officers and key employees with an ownership interest in Community First Bancshares, Inc., which will be an incentive to contribute to our success, and reward key employees for their performance. The number of options granted and shares of restricted common stock awarded under stock-based benefit plans may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to Community First Bancshares, MHC, provided that if Newton Federal Bank’s tangible capital at the time of adoption of the stock-based benefit plan is less than 10% of its assets, then the amount of shares of restricted common stock may not exceed 1.47% of our outstanding shares. The number of options granted or shares of restricted common stock awarded under stock-based benefit plans, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the shares of common stock held by persons other than Community First Bancshares, MHC. Under applicable regulations, the exercise price of options granted within one year of the completion of the offering must be equal to the then fair market value of the common stock on the date the options are granted.

Stock-based benefit plans will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than Community First Bancshares, MHC. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than Community First Bancshares, MHC. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plans;

•	no officer or employee may receive more than 25% of the options and shares of restricted common stock authorized under the plans;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Newton Federal Bank or Community First Bancshares, Inc.

We have not determined whether we will present stock-based benefit plans for stockholder approval prior to or more than 12 months after the completion of the stock offering. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

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Equity Plan Expenses. The implementation of an employee stock ownership plan and one or more stock-based benefit plans will increase our future compensation costs, thereby reducing our earnings. For example, we will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the participating employees. Similarly, if we issue restricted stock awards under a stock-based benefit plan, we would be required to recognize an expense as the shares vest equal to their fair market value on the grant date. Finally, if we issue stock options, we would be required to recognize an expense as the options vest, equal to their estimated value on the grant date. See “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the adjusted maximum of the offering range and assuming that our employee stock ownership plan purchases 3.92% of our outstanding shares (including shares issued to Community First Bancshares, MHC) and that we implement one or more stock-based benefit plans granting options to purchase 4.90% of the total shares of common stock of Community First Bancshares, Inc. issued in connection with the reorganization (including shares issued to Community First Bancshares, MHC) and awarding shares of restricted common stock equal to 1.96% of the total shares of common stock of Community First Bancshares, Inc. issued in connection with the reorganization (including shares issued to Community First Bancshares, MHC).

Plan	Individuals Eligible to Receive Awards	Percent of Outstanding Shares	Value of Benefits Based on Adjusted Maximum of Offering Range
Employee stock ownership plan	All employees	3.92%	$2,955
Stock awards	Directors, officers and employees	1.96	1,478
Stock options	Directors, officers and employees	4.90	864	(1)

Total		10.78%	$5,297

(1)	The fair value of stock options has been estimated at $2.34 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; expected option life of 10 years; risk free interest rate of 1.60%; and a volatility rate of 12.81% based on an index of publicly traded thrift institutions.

The actual value of the shares of restricted common stock awarded under the stock-based benefit plan would be based on the price of Community First Bancshares, Inc.’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plan, assuming receipt of stockholder approval and that the shares are awarded in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	94,962 Shares Awarded at Minimum of Offering Range	111,720 Shares Awarded at Midpoint of Offering Range	128,478 Shares Awarded at Maximum of Offering Range	147,750 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$8.00	$760	$894	$1,028	$1,182
$10.00	$950	$1,117	$1,285	$1,477
$12.00	$1,140	$1,341	$1,542	$1,773
$14.00	$1,329	$1,564	$1,799	$2,068

The grant-date fair value of the options granted under the stock-based benefit plan would be based in part on the price of shares of Community First Bancshares, Inc.’s common stock at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

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Market/Exercise Price	Grant-Date Fair Value Per Option	237,405 Options at Minimum of Offering Range	279,300 Options at Midpoint of Offering Range	321,195 Options at Maximum of Offering Range	369,374 Options at Adjusted Maximum of Offering Range
(In thousands, except market/exercise price and fair value information)
$8.00	$1.87	$444	$522	$601	$691
$10.00	$2.34	$556	$654	$752	$864
$12.00	$2.81	$667	$785	$903	$1,038
$14.00	$3.28	$779	$916	$1,054	$1,212

Restrictions on the Acquisition of Community First Bancshares, Inc. and Newton Federal Bank

Federal regulations, as well as provisions contained in the charter and bylaws of Newton Federal Bank and Community First Bancshares, Inc., restrict the ability of any person, firm or entity to acquire Community First Bancshares, Inc., Newton Federal Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve Board and/or the Office of the Comptroller of the Currency before acquiring in excess of 10% of the voting stock of Community First Bancshares, Inc. or Newton Federal Bank, as well as a provision in each of Community First Bancshares, Inc.’s and Newton Federal Bank’s respective charters that generally provides that for a period of five years from the closing of the offering, no person, other than Community First Bancshares, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Community First Bancshares, Inc. or Newton Federal Bank held by persons other than Community First Bancshares, MHC, and, with respect to Newton Federal Bank, other than Community First Bancshares, Inc., and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Because a majority of the shares of outstanding common stock of Community First Bancshares, Inc. must be owned by Community First Bancshares, MHC, any acquisition of Community First Bancshares, Inc. must be approved by Community First Bancshares, MHC. Furthermore, Community First Bancshares, MHC would not be required to pursue or approve a sale of Community First Bancshares, Inc. even if such sale were favored by a majority of Community First Bancshares, Inc.’s public stockholders. Finally, although a mutual holding company may be acquired by a mutual institution or another mutual holding company in what is known as a “remutualization” transaction, current regulatory policy may make such transactions unlikely because of the heightened regulatory scrutiny given to the structure and pricing of such transactions. Specifically, current regulatory policy views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity, and raising issues concerning the effect on the mutual members of the acquiring entity. As a result, a remutualization transaction for Community First Bancshares, Inc. is unlikely unless the applicant can clearly demonstrate that the regulatory concerns are not warranted in the particular case.

Proposed Stock Purchases by Management

Community First Bancshares, Inc.’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately 72,300 shares of common stock in the offering, which represents 3.2% of the shares sold to the public and 1.5% of the total shares to be outstanding after the offering (including shares owned by Community First Bancshares, MHC), each at the minimum of the offering range, respectively. Like all of our eligible depositor and borrower purchasers, our directors and executive officers and their associates have subscription rights based on their deposits or borrowings and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization.

The plan of reorganization provides that the aggregate amount of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 31% of the outstanding shares held by persons other than Community First Bancshares, MHC, except with the approval of federal regulators. We may seek approval from the federal regulators to allow purchases by our directors and executive officers (and their associates) to exceed the 31% limit to the extent needed to enable us to sell the minimum number of shares of common stock in the offering range.

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Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the offering range is reached.

Conditions to Completing the Reorganization and Offering

We cannot complete the reorganization and offering unless:

•	we sell at least 2,228,700 shares, the minimum of the offering range;

•	the members of Newton Federal Bank vote to approve the reorganization and offering; and

•	we receive final approval from the Federal Reserve Board to complete the reorganization and offering, as well as any additional required approvals from the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

Federal Reserve Board, Office of the Comptroller of the Currency or Federal Deposit Insurance Corporation approval does not constitute a recommendation or endorsement of an investment in our stock.

Possible Conversion of Community First Bancshares, MHC to Stock Form

In the future, Community First Bancshares, MHC may convert from the mutual to capital stock form, in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, members of Community First Bancshares, MHC would have subscription rights to purchase common stock of Community First Bancshares, Inc. or its successor, and the public stockholders of Community First Bancshares, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Community First Bancshares, MHC. This percentage may be adjusted to reflect any assets owned by Community First Bancshares, MHC.

Our board of directors has no current plans to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of Community First Bancshares, Inc. common stock (excluding shares held by Community First Bancshares, MHC) and the approval of the depositor and borrower members of Community First Bancshares, MHC.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the deadline for orders for common stock, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 4:00 p.m., Eastern Time, on March 22, 2017, whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust

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Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Tax Consequences

Newton Federal Bank and Community First Bancshares, Inc. have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the reorganization, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by members upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by depositors as a result of the exercise of the nontransferable subscription rights. Newton Federal Bank and Community First Bancshares, Inc. have also received an opinion of Porter Keadle Moore, LLC regarding the material Georgia state tax consequences of the reorganization. As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to Newton Federal Bank, Community First Bancshares, Inc. or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to the Offering—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision—Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You May Obtain Additional Information Regarding the Reorganization and Offering

If you have any questions regarding the reorganization and offering, please call the Stock Information Center at (678) 729-9788, or visit the Stock Information Center, which is located at 3175 Highway 278, Covington, Georgia. The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

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RISK FACTORS

You should consider carefully the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in our common stock.

Risks Related to Our Business

We have increased our commercial real estate, commercial and industrial, and construction and land loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

At September 30, 2016, commercial real estate loans totaled $29.2 million, or 15.0% of our loan portfolio, commercial and industrial loans totaled $16.2 million, or 8.4% of our loan portfolio, and construction and land loans totaled $13.3 million, or 6.9% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate and commercial and industrial loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and commercial and industrial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. Further, unlike residential mortgage loans, commercial real estate loans and commercial and industrial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may depreciate over time, may be more difficult to appraise and may be more susceptible to fluctuation in value at default. In addition, the physical condition of non-owner occupied properties may be below that of owner occupied properties due to lax property maintenance standards, which have a negative impact on the value of the collateral properties. As our commercial real estate and commercial and industrial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

Our portfolio of loans with a higher risk of loss is increasing and the unseasoned nature of our commercial loan portfolio may result in errors in judging its collectability, which may lead to additional provisions for loan losses or charge-offs, which would hurt our profits.

Our commercial loan portfolio, which includes commercial real estate, commercial and industrial loans and construction and land loans, has increased to $58.7 million, or 30.3% of total loans, at September 30, 2016 from $38.3 million, or 21.3% of total loans, at September 30, 2014. A large portion of our commercial loan portfolio was originated recently. Our limited experience with these borrowers does not provide us with a significant payment history pattern with which to judge future collectability. Further, these loans have not been subjected to unfavorable economic conditions. As a result, it is difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of nonperforming loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

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•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in opening branches and expanding lending capacity that generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings for some period of time until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of new branches.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We maintain an allowance for loan losses, which is established through a provision for loan losses that represents management’s best estimate of probable losses within the existing portfolio of loans. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the adequacy of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustment may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase the level of our provision for loan losses. In addition, federal regulators periodically review our allowance for loan losses and as a result of such reviews, we may have to adjust our allowance for loan losses or recognize further loan charge-offs. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses, as the process is our responsibility and any adjustment of the allowance is the responsibility of management. Material additions to the allowance would materially decrease our net income.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. Members of our senior management team, or lending personnel who possess expertise in

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our markets and key business relationships, could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

A continuation of the historically low interest rate environment and the possibility that we may access higher-cost funds to support our loan growth and operations may adversely affect our net interest income and profitability.

In recent years the Federal Reserve Board’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. Our ability to reduce our interest expense may be limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease, and our interest expense may increase as we access non-core funding sources or increase deposit rates to fund our operations. A continuation of a low interest rate environment or our increasing our cost of funds may adversely affect our net interest income, which would have an adverse effect on our profitability.

Future changes in interest rates could reduce our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceeds non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions who originate longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our net economic value or “NEV”) and our net interest income would change in the event of a range of assumed changes in market interest rates. As of September 30, 2016, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a 12.33% decrease in NEV and a 0.70% decrease in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

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Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. For additional information see “Business of Newton Federal Bank—Market Area” and “—Competition.”

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Newton Federal Bank is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, and Community First Bancshares, Inc. will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors and borrowers of Newton Federal Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures.

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Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the regulation of banks and savings institutions and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies have been given significant discretion in drafting the implementing rules and regulations, many of which are not in final form. As a result, we cannot at this time predict the full extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with the Dodd-Frank Act and its implementing regulations and policies has already resulted in changes to our business and operations, as well as additional costs, and has diverted management’s time from other business activities, all of which have adversely affected our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

Our ability to originate loans could be restricted by recently adopted federal regulations.

The Consumer Financial Protection Bureau has issued a rule intended to clarify how lenders can avoid legal liability under the Dodd-Frank Act, which holds lenders accountable for ensuring a borrower’s ability to repay a mortgage loan. Under the rule, loans that meet the “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative amortization; and

•	terms of longer than 30 years.

Also, to qualify as a “qualified mortgage,” a loan must be made to a borrower whose total monthly debt-to-income ratio does not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify a borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments.

In addition, the Dodd-Frank Act requires the Consumer Finance Protection Bureau to adopt rules and publish forms that combine certain disclosures that consumers receive in connection with applying for and closing on certain mortgage loans under the Truth in Lending Act and the Real Estate Settlement Procedures Act. The Consumer Financial Protection Bureau has implemented a final rule to implement this requirement, and the final rule was effective in October 2015.

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We face significant operational risks because the financial services business involves a high volume of transactions and increased reliance on technology, including risk of loss related to cyber-security breaches.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions and to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our own business, operations, plans and strategies. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside our company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards or customer attrition due to potential negative publicity. In addition, we outsource some of our data processing to certain third-party providers. If these third-party providers encounter difficulties, including as a result of cyber-attacks or information security breaches, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, face regulatory action, civil litigation and/or suffer damage to our reputation.

We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

A final capital rule, effective for Newton Federal Bank on January 1, 2015, includes new minimum risk-based capital and leverage ratios and refines the definition of what constitutes “capital” for calculating these ratios. The new minimum capital requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement is being phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the buffer amount.

We have analyzed the effects of these new capital requirements, and we believe that Newton Federal Bank meets all of these new requirements, including the full 2.5% capital conservation buffer as if it had been fully phased in.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of the requirements of the Basel Committee on Banking Supervision (“Basel III”) could result in our having to lengthen the term of our funding sources, change our business models or increase our holdings of liquid assets. Specifically, following the completion of the stock offering, Newton Federal Bank’s ability to pay dividends to Community First Bancshares, Inc. will be limited if it does not have the capital conservation buffer required by the new capital rules, which may further limit Community First Bancshares, Inc.’s ability to pay dividends to stockholders. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

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The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses and our determinations with respect to amounts owed for income taxes.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial cost and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in

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operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected, by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Community First Bancshares, Inc. and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain relatively low until we are able to implement our business plan and leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares.

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There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the traded on the on the Nasdaq Capital Market under the symbol “CFBI” upon conclusion of the stock offering, subject to completion of the stock offering and compliance with certain conditions, including having 300 “round lot” stockholders (more than 100 shares) and at least three companies making a market for our common stock. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase an amount of shares of our common stock equal to up to 3.92% of our outstanding shares (including the shares held by Community First Bancshares, MHC), provided that, with approval of the Federal Reserve Board, our employee stock ownership plan may purchase some or all of such shares in the open market following the completion of the offering. If all shares are purchased in the open market at a price of $10.00 per share, the cost of acquiring the shares of common stock for the employee stock ownership plan will be between $1.9 million at the minimum of the offering range and $3.0 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt one or more stock-based benefit plans after the offering, under which participants would be awarded shares of restricted common stock (at no cost to them) and/or options to purchase shares of our common stock. Under federal regulations, we are authorized to grant awards of stock or options under one or more stock-based benefit plans in an amount up to 25% of the shares of common stock held by persons other than Community First Bancshares, MHC. The number of shares of common stock or options granted under any initial stock-based benefit plan may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to Community First Bancshares, MHC.

The shares of restricted common stock granted under the stock-based benefit plans will be expensed by us over their vesting period based on the fair market value of the shares on the date they are awarded. If the shares of restricted common stock to be granted under the stock-based benefit plans are repurchased in the open market (rather than issued directly from authorized but unissued shares by Community First Bancshares, Inc.) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $950,000 at the minimum of the offering range and $1.5 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares of restricted common stock under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

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We will generally recognize as an expense in our income statement the grant-date fair value of stock options as such options vest. When we record an expense related to the grant of options using the fair value method, we will incur significant compensation and benefits expense. As discussed in the Management’s Discussion and Analysis section of this prospectus, and based on certain assumptions discussed therein, we estimate this annual expense would be approximately $156,000 on an after-tax basis, assuming we sell 3,467,595 shares in the offering.

The implementation of one or more stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans following the reorganization and offering. The stock-based benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Public stockholders would experience a reduction in ownership interest totaling 2.95% in the event newly issued shares are used to fund stock options and stock awards in an amount equal to 4.90% and 1.96%, respectively, of the total shares issued in the reorganization and offering (including shares issued to Community First Bancshares, MHC).

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $10.5 million and $16.6 million of the net proceeds of the offering in Newton Federal Bank. We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan, and will contribute $100,000 to Community First Bancshares, MHC as a part of our formation of the mutual holding company. We may use the remaining net proceeds to invest in short-term and other investments, repurchase shares of common stock, pay dividends, or for other general corporate purposes. Newton Federal Bank intends to use the net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan and the contribution to Community First Bancshares, MHC, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as any potential acquisition, paying dividends and repurchasing common stock, may require the approval of or non-objection from the Office of the Comptroller of the Currency or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to Community First Bancshares, Inc., Newton Federal Bank or the stockholders. For additional information see “How We Intend To Use The Proceeds From The Offering.”

Persons who purchase stock in the offering will own a minority of Community First Bancshares, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

Public stockholders will own a minority of the outstanding shares of Community First Bancshares, Inc.’s common stock. As a result, stockholders other than Community First Bancshares, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. Community First Bancshares, MHC will own a majority of Community First Bancshares, Inc.’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Newton Federal Bank will also manage Community First Bancshares, Inc. and Community First Bancshares, MHC. Our board of directors, officers or Community First Bancshares, MHC may take action that the public stockholders believe to be contrary to their interests. The only matters as to which stockholders other than Community First Bancshares, MHC will be able to exercise voting control currently include any proposal to implement one or more stock-based benefit plans or a “second-step” conversion. In addition, Community First Bancshares, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

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Our stock value may be negatively affected by our mutual holding company structure and federal regulations restricting takeovers.

Community First Bancshares, MHC, as the majority stockholder of Community First Bancshares, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire Community First Bancshares, Inc. Accordingly, Community First Bancshares, MHC may prevent the sale of control or merger of Community First Bancshares, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of Community First Bancshares, Inc. The board of directors of Newton Federal Bank has decided to form a mutual holding company rather than undertake a standard conversion to stock form in part because the mutual holding company structure will allow our board of directors to control the future of Community First Bancshares, Inc. and its subsidiaries. Additionally, although federal regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction, such transactions may be unlikely because of the heightened regulatory scrutiny given to such transactions.

For three years following the offering, federal regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Federal Reserve Board and/or the Office of the Comptroller of the Currency. Moreover, current Federal Reserve Board and Office of the Comptroller of the Currency policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution, and restricts the terms of permissible acquisitions. See “Restrictions on the Acquisition of Community First Bancshares, Inc. and Newton Federal Bank” for a discussion of applicable Federal Reserve Board Regulations regarding acquisitions.

The corporate governance provisions in our charter and bylaws may prevent or impede the holders of a minority of our common stock from obtaining representation on our board of directors and may also prevent or impede a change in control.

Provisions in our charter and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our board of directors. For example, our board of directors will be divided into three classes with staggered three-year terms. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Second, our charter provides that there will not be cumulative voting by stockholders for the election of our directors, which means that Community First Bancshares, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Also, we have the ability to issue preferred stock with voting rights to third parties who may be friendly to our board of directors.

In addition, a section in each of Community First Bancshares, Inc.’s and Newton Federal Bank’s respective charters will generally provide that, for a period of five years from the closing of the offering, no person, other than Community First Bancshares, MHC, and, with respect to Newton Federal Bank, other than Community First Bancshares, MHC and Community First Bancshares, Inc., may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Community First Bancshares, Inc. or Newton Federal Bank held by persons other than Community First Bancshares, MHC, and, with respect to Newton Federal Bank, other than Community First Bancshares, Inc., and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

Our management team has limited experience managing a publicly-traded company or complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition into a public company, which will be subject to significant regulatory oversight and reporting obligations under federal securities laws. In particular, these new obligations will require substantial attention from our management and may divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

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You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future cash dividends will be subject to, among other things, regulatory restrictions, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. In particular, we will be limited in our ability to pay dividends to our public stockholders only, under the regulations that have been implemented by the Federal Reserve Board following the enactment of the Dodd-Frank Act with regard to dividend waivers by mutual holding companies. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements”; “—Capital Distributions”; and “—Holding Company Regulation—Waivers of Dividends by Community First Bancshares, MHC.”

Community First Bancshares, Inc. will depend primarily upon the proceeds it retains from the offering as well as earnings of Newton Federal Bank to provide funds to pay dividends on our common stock. The payment of dividends by Newton Federal Bank also is subject to certain regulatory restrictions. Federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter be or continue to be undercapitalized, and dividends by a depository institution are subject to additional limitations.

As a result, any payment of dividends in the future by Community First Bancshares, Inc. will depend, in large part, on Newton Federal Bank’s ability to satisfy these regulatory restrictions and its earnings, capital requirements, financial condition and other factors.

Under current law, if we declare dividends on our common stock, Community First Bancshares, MHC will be restricted from waiving the receipt of dividends.

Community First Bancshares, Inc.’s board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. If Community First Bancshares, Inc. pays dividends to its stockholders, it also will be required to pay dividends to Community First Bancshares, MHC, unless Community First Bancshares, MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current regulations significantly restrict the ability of newly organized mutual holding companies to waive dividends declared by their subsidiaries. Accordingly, because dividends would likely be required to be paid to Community First Bancshares, MHC along with all other stockholders, the amount of dividends available for all other stockholders will be less than if Community First Bancshares, MHC were to waive the receipt of dividends.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

A statement reflecting ownership of shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations

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regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

As a result, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

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SELECTED FINANCIAL AND OTHER DATA

The summary information presented below at each date or for each of the periods presented is derived in part from the financial statements of Newton Federal Bank. The financial condition data at September 30, 2016 and 2015, and the operating data for the years ended September 30, 2016 and 2015 were derived from the audited financial statements of Newton Federal Bank included elsewhere in this prospectus. The information at and for the years ended September 30, 2014, 2013 and 2012 was derived in part from audited financial statements that are not included in this prospectus. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.

	At September 30,
	2016	2015	2014	2013	2012
	(In thousands)
Selected Financial Condition Data:
Total assets	$232,832	$226,337	$227,089	$222,328	$229,519
Cash and cash equivalents	25,693	38,494	34,140	29,316	27,823
Securities held to maturity	7,499	7,492	6,986	5,431	7,065
Federal Home Loan Bank stock, at cost	205	202	198	276	862
Loans receivable, net	190,050	169,798	174,132	180,006	183,958
Other real estate owned	—	532	1,129	1,880	4,121
Premises and equipment, net	4,556	4,261	4,338	4,394	4,475
Deposits	181,699	176,687	179,264	183,763	191,389
Borrowings	—	—	—	—	—
Retained earnings	45,081	43,924	42,311	34,058	34,351

	For the Years Ended September 30,
	2016	2015	2014	2013	2012
	(In thousands)
Selected Operating Data:
Interest income	$11,248	$11,045	$11,571	$11,401	$12,571
Interest expense	1,415	1,813	2,156	2,700	3,311

Net interest income	9,833	9,232	9,415	8,701	9,260
Provision for loan losses	—	—	—	3,147	9,017

Net interest income after provision for loan losses	9,833	9,232	9,415	5,554	243
Non-interest income	1,185	882	871	876	945
Non-interest expenses	9,164	7,621	6,969	6,723	7,259

Income (loss) before income tax (expense) benefit	1,854	2,493	3,317	(293)	(6,071)
Income tax (expense) benefit	(697)	(879)	4,935	—	(349)

Net income (loss)	$1,157	$1,614	$8,252	$(293)	$(6,420)

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	At or For the Years Ended September 30,
	2016	2015	2014	2013	2012

Performance Ratios:
Return (loss) on average assets	0.51%	0.72%	3.71%	(0.13)%	(2.68)%
Return (loss) on average equity	2.60%	3.83%	23.39%	(0.88)%	(15.70)%
Interest rate spread (1)	4.15%	4.04%	4.04%	3.63%	3.74%
Net interest margin (2)	4.39%	4.32%	4.32%	3.93%	4.06%
Non-interest expense to average assets	4.00%	3.41%	3.14%	2.96%	3.03%
Efficiency ratio (3)	83.17%	75.35%	67.75%	70.20%	71.13%
Average interest-earning assets to average interest-bearing liabilities	138.46%	133.81%	129.08%	124.02%	122.05%

Capital Ratios:
Average equity to average assets	19.41%	18.86%	15.87%	14.68%	17.04%
Total capital to risk weighted assets	32.13%	36.67%	33.95%	29.34%	28.54%
Tier 1 capital to risk weighted assets	30.86%	35.38%	32.66%	28.04%	27.25%
Common equity tier 1 capital to risk weighted assets	30.86%	35.38%	N/A	N/A	N/A
Tier 1 capital to average assets	19.32%	19.37%	17.25%	15.28%	14.85%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	2.22%	3.34%	3.17%	3.20%	3.00%
Allowance for loan losses as a percentage of non-performing loans	132.87%	229.18%	187.39%	78.44%	43.90%
Net (charge-offs) recoveries to average outstanding loans during the year	(0.86)%	0.09%	(0.13)%	(1.56)%	(4.24)%
Non-performing loans as a percentage of total loans	1.67%	1.46%	1.69%	4.08%	6.84%
Non-performing loans as a percentage of total assets	1.39%	1.13%	1.34%	3.41%	5.65%
Total non-performing assets as a percentage of total assets	1.39%	1.37%	1.84%	4.26%	7.45%

Other:
Number of offices	3	3	3	3	3
Number of full-time employees	65	63	59	56	55
Number of part-time employees	2	1	1	1	1

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.

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RECENT DEVELOPMENTS

The summary information presented below at each date or for each of the periods presented is derived in part from the financial statements of Newton Federal Bank. The financial condition data at September 30, 2016 was derived from the audited financial statements of Newton Federal Bank included elsewhere in this prospectus. The information at December 31, 2016 and for the three months ended December 31, 2016 and 2015 is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended December 31, 2016 are not necessarily indicative of the results to be achieved for all of the year ending September 30, 2017 or for any other period.

	At December 31, 2016	At September 30, 2016
	(In thousands)
Selected Financial Condition Data:
Total assets	$237,999	$232,832
Cash and cash equivalents	26,128	25,693
Securities held to maturity	7,500	7,499
Securities available for sale	1,231	—
Federal Home Loan Bank stock, at cost	205	205
Loans receivable, net	192,590	190,050
Other real estate owned	284	—
Premises and equipment, net	5,093	4,556
Deposits	187,763	181,699
Borrowings	—	—
Retained earnings	45,461	45,081

	For the Three Months Ended December 31,
	2016	2015
	(In thousands)
Selected Operating Data:
Interest income	$2,887	$2,739
Interest expense	241	422

Net interest income	2,646	2,317
Provision for loan losses	—	—

Net interest income after provision for loan losses	2,646	2,317
Non-interest income	312	264
Non-interest expenses	2,349	2,161

Income before income tax expense	609	420
Income tax expense	229	146

Net income	$380	$274

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	At or For the Three Months Ended December 31,
	2016	2015

Performance Ratios:
Return on average assets (1)	0.66%	0.48%
Return on average equity (1)	3.34%	2.47%
Interest rate spread (1)(2)	4.72%	4.10%
Net interest margin (1)(3)	4.88%	4.35%
Non-interest expense to average assets (1)	4.07%	3.83%
Efficiency ratio (4)	79.41%	83.73%
Average interest-earning assets to average interest-bearing liabilities	135.83%	131.69%

Capital Ratios:
Average equity to average assets	19.72%	19.65%
Total capital to risk weighted assets	32.12%	37.89%
Tier 1 capital to risk weighted assets	30.84%	36.60%
Common equity tier 1 capital to risk weighted assets	30.84%	36.60%
Tier 1 capital to average assets	19.48%	19.64%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	2.21%	3.37%
Allowance for loan losses as a percentage of non-performing loans	95.18%	141.69%
Net (charge-offs) recoveries to average outstanding loans during the period (1)	0.15%	(0.15)%
Non-performing loans as a percentage of total loans	2.32%	2.38%
Non-performing loans as a percentage of total assets	1.93%	1.81%
Total non-performing assets as a percentage of total assets	2.05%	2.04%
Other:
Number of offices	3	3
Number of full-time employees	66	66
Number of part-time employees	2	1

(1)	Annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at December 31, 2016 and September 30, 2016

Total assets increased $5.2 million, or 2.2%, to $238.0 million at December 31, 2016 from $232.8 million at September 30, 2016. The increase was due primarily to an increase in loans.

Cash and cash equivalents increased $435,000, or 1.7%, to $26.1 million at December 31, 2016 from $25.7 million at September 30, 2016. The increase resulted primarily from an increase in deposits, which exceeded the amounts needed to fund loan originations and securities purchases.

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We had $103,000 of loans held for sale at December 31, 2016 compared to $472,000 of loans held for sale at September 30, 2016.

Loans held for investment increased $3.3 million, or 1.7%, to $197.2 million at December 31, 2016 from $193.9 million at September 30, 2016. Construction and land loans increased $2.6 million, or 19.4%, to $15.9 million at December 31, 2016 from $13.3 million at September 30, 2016, and commercial and industrial loans increased $1.7 million, or 10.3%, to $17.9 million at December 31, 2016 from $16.2 million at September 30, 2016. We have recently increased our focus on commercial lending, including construction lending, and our construction lending has benefitted from the opening of our loan production office in Bogart, Georgia in January 2016. Commercial real estate loans decreased $2.3 million, or 7.8%, to $26.9 million at December 31, 2016 from $29.2 million at September 30, 2016. The decrease resulted from our largest commercial real estate loan being repaid in connection with it being refinanced at another financial institution.

Securities held-to-maturity totaled $7.5 million at each of December 31, 2016 and September 30, 2016. Securities available-for-sale increased to $1.2 million at December 31, 2016, from $0 at September 30, 2016. We purchased securities available-for-sale with a portion of the excess cash we held during the quarter.

Total deposits increased $6.1 million, or 3.3%, to $187.8 million at December 31, 2016 from $181.7 million at September 30, 2016. The increase was primarily due to an increase in passbook accounts, which increased $4.8 million, or 22.7%, to $26.0 million at December 31, 2016 from $21.2 million at September 30, 2016. We experienced an increase in passbook accounts from out-of-state customers who we believe opened deposit accounts in order to obtain subscription rights in the offering. This increase was partially offset by a decrease in certificates of deposit, which decreased $920,000, or 1.1%, to $84.6 million at December 31, 2016 from $85.5 million at September 30, 2016. In recent periods, we allowed higher-rate certificates of deposit to run off at maturity to both improve our deposit mix and reduce our cost of funds. In addition, we have been able to fund loan growth from excess cash as well as cash generated from other deposit products.

We had no outstanding borrowings at December 31, 2016 or September 30, 2016. We have not needed borrowings to fund our operations in recent years due to a strong cash position and continued deposit growth.

Total equity capital increased $381,000, or 0.8%, to $45.5 million at December 31, 2016 from $45.1 million at September 30, 2016. The growth was due primarily to net income of $380,000 for the three months ended December 31, 2016. Until the quarter ended December 31, 2016, we had classified all of our securities as held to maturity, resulting in no comprehensive income or loss. We had $1,000, net of taxes, of unrecognized gain on securities available for sale at December 31, 2016.

Comparison of Operating Results for the Three Months Ended December 31, 2016 and 2015

General. Net income increased $106,000, or 38.7%, to $380,000 for the three months ended December 31, 2016, compared to $274,000 for the three months ended December 31, 2015. The increase was due to increases in net interest income and non-interest income, partially offset by an increase in non-interest expenses, as described in more detail below.

Interest Income. Interest income increased $148,000, or 5.4%, to $2.9 million for the three months ended December 31, 2016 from $2.7 million for the three months ended December 31, 2015. The increase was due to a $148,000, or 5.5%, increase in interest income on loans, which is our primary source of interest income. Our average balance of loans increased $20.9 million, or 12.4%, to $189.6 million for the three months ended December 31, 2016 from $168.7 million for the three months ended December 31, 2015. The increase in the average balance of loans resulted from our continued increased focus on commercial lending, including construction lending, and our construction lending has benefitted from the opening of our loan production office in Bogart, Georgia in January 2016. Our average yield on loans decreased 39 basis points to 5.95% for the three months ended December 31, 2016 from 6.34% for the three months ended December 31, 2015, as higher-yielding loans have been repaid or refinanced and replaced with lower-yielding loans, reflecting the current interest rate environment.

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Interest Expense. Interest expense decreased $181,000, or 42.9%, to $241,000 for the three months ended December 31, 2016 compared to $422,000 for the three months ended December 31, 2015, due to a decrease in interest expense on deposits, which is currently our sole source of interest expense. Specifically, interest expense on certificates of deposit decreased $193,000, or 49.7%, to $195,000 for the three months ended December 31, 2016 from $388,000 for the three months ended December 31, 2015. This decrease resulted from decreases in both the average balance of certificates of deposit and the average rate we paid on certificates of deposit. The average balance of certificates of deposit decreased $10.6 million, or 11.2%, to $84.5 million for the three months ended December 31, 2016 from $95.1 million for the three months ended December 31, 2015, and the average rate we paid on certificates of deposit decreased 71 basis points to 0.92% for the three months ended December 31, 2016 from 1.63% for the three months ended December 31, 2015. In recent periods, we allowed higher-rate certificates of deposit to run off at maturity to improve our deposit mix and reduce our cost of funds. In addition, we have been able to fund loan growth from excess cash as well as cash generated from other deposit products.

Net Interest Income. Net interest income increased $329,000, or 14.2%, to $2.6 million for the three months ended December 31, 2016 from $2.3 million for the three months ended December 31, 2015, as a result of a higher balance of net interest-earning assets combined with a higher net interest rate spread and net interest margin. Our average net interest-earning assets increased by $6.0 million, or 11.8%, to $57.2 million for the three months ended December 31, 2016 from $51.2 million for the three months ended December 31, 2015, due primarily to our loan growth, described above. Our net interest rate spread increased by 62 basis points to 4.72% for the three months ended December 31, 2016 from 4.10% for the three months ended December 31, 2015, and our net interest margin increased by 53 basis points to 4.88% for the three months ended December 31, 2016 from 4.35% for the three months ended December 31, 2015, reflecting primarily a decrease in our cost of funds, as well as a 17 basis point increase in the average yield on our interest-earning assets.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Newton Federal Bank—Summary of Significant Accounting Policies” and “Business of Newton Federal Bank—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we did not record a provision for loan losses for the three months ended December 31, 2016 or 2015. Our allowance for loan losses was $4.4 million at December 31, 2016 compared to $4.3 million at September 30, 2016 and $5.9 million at December 31, 2015. The allowance for loan losses to total loans was 2.21% at December 31, 2016 compared to 2.22% at September 30, 2016 and 3.37% at December 31, 2015. The allowance for loan losses to non-performing loans decreased to 95.18% at December 31, 2016 from 132.87% at September 30, 2016 and 141.69% at December 31, 2015. We were able to maintain the allowance relatively consistent between December 31, 2016 and September 30, 2016 as we experienced modest loan growth during the quarter ended December 31, 2016, and had net recoveries of $74,000 during the quarter.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at December 31, 2016. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

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Non-interest Income. Non-interest income increased $48,000, or 18.2%, to $312,000 for the three months ended December 31, 2016 from $264,000 for the three months ended December 31, 2015. The increase primarily resulted from an increase in other non-interest income of $39,000, or 44.8%, to $126,000 for the three months ended December 31, 2016 from $87,000 for the three months ended December 31, 2015.

Non-interest Expenses. Non-interest expenses information is as follows.

	Three Months Ended December 31,		Change
	2016	2015	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$1,162	$1,107	$55	5.0%
Deferred compensation	54	55	(1)	(1.8)
Occupancy	282	269	13	4.8
Advertising	58	62	(4)	6.5
Data processing	197	136	61	44.9
Loss (gain) on write down of other real estate owned	(5)	(27)	22	(81.5)
Legal and accounting	103	119	(16)	(13.4)
Organizational dues and subscriptions	73	54	19	35.2
Director compensation	63	41	22	53.7
Federal deposit insurance premiums	38	34	4	11.8
Other	324	311	13	4.2

Total non-interest income	$2,349	$2,161	$188	8.7%

Data processing expense increased due to increased expenses related to our Kasasa (rewards) deposit program, which we introduced in November 2014, which promotes free checking accounts with either attractive interest rates or cash-back rewards.

Income Tax Expense. We incurred income tax expense of $229,000 and $146,000 for the three months ended December 31, 2016 and 2015, respectively, resulting in effective rates of 37.6% and 34.8%, respectively. The increase in tax expense resulted from a $189,000, or 45.0%, increase in pre-tax income to $609,000 for the three months ended December 31, 2016 from $420,000 for the three months ended December 31, 2015.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

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•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III;

•	the impact of the Dodd-Frank Act and the implementing regulations;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third party providers to perform as expected;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

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•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 19.

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HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $21.0 million and $28.8 million, or $33.3 million if the offering is increased by 15%, assuming in each case all shares are sold in the subscription offering and the community offering.

Community First Bancshares, Inc. intends to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	2,228,700 Shares at Minimum of Offering Range		2,622,000 Shares at Midpoint of Offering Range		3,015,300 Shares at Maximum of Offering Range		3,467,595 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$22,287		$26,220		$30,153		$34,676
Less: offering expenses	(1,284)		(1,320)		(1,356)		(1,397)

Net offering proceeds	$21,003	100.0%	$24,900	100.0%	$28,797	100.0%	$33,279	100.0%

Less:
Amount contributed to Community First Bancshares, MHC	$100	0.5%	$100	0.4%	$100	0.3%	$100	0.3%
Proceeds contributed to Newton Federal Bank	$10,502	50.0%	$12,450	50.0%	$14,399	50.0%	$16,639	50.0%
Proceeds used for loan to employee stock ownership plan (2)	$1,899	9.0%	$2,234	9.0%	$2,570	8.9%	$2,955	8.9%
Proceeds retained by Community First Bancshares, Inc.	$8,502	40.5%	$10,116	40.6%	$11,729	40.7%	$13,584	40.8%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	The employee stock ownership plan will purchase 3.92% of our outstanding shares (including shares issued to Community First Bancshares, MHC). The loan will be repaid principally through Newton Federal Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and the community offering. See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of fees to be paid in the event that shares are sold in a syndicated community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Newton Federal Bank’s deposits. Newton Federal Bank will receive at least 50% of the net proceeds of the offering.

Use of Proceeds Retained by Community First Bancshares, Inc.

Community First Bancshares, Inc.:

•	intends to initially invest the proceeds that it retains in interest earning deposits and in securities, including securities issued by the U. S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of Newton Federal Bank—Investment Activities;”

•	may, in the future, use a portion of the proceeds that it retains to pay cash dividends or to repurchase shares of our common stock, although under current federal regulations we may not repurchase shares of our common stock during the first year following the reorganization and offering, except to fund stock-based benefit plans or when extraordinary circumstances exist with prior regulatory approval;

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•	may, in the future, use a portion of the proceeds that it retains to finance acquisitions of financial institutions or other financial services businesses, or to expand through de novo branching, although no specific transactions are being considered at this time and no specific expansion is being considered at this time; and

•	expects to use the proceeds that it retains from time to time for other general corporate purposes.

The use of the proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

Use of Proceeds Received by Newton Federal Bank

Newton Federal Bank:

•	intends to use a portion of the proceeds received to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•	intends to use a portion of the proceeds received to fund new residential mortgage loans, commercial real estate and commercial and industrial loans and, to a lesser extent, other loans, in accordance with our business plan and lending guidelines. See “Business of Newton Federal Bank—Lending Activities;”

•	may use a portion of the proceeds received to support new loan, deposit and other financial products and services if our board of directors determines that such products will help us compete more effectively in our market area or increase our financial performance;

•	may invest a portion of the proceeds received in securities issued by the U. S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of Newton Federal Bank—Investment Activities;”

•	may, in the future, use a portion of the proceeds received to expand our retail banking franchise, by acquiring other financial institutions, branch offices or other financial services businesses, or establishing new branches or loan production offices, although no specific transactions are being considered at this time; and

•	expects to use the proceeds received from time to time for other general corporate purposes.

The use of the proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

We intend to pay cash dividends to our stockholders, beginning no earlier than the first calendar quarter of 2018. However, no decision has been made with respect to the amount of any dividend payments. The payment and amount of any dividend payments will be subject to statutory and regulatory limitations, and will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the Federal Reserve Board’s current regulations restricting the waiver of dividends by mutual holding companies; and general economic conditions.

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The Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition. In addition, Newton Federal Bank’s ability to pay dividends will be limited if it does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.” No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board and the Office of the Comptroller of the Currency, may be paid in addition to, or in lieu of, regular cash dividends.

We will file a consolidated federal tax return with Newton Federal Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to regulations of the Federal Reserve Board, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Community First Bancshares, Inc.—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Newton Federal Bank, because initially we will have no source of income other than dividends from Newton Federal Bank and earnings from the investment of the net proceeds from the sale of shares of common stock retained by Community First Bancshares, Inc. and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions. See “Regulation and Supervision—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Newton Federal Bank to us that would be deemed to be drawn out of Newton Federal Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Newton Federal Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Newton Federal Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

If Community First Bancshares, Inc. pays dividends to its stockholders, it will likely pay dividends to Community First Bancshares, MHC. The Federal Reserve Board’s current regulations significantly restrict the ability of newly organized mutual holding companies to waive dividends declared by their subsidiaries. Accordingly, we do not currently anticipate that Community First Bancshares, MHC will waive dividends paid by Community First Bancshares, Inc. See “Risk Factors—Risks Related to the Offering—Under current law, if we declare dividends on our common stock, Community First Bancshares, MHC will be restricted from waiving the receipt of dividends.”

MARKET FOR THE COMMON STOCK

Community First Bancshares, Inc. is a to-be-formed company and has never issued capital stock. Newton Federal Bank, as a mutual institution, has never issued capital stock. Accordingly, there is no established market for our common stock. Community First Bancshares, Inc. expects that its common stock will be traded on the Nasdaq Capital Market under the symbol “CFBI”.

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The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

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HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At September 30, 2016, Newton Federal Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Newton Federal Bank at September 30, 2016, and the pro forma equity capital and regulatory capital of Newton Federal Bank after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by Newton Federal Bank of 50% of the net proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Newton Federal Bank Historical at September 30, 2016		Pro Forma at September 30, 2016, Based Upon the Sale in the Offering of (1)
			2,228,700 Shares		2,622,000 Shares		3,015,300 Shares		3,467,595 Shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)
Equity	$45,081	19.36%	$52,734	21.67%	$54,179	22.09%	$55,625	22.50%	$57,288	22.96%

Tier 1 leverage capital	$44,801	19.32%	$52,454	21.64%	$53,899	22.06%	$55,345	22.47%	$57,008	22.94%
Tier 1 leverage capital requirement	11,593	5.00	12,118	5.00	12,215	5.00	12,313	5.00	12,425	5.00

Excess	$33,208	14.32%	$40,336	16.64%	$41,684	17.06%	$43,032	17.47%	$44,583	17.94%

Tier 1 risk-based capital (4)	$44,801	30.86%	$52,454	35.62%	$53,899	36.50%	$55,345	37.38%	$57,008	38.39%
Tier 1 risk-based requirement	11,614	8.00	11,782	8.00	11,813	8.00	11,844	8.00	11,880	8.00

Excess	$33,187	22.86%	$40,672	27.62%	$42,086	28.50%	$43,501	29.38%	$45,128	30.39%

Total risk-based capital (4)	$46,647	32.13%	$54,300	36.87%	$55,745	37.75%	$57,191	38.63%	$58,854	39.63%
Total risk-based requirement	14,517	10.00	14,727	10.00	14,766	10.00	14,805	10.00	14,850	10.00

Excess	$32,130	22.13%	$39,573	26.87%	$40,979	27.75%	$42,386	28.63%	$44,004	29.63%

Common equity tier 1 risk-based capital (4)	$44,801	30.86%	$52,454	35.62%	$53,899	36.50%	$55,345	37.38%	$57,008	38.39%
Common equity tier 1 risk-based requirement	9,436	6.50	9,573	6.50	9,598	6.50	9,623	6.50	9,653	6.50

Excess	$35,365	24.36%	$42,881	29.12%	$44,301	30.00%	$45,722	30.88%	$47,355	31.89%

Reconciliation of capital infused into Newton Federal Bank:
Net offering proceeds			$21,003		$24,900		$28,797		$33,279

Proceeds to Newton Federal Bank			$10,502		$12,450		$14,399		$16,639
Proceeds to Community First Bancshares, MHC			—		—		—		—
Less: Common stock acquired by employee stock ownership plan			(1,899)		(2,234)		(2,570)		(2,955)
Less: Common stock acquired by stock-based benefit plans			(950)		(1,117)		(1,285)		(1,477)

Pro forma increase			$7,653		$9,098		$10,545		$12,207

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 3.92% of our total outstanding shares (including shares issued to Community First Bancshares, MHC) with funds we lend and that one or more stock-based benefit plans purchases 1.96% of our total outstanding shares (including shares issued to Community First Bancshares, MHC) for restricted stock awards. Pro forma capital calculated under generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

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CAPITALIZATION

The following table presents the historical capitalization of Newton Federal Bank at September 30, 2016, and the pro forma consolidated capitalization of Community First Bancshares, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

	Newton Federal Bank Historical Capitalization at September 30, 2016	Pro Forma Consolidated Capitalization at September 30, 2016 of Community First Bancshares, Inc. Based Upon the Sale for $10.00 Per Share of
		2,228,700 Shares	2,622,000 Shares	3,015,300 Shares	3,467,595 Shares (1)
	(Dollars in thousands)
Deposits (2)	$181,699	$181,699	$181,699	$181,699	$181,699
Borrowings	—	—	—	—	—

Total interest-bearing liabilities	$181,699	$181,699	$181,699	$181,699	$181,699

Stockholders’ equity:
Preferred Stock, $0.01 par value per share: 1,000,000 shares authorized (post offering); none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share:
19,000,000 shares authorized (post offering); shares to be issued as reflected (3)	—	48	57	66	75
Additional paid-in capital (3)	—	20,955	24,843	28,731	33,203
Retained earnings (4)	45,081	45,081	45,081	45,081	45,081
Accumulated other comprehensive income	—	—	—	—	—
Less:
Assets retained by Community First Bancshares, MHC (5)	—	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan (6)	—	(1,899)	(2,234)	(2,570)	(2,955)
Common stock acquired by stock-based benefit plans (7)	—	(950)	(1,117)	(1,285)	(1,477)

Total stockholders’ equity	$45,081	$63,135	$66,529	$69,924	$73,827

Total tangible stockholders’ equity	$45,081	$63,135	$66,529	$69,924	$73,827

Pro forma shares outstanding:
Shares offered for sale	—	2,228,700	2,622,000	3,015,300	3,467,595
Shares issued to Community First Bancshares, MHC	—	2,616,300	3,078,000	3,539,700	4,070,655
Total shares outstanding	—	4,845,000	5,700,000	6,555,000	7,538,250
Total stockholders’ equity as a percentage of pro forma total assets	19.36%	25.16%	26.16%	27.14%	28.22%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	The sum of the par value and additional paid-in capital equals the net offering proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to stock options under one or more stock-based benefit plans that Community First Bancshares, Inc. expects to adopt. The plan of reorganization permits Community First Bancshares, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the shares of common stock held by persons other than Community First Bancshares, MHC.
(4)	The retained earnings of Newton Federal Bank will be substantially restricted after the offering. See “Regulation and Supervision—Federal Banking Regulation—Capital Distributions.”
(5)	Pro forma stockholders’ equity reflects a $100,000 initial capitalization of Community First Bancshares, MHC.
(6)	Assumes that 3.92% of the shares of common stock outstanding following the reorganization and offering (including shares issued to Community First Bancshares, MHC) will be purchased by the employee stock ownership plan at a price of $10.00 per share and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Community First Bancshares, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. Newton Federal Bank will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans and Agreements.”

(footnotes continued on following page)

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(continued from previous page)

(7)	Assumes that subsequent to the offering, 1.96% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Community First Bancshares, MHC) are purchased by Community First Bancshares, Inc. for stock awards under one or more stock-based benefit plans in the open market. The shares of common stock to be purchased by the stock-based benefit plans are reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The plan of reorganization permits Community First Bancshares, Inc. to adopt one or more stock-based benefit plans that award stock or stock options, in an aggregate amount up to 25% of the shares of common stock held by persons other than Community First Bancshares, MHC. The stock-based benefit plans will not be implemented for at least six months after the reorganization and offering and, if required under applicable regulations, until they have been approved by stockholders.

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PRO FORMA DATA

The following tables summarize historical data of Newton Federal Bank and pro forma data of Community First Bancshares, Inc. at and for the year ended September 30, 2016. This information is based on assumptions set forth below and in the table and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the conversion.

The net proceeds disclosed in the tables are based upon the following assumptions:

(i)	all of the shares of common stock will be sold in the subscription and community offerings;

(ii)	our employees, directors and their associates will purchase 250,000 shares of our common stock;

(iii)	our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares, including shares held by Community First Bancshares, MHC, with a loan from Community First Bancshares, Inc. The loan will be repaid in substantially equal principal payments over a period of 25 years. Interest income that we earn on the loan will offset the interest paid by Newton Federal Bank;

(iv)	we will pay BSP Securities, LLC a fee of 1.0% with respect to shares sold in the subscription and community offerings, and we will reimburse BSP Securities, LLC for its reasonable expenses associated with its marketing effort in the subscription and community offerings in an amount not to exceed $10,000 and for attorney’s fees and expenses not to exceed $85,000; and

(v)	total expenses of the offering, other than the fees, commissions and expense reimbursements to be paid to BSP Securities, LLC and other broker-dealers, will be $975,000.

We calculated the pro forma consolidated net income of Community First Bancshares, Inc. for the year as if the shares of common stock had been sold at the beginning of the year and the net proceeds had been invested at 1.14% (0.71% on an after-tax basis), which is equal to the yield on the five-year U.S. Treasury Note as of September 30, 2016. In light of current interest rates, we consider this rate to more accurately reflect the pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for those periods.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of net income and stockholders’ equity by the indicated number of shares of common stock. For pro calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of one or more stock-based benefit plans. We have assumed that the stock-based benefit plans will acquire an amount of common stock equal to 1.96% of our outstanding shares of common stock (including shares issued to Community First Bancshares, MHC) at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan

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in awards that vest over a five-year period. The plan of reorganization provides that we may grant awards of restricted stock under one or more stock benefit plans in an aggregate amount up to 25% of the shares of common stock held by persons other than Community First Bancshares, MHC. However, any awards of restricted common stock in excess of 1.96% of the outstanding shares, including shares issued to Community First Bancshares, MHC, currently would require prior approval of federal regulators.

We have assumed that the stock-based benefit plans will grant options to acquire common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to Community First Bancshares, MHC). In preparing the following tables, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.34 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 12.81% for the common stock based on an index of publicly traded thrifts, no dividend yield, an expected option life of 10 years and a risk free interest rate of 1.60%. The plan of reorganization provides that we may grant awards of stock options under one or more stock benefit plans in an amount up to 25% of the shares of common stock held by persons other than Community First Bancshares, MHC. However, any awards of options in excess of 4.96% of our outstanding shares, including shares issued to Community First Bancshares, MHC, currently would require prior approval of federal regulators.

As disclosed under “How We Intend to Use the Proceeds from the Offering,” Community First Bancshares, Inc. intends to contribute 50% of the net proceeds from the offering to Newton Federal Bank, will contribute $100,000 to Community First Bancshares, MHC and will retain the remainder of the net proceeds from the offering. Community First Bancshares, Inc. will use a portion of the proceeds it retains for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma tables do not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	Community First Bancshares, Inc.’s results of operations after the offering;

•	increased fees and expenses that we would pay BSP Securities, LLC and other broker-dealers if we conducted a syndicated offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the tables to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amounts of assets and liabilities of Community First Bancshares, Inc., computed in accordance with U.S. generally accepted accounting principles. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we were liquidated. Pro forma stockholders’ equity does not give effect to the impact of tax bad debt reserves in the event we were to be liquidated. We had no intangible assets at September 30, 2016.

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	At or For the Year Ended September 30, 2016 Based Upon the Sale at $10.00 Per Share of
	2,228,700 Shares at Minimum of Offering Range	2,622,000 Shares at Midpoint of Offering Range	3,015,300 Shares at Maximum of Offering Range	3,467,595 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of the offering	$22,287	$26,220	$30,153	$34,676
Market value of shares issued to Community First Bancshares, MHC	26,163	30,780	35,397	40,707

Market value of Community First Bancshares, Inc.	$48,450	$57,000	$65,550	$75,383

Gross proceeds of the offering	$22,287	$26,220	$30,153	$34,676
Expenses	(1,284)	(1,320)	(1,356)	(1,397)

Estimated net proceeds	21,003	24,900	28,797	33,279
Community First Bancshares, MHC capitalization	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan (2)	(1,899)	(2,234)	(2,570)	(2,955)
Common stock acquired by stock-based benefit plans (3)	(950)	(1,117)	(1,285)	(1,477)

Estimated net proceeds as adjusted	$18,054	$21,448	$24,843	$28,747

For the year ended September 30, 2016
Consolidated net income:
Historical (4)	$1,157	$1,157	$1,157	$1,157
Income on adjusted net proceeds	128	152	176	203
Employee stock ownership plan (2)	(47)	(55)	(64)	(73)
Shares granted under stock-based benefit plans (3)	(118)	(139)	(159)	(183)
Options granted under stock-based benefit plans (5)	(101)	(118)	(136)	(156)

Pro forma net income	$1,019	$997	$974	$948

Earnings per share:
Historical	$0.25	$0.21	$0.18	$0.16
Income on net proceeds	0.03	0.03	0.03	0.03
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under stock-based benefit plans (3)	(0.03)	(0.03)	(0.03)	(0.03)
Options granted under stock-based benefit plans (5)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma earnings per share	$0.22	$0.18	$0.15	$0.13

Offering price to pro forma earnings per share	45.45x	55.56x	66.67x	76.92x
Number of shares used in earnings per share calculations (2)	4,662,673	5,485,498	6,308,322	7,254,571

At September 30, 2016
Stockholders’ equity:
Historical (4)	$45,081	$45,081	$45,081	$45,081
Estimated net proceeds	21,003	24,900	28,797	33,279
Capitalization of Community First Bancshares, MHC	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan (2)	(1,899)	(2,234)	(2,570)	(2,955)
Common stock acquired by stock-based benefit plans (3)	(950)	(1,117)	(1,285)	(1,477)

Pro forma stockholders’ equity (6)	$63,135	$66,529	$69,924	$73,827

Pro forma tangible stockholders’ equity	$63,135	$66,529	$69,924	$73,827

Stockholders’ equity per share:
Historical	$9.30	$7.91	$6.88	$5.98
Estimated net proceeds	4.33	4.37	4.39	4.41
Capitalization of Community First Bancshares, MHC	(0.02)	(0.02)	(0.02)	(0.01)
Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based benefit plans (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (3)(6)	$13.02	$11.67	$10.66	$9.79

Pro forma tangible stockholders’ equity per share	$13.02	$11.67	$10.66	$9.79

Offering price as a percentage of pro forma stockholders’ equity per share	76.80%	85.69%	93.81%	102.15%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	76.80%	85.69%	93.81%	102.15%
Number of shares outstanding for pro forma equity per share calculations	4,845,000	5,700,000	6,555,000	7,538,250

(footnotes begin on following page)

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(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of demand for the shares or changes in market conditions following the commencement of the offering.
(2)	It is assumed that 3.92% of the shares outstanding following the offering will be purchased by the employee stock ownership plan at a price of $10.00 per share. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Community First Bancshares, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Newton Federal Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Newton Federal Bank’s total annual payment of the employee stock ownership plan debt is based upon 25 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) Newton Federal Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 189,924, 223,440, 256,956 and 295,499 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range; (iii) 7,597, 8,938, 10,278 and 11,820 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range (based on a 25-year loan term), were committed to be released during the year ended September 30, 2016 at an average fair value equal to the price for which the shares are sold in the offering; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, resulting in a reduction from total outstanding shares (which is also the number of shares outstanding for pro forma equity per share calculations) of 182,327, 214,502, 246,678 and 283,679 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, to determine the number of shares outstanding for earnings per share calculations.
(3)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that these plans acquire a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to Community First Bancshares, MHC) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Community First Bancshares, Inc., if any. Funds used by the stock-based benefit plans to purchase the shares will be contributed to the plan by Community First Bancshares, Inc. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended September 30, 2016. The actual purchase price of the shares granted under the stock-based benefit plans may not be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock of Community First Bancshares, Inc., there would be a dilutive effect of up to 4.09% on the ownership interest of persons who purchase common stock in the offering. The above table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock-based benefit plans are obtained from authorized but unissued shares.
(4)	Derived from Newton Federal Bank’s audited September 30, 2016 financial statements included elsewhere in this prospectus.
(5)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Community First Bancshares, MHC). In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.34 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 38.0%. Under the above assumptions, the adoption of stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 9.63% on the ownership interest of persons who purchase common stock in the offering.
(6)	The retained earnings of Newton Federal Bank will continue to be substantially restricted after the offering. See “Regulation and Supervision—Federal Banking Regulation.”

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEWTON FEDERAL BANK

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Newton Federal Bank provided in this prospectus.

Overview

Total assets increased $6.5 million, or 2.9%, to $232.8 million at September 30, 2016 from $226.3 million at September 30, 2015. The increase was due to an increase in loans. Loans held for investment increased $18.2 million, or 10.4%, to $193.9 million at September 30, 2016 from $175.7 million at September 30, 2015, reflecting increases in all loan categories.

Net income decreased $457,000, or 28.3%, to $1.2 million for the year ended September 30, 2016, compared to $1.6 million for the year ended September 30, 2015. The decrease was due to an increase in non-interest expenses, which increased $1.5 million, or 20.2%, to $9.2 million for the year ended September 30, 2016 from $7.6 million for the year ended September 30, 2015. This was caused primarily by a $1.2 million, or 34.3%, increase in salaries and employee benefits expense, as we established our loan production office in Bogart, Georgia in January 2016, and accrued $244,000 for payments to our former President and Chief Executive Officer, beginning in February 2016, in connection with his retirement.

An increase in interest rates will present us with a challenge in managing our interest rate risk. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which can result in interest expense increasing more rapidly than increases in interest income as interest rates increase. Therefore, increases in interest rates may adversely affect our net interest income and net economic value, which in turn would likely have an adverse effect on our results of operations. As described in “—Management of Market Risk,” we expect that our net interest income and our net economic value would decrease as a result of an instantaneous increase in interest rates. To help manage interest rate risk, we promote core deposit products and we are diversifying our loan portfolio by adding more commercial-related loans. See “—Management of Market Risk” and “Risk Factors—Risks Related to Our Business—Future changes in interest rates could reduce our profits and asset values.”

Business Strategy

Our goal is to provide long-term value to our stockholders, customers, employees and the communities we serve by executing a safe and sound business strategy that produces increasing earnings. We believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to commercial and retail customers in our market area, and the increased capital we will have after the completion of the offering will enable us to compete more effectively with other financial institutions.

Our current business strategy consists of the following:

•

Grow our loan portfolio prudently with a focus on diversifying the portfolio, particularly in commercial real estate, commercial and industrial and construction and land lending. Our principal business activity historically has been the origination of residential mortgage loans for retention in our portfolio, and we intend to retain our presence as a mortgage lender in our market area. As part of our strategy of diversifying our loan portfolio by increasing our commercial real estate loans, commercial and industrial loans and construction and land loans, we opened a loan production office in Bogart, Georgia (in the Athens, Georgia market area) in 2016, added a commercial loan officer, and enhanced our credit function and our sales culture. Commercial real estate loans increased $4.6 million, or 18.6%, to $29.2 million at September 30, 2016 from $24.6 million

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at September 30, 2015, commercial and industrial loans increased $1.9 million, or 13.2%, to $16.2 million at September 30, 2016 from $14.3 million at September 30, 2015, and construction and land loans increased $11.1 million to $13.3 million at September 30, 2016 from $2.3 million at September 30, 2015. We may also expand our commercial lending activities through participation in government-sponsored loan programs, such as the Small Business Administration (“SBA”) and the U.S. Department of Agriculture, as a way to generate government-guaranteed loans with the opportunity to sell the guaranteed portion of the loan at a premium and retain the non-guaranteed portion as well as the servicing rights. The capital we are raising in the offering will support an increase in our lending limits, which will enable us to originate larger loans to new and existing customers.

•	Continue to increase core deposits, with an emphasis on low cost commercial demand deposits, and add non-core funding opportunities. We seek core deposits to provide a stable source of funds to support loan growth, at costs consistent with improving our interest rate spread and margin. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include passbook savings accounts, negotiable orders of withdrawal (NOW) accounts, other savings deposits and checking accounts. As part of our focus on commercial loan growth, our lenders are expected to source business checking accounts from our borrowers. In prior years, we allowed higher-cost certificates of deposit to run off at maturity to improve our deposit mix and reduce our cost of funds. As a result of these efforts, core deposits increased to $96.2 million, or 52.9% of our total deposits at September 30, 2016, from $80.4 million, or 45.5% of our total deposits at September 30, 2015. However, we will also explore adding non-core funding sources, such as QwickRate (online deposits) and brokered deposits, and may use borrowings, as needed, to fund future loan growth and our operations.

•	Manage credit risk to maintain a low level of nonperforming assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. Our non-performing assets to total assets ratio was 1.39% at September 30, 2016 and 1.37% at September 30, 2015, compared to 7.45% at September 30, 2012. The majority of our non-performing assets have related to one- to four-family residential real estate loans, as our residential borrowers experienced difficulties repaying their loans during the past recession. We intend to increase our investment in our credit review function, both in personnel as well as ancillary systems, in order to be able to evaluate more complex loans and better manage credit risk, which will also support our intended loan growth.

•	Grow organically and through opportunistic bank or branch acquisitions. We expect to consider both organic growth as well as acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our historical markets, we expect to continue to expand into nearby markets, primarily Clarke and Oconee Counties, Georgia, as well as contiguous counties. We will consider expanding our branch network and adding additional loan production offices. The capital we are raising in the offering will also provide us the opportunity to acquire smaller institutions located in our market area, and will help fund improvements in our operating facilities, credit reporting and customer delivery services in order to enhance our competitiveness.

•	Expand our employee base to support future growth. The additional capital we will raise in the offering will provide us with the ability to expand our employee base to support increased lending, deposit activities and enhanced information technology. The potential to offer equity awards in the future following the offering will also allow us to be more competitive when hiring experienced banking personnel.

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Anticipated Increase in Noninterest Expense

Following the completion of the reorganization and stock offering, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our stockholders, no earlier than six months after the completion of the reorganization and stock offering. For further information, see “Summary—Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering;” “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income;” and “Management—Benefits to be Considered Following Completion of the Stock Offering.” See “Risks Factors—Risks Related to Our Business.”

Summary of Significant Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be significant accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our significant accounting policies:

Allowance for Loan Losses. The allowance for loan losses is a reserve for estimated credit losses on individually evaluated loans determined to be impaired as well as estimated credit losses inherent in the loan portfolio. Actual credit losses, net of recoveries, are deducted from the allowance for loan losses. Loans are charged off when management believes that the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance for loan losses. A provision for loan losses, which is a charge against earnings, is recorded to bring the allowance for loan losses to a level that, in management’s judgment, is adequate to absorb probable losses in the loan portfolio. Management’s evaluation process used to determine the appropriateness of the allowance for loan losses is subject to the use of estimates, assumptions, and judgment. The evaluation process involves gathering and interpreting many qualitative and quantitative factors which could affect probable credit losses. Because interpretation and analysis involves judgment, current economic or business conditions can change, and future events are inherently difficult to predict, the anticipated amount of estimated loan losses and therefore the appropriateness of the allowance for loan losses could change significantly.

The allocation methodology applied by Newton Federal Bank is designed to assess the appropriateness of the allowance for loan losses and includes allocations for specifically identified impaired loans and loss factor allocations for all remaining loans, with a component primarily based on historical loss rates and a component primarily based on other qualitative factors. The methodology includes evaluation and consideration of several factors, such as, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic

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conditions and other qualitative and quantitative factors which could affect potential credit losses. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions or circumstances underlying the collectability of loans. Because each of the criteria used is subject to change, the allocation of the allowance for loan losses is made for analytical purposes and is not necessarily indicative of the trend of future loan losses in any particular loan category. The total allowance is available to absorb losses from any segment of the loan portfolio. Management believes the allowance for loan losses is appropriate at September 30, 2016. The allowance analysis is reviewed by the board of directors on a quarterly basis in compliance with regulatory requirements. In addition, various regulatory agencies periodically review the allowance for loan losses. As a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses as the process is the responsibility of Newton Federal Bank and any increase or decrease in the allowance is the responsibility of management.

Income Taxes. The assessment of income tax assets and liabilities involves the use of estimates, assumptions, interpretation, and judgment concerning certain accounting pronouncements and federal and state tax codes. There can be no assurance that future events, such as court decisions or positions of federal and state taxing authorities, will not differ from management’s current assessment, the impact of which could be significant to the results of operations and reported earnings.

Newton Federal Bank files a federal and a state income tax return. Amounts provided for income tax expense are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax law rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income tax expense. Valuation allowances are established when it is more likely than not that a portion of the full amount of the deferred tax asset will not be realized. In assessing the ability to realize deferred tax assets, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies. Newton Federal Bank may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Penalties related to unrecognized tax benefits are classified as income tax expense.

Comparison of Financial Condition at September 30, 2016 and 2015

Total assets increased $6.5 million, or 2.9%, to $232.8 million at September 30, 2016 from $226.3 million at September 30, 2015. The increase was due to an increase in loans, offset by a decrease in cash and cash equivalents, as discussed in more detail below.

Cash and cash equivalents decreased $12.8 million, or 33.3%, to $25.7 million at September 30, 2016 from $38.5 million at September 30, 2015. The decrease resulted from our using excess cash to fund loan originations, partially offset by an increase in deposits.

We had $472,000 of loans held for sale at September 30, 2016 compared to no loans held for sale at September 30, 2015.

Loans held for investment increased $18.2 million, or 10.4%, to $193.9 million at September 30, 2016 from $175.7 million at September 30, 2015, reflecting increases in all loan categories. Construction and land loans increased $11.1 million to $13.3 million at September 30, 2016 from $2.3 million at September 30, 2015, while commercial real estate loans increased $4.6 million, or 18.6%, to $29.2 million at September 30, 2016 from $24.6 million at September 30, 2015, and commercial and industrial loans increased $1.9 million, or 13.2%, to $16.2 million at September 30, 2016 from $14.3 million at September 30, 2015. We have recently increased our focus on commercial lending, including construction lending, and our construction lending has benefitted from the opening of our loan production office in Bogart, Georgia in 2016.

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Securities held-to-maturity totaled $7.5 million at each of September 30, 2016 and September 30, 2015. We have invested excess cash in higher-yielding loans instead of lower-yielding securities as we have been able to grow our loan portfolio.

Total deposits increased $5.0 million, or 2.8%, to $181.7 million at September 30, 2016 from $176.7 million at September 30, 2015. The increase was primarily due to increases in interest-bearing checking accounts (a $7.9 million increase, or 34.8%, to $30.7 million at September 30, 2016 from $22.8 million at September 30, 2015) and non-interest bearing checking accounts (a $6.6 million increase, or 43.6%, to $21.7 million at September 30, 2016 from $15.1 million at September 30, 2015). The increase in checking accounts was primarily due to our introducing our Kasasa (rewards) deposit program in November 2014, which promotes free checking accounts with either attractive interest rates or cash-back rewards. These increases were partially offset by a decrease in certificates of deposit, which decreased $10.8 million, or 11.2%, to $85.5 million at September 30, 2016 from $96.3 million at September 30, 2015. In prior years, we allowed higher-rate certificates of deposit to run off at maturity to both improve our deposit mix and reduce our cost of funds. In addition, we have been able to fund loan growth from excess cash as well as cash generated from other deposit products.

We had no outstanding borrowings at September 30, 2016 or 2015. We have not needed borrowings to fund our operations in recent years due to a strong cash position and deposit growth during the year ended September 30, 2016.

Total equity capital increased $1.2 million, or 2.6%, to $45.1 million at September 30, 2016 from $43.9 million at September 30, 2015. The growth was due to net income of $1.2 million for the year ended September 30, 2016. We classify all of our securities as held to maturity, resulting in no comprehensive income or loss.

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Average Balance Sheets

The following tables set forth average balance sheets, average yields and costs, and certain other information at and for the years indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are monthly average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Loan balances exclude loans held for sale.

	At September 30, 2016	For the Year Ended September 30, 2016
	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	5.57%	$182,181	$10,937	6.00%
Securities	1.09%	7,496	82	1.09%
Interest-earning deposits	0.74%	34,070	219	0.64%
Federal Home Loan Bank of Atlanta stock	4.64%	204	10	4.90%

Total interest-earning assets		223,951	11,248	5.02%
Non-interest-earning assets		4,980

Total assets		$228,931

Interest-bearing liabilities:
Passbook savings accounts	0.04%	$20,766	8	0.04%
Interest-bearing checking accounts	0.45%	27,162	83	0.31%
Money market checking accounts	0.26%	22,919	59	0.26%
Certificates of deposit	1.05%	90,902	1,265	1.39%

Total interest-bearing deposits		161,749	1,415	0.87%

Total interest-bearing liabilities		161,749	1,415	0.87%

Non-interest-bearing liabilities		22,736

Total liabilities		184,485

Total retained earnings		$44,446

Total liabilities and retained earnings		$228,931

Net interest income			$9,833

Net interest rate spread (1)				4.15%
Net interest-earning assets (2)		$62,202

Net interest margin (3)				4.39%
Average interest-earning assets to interest-bearing liabilities		138.46%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

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	For the Years Ended September 30,
	2015			2014
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$177,805	$10,815	6.08%	$186,610	$11,416	6.12%
Securities	7,781	89	1.14%	5,957	69	1.16%
Interest-earning deposits	33,661	132	0.39%	24,965	77	0.31%
Federal Home Loan Bank of Atlanta stock	200	9	4.50%	230	9	3.91%

Total interest-earning assets	219,447	11,045	5.03%	217,762	11,571	5.31%
Non-interest-earning assets	3,947			4,478

Total assets	$223,394			$222,240

Interest-bearing liabilities:
Passbook savings accounts	$19,933	8	0.04%	$18,709	7	0.04%
Interest-bearing checking accounts	20,711	36	0.17%	16,738	7	0.04%
Money market checking accounts	22,997	58	0.25%	23,321	64	0.27%
Certificates of deposit	100,356	1,711	1.70%	109,937	2,078	1.89%

Total interest-bearing deposits	163,997	1,813	1.11%	168,705	2,156	1.28%

Total interest-bearing liabilities	163,997	1,813	1.11%	168,708	2,156	1.28%

Non-interest-bearing liabilities	17,258			18,261

Total liabilities	181,255			186,966
Total retained earnings	42,139			35,274

Total liabilities and retained earnings	$223,394			$222,240

Net interest income		$9,232			$9,415

Net interest rate spread (1)			3.93%			4.04%
Net interest-earning assets (2)	$55,450			$49,057

Net interest margin (3)			4.21%			4.32%
Average interest-earning assets to interest-bearing liabilities	133.81%			129.08%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

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Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Year Ended September 30, 2016 vs. 2015			Year Ended September 30, 2015 vs. 2014
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$264	$(142)	$122	$(536)	$(65)	$(601)
Securities	(3)	(4)	(7)	21	(1)	20
Interest-earning deposits and federal funds	2	85	87	31	24	55
Federal Home Loan Bank of Atlanta stock	—	1	1	(1)	1	—

Total interest-earning assets	263	(60)	203	(485)	(41)	(526)

Interest-bearing liabilities:
Passbook savings accounts	—	—	—	—	1	1
Interest-bearing checking accounts	14	33	47	2	27	29
Money market checking accounts	—	1	1	(1)	(5)	(6)
Certificates of deposit	(151)	(295)	(446)	(173)	(194)	(367)

Total deposits	(137)	(261)	(398)	(172)	(171)	(343)
Total interest-bearing liabilities	(137)	(261)	(398)	(172)	(171)	(343)

Change in net interest income	$400	$201	$601	$(313)	$130	$(183)

Comparison of Operating Results for the Years Ended September 30, 2016 and 2015

General. Net income decreased $457,000, or 28.3%, to $1.2 million for the year ended September 30, 2016, compared to $1.6 million for the year ended September 30, 2015. The decrease was due to an increase in non-interest expenses, partially offset by increases in net interest income and non-interest income, as described in more detail below.

Interest Income. Interest income increased $203,000, or 1.8%, to $11.2 million for the year ended September 30, 2016 from $11.0 million for the year ended September 30, 2015. The increase was due primarily to a $122,000, or 1.1%, increase in interest income on loans, which is our primary source of interest income. Our average balance of loans increased $4.4 million, or 2.5%, to $182.2 million for the year ended September 30, 2016 from $177.8 million for the year ended September 30, 2015. The increase in average balance resulted from our recent increased focus on commercial lending, including construction lending, and our construction lending has benefitted from the opening of our loan production office in Bogart, Georgia in January 2016. Our average yield on loans decreased eight basis points to 6.00% for the year ended September 30, 2016 from 6.08% for the year ended September 30, 2015, as higher-yielding loans have been repaid or refinanced and replaced with lower-yielding loans, reflecting the current interest rate environment.

Interest income on interest-earning deposits increased $87,000, or 65.9%, to $219,000 for the year ended September 30, 2016 from $132,000 for the year ended September 30, 2015. The average rate we earned on interest-earning deposits increased 25 basis points to 0.64% for the year ended September 30, 2016 from 0.39% for the year ended September 30, 2015, reflecting higher market interest rates. Our average balance of interest-earning deposits increased $409,000, or 1.2%, to $34.1 million for the year ended September 30, 2016 from $33.7 million for the year ended September 30, 2015.

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Interest Expense. Interest expense decreased $398,000, or 22.0%, to $1.4 million for the year ended September 30, 2016 compared to $1.8 million for the year ended September 30, 2015, due to a decrease in interest expense on deposits, which is currently our sole source of interest expense. Specifically, interest expense on certificates of deposit decreased $446,000, or 26.1%, to $1.3 million for the year ended September 30, 2016 from $1.7 million for the year ended September 30, 2015. This decrease resulted from decreases in both the average balance of certificates of deposit and the average rate we paid on certificates of deposit. The average balance of certificates of deposit decreased $9.5 million, or 9.4%, to $90.9 million for the year ended September 30, 2016 from $100.4 million for the year ended September 30, 2015, and the average rate we paid on certificates of deposit decreased 31 basis points to 1.39% for the year ended September 30, 2016 from 1.70% for the year ended September 30, 2015. In prior years, we allowed higher-rate certificates of deposit to run off at maturity to improve our deposit mix and reduce our cost of funds. In addition, we have been able to fund loan growth from excess cash as well as cash generated from other deposit products.

Interest expense on interest-bearing checking accounts increased $47,000 to $83,000 for the year ended September 30, 2016 from $36,000 for the year ended September 30, 2015. This increase resulted from increases in both the average balance of interest-bearing checking accounts and the average rate we paid on interest-bearing checking accounts. The average balance of interest-bearing checking accounts increased $6.5 million, or 31.1%, to $27.2 million for the year ended September 30, 2016 from $20.7 million for the year ended September 30, 2015, and the average rate we paid on interest-bearing checking accounts increased 14 basis points to 0.31% for the year ended September 30, 2016 from 0.17% for the year ended September 30, 2015, reflecting higher market interest rates. The increase in checking accounts was primarily due to our introducing our Kasasa (rewards) deposit program in November 2014.

Net Interest Income. Net interest income increased $601,000, or 6.5%, to $9.8 million for the year ended September 30, 2016 from $9.2 million for the year ended September 30, 2015, primarily as a result of a higher balance of net interest-earning assets and, to a lesser extent, a higher net interest rate spread and net interest margin. Our average net interest-earning assets increased by $6.8 million, or 12.2%, to $62.2 million for the year ended September 30, 2016 from $55.5 million for the year ended September 30, 2015, due primarily to our loan growth, described above. Our net interest rate spread increased by 22 basis points to 4.15% for the year ended September 30, 2016 from 3.93% for the year ended September 30, 2015, and our net interest margin increased by 18 basis points to 4.39% for the year ended September 30, 2016 from 4.21% for the year ended September 30, 2015, reflecting primarily a decrease in our cost of funds.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “—Summary of Significant Accounting Policies” and “Business of Newton Federal Bank—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we did not record a provision for loan losses for the years ended September 30, 2016 or 2015. Our allowance for loan losses was $4.3 million at September 30, 2016 compared to $5.9 million at September 30, 2015. The allowance for loan losses to total loans decreased to 2.22% at September 30, 2016 from 3.34% at September 30, 2015, and the allowance for loan losses to non-performing loans decreased to 132.87% at September 30, 2016 from 229.18% at September 30, 2015. We significantly decreased the portion of the allowance for loan losses attributable to one- to four-family residential real estate loans due to a continued decreased loss history related to this portion of the portfolio, as well as recoveries related to this portion of the portfolio exceeding charge-offs, which offset the effect of an increase in non-accrual one- to four-family residential real estate loans. We increased the portion of the allowance for loan losses attributable to commercial real estate loans due to increased charge-offs and an increase in this portion of the loan portfolio which, in the absence of other factors, would result in an increase in the allowance for loan losses as we apply historical loss ratios to newly originated loans. We modestly increased the portion of the allowance for loan losses attributable to construction and land loans despite an increase in this portion of the loan portfolio, as we have a low loss history with respect to construction and land loans.

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To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at September 30, 2016. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-interest Income. Non-interest income information is as follows.

	Years Ended September 30,		Change
	2016	2015	Amount	Percent
	(Dollars in thousands)
Service charges on deposit accounts	$717	$631	$86	13.6%
Other	468	251	217	86.5

Total non-interest income	$1,185	$882	$303	34.3%

The increase in other non-interest income was primarily due to $94,000 in secondary market mortgage fee income for the year ended September 30, 2016, consisting of $58,000 relating to loans we sold during the fiscal year ended September 30, 2016 and $35,000 in broker fees, compared to no such income for the year ended September 30, 2015. We sold $2.3 million of loans during 2016 compared to no such loan sales during 2015.

Non-interest Expenses. Non-interest expenses information is as follows.

	Years Ended September 30,		Change
	2016	2015	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$4,742	$3,532	$1,210	34.3%
Deferred compensation	218	336	(118)	(35.1)
Occupancy	1,091	980	111	11.3
Advertising	207	123	84	68.3
Data processing	633	538	95	17.7
Other real estate owned	65	40	25	62.5
Loss on write down of other real estate owned	73	123	(50)	(68.5)
Loss on sale of other real estate owned	34	12	22	183.3
Legal and accounting	426	422	4	0.9
Organizational dues and subscriptions	220	308	(88)	(28.6)
Director compensation	176	80	96	120.0
Federal deposit insurance premiums	155	266	(111)	(41.7)
Other	1,124	861	263	30.5

Total non-interest income	$9,164	$7,621	$1,543	20.2%

Salaries and employee benefits expense increased due to our establishing our loan production office in Bogart, Georgia in January 2016, as well as our accruing $244,000 for payments to our former President and Chief Executive Officer, beginning in February 2016, in connection with his retirement. Occupancy expense increased due to our investment in new technology and services, as well as an increase in our amount of fixed assets. Deferred compensation expense decreased due to our freezing new accruals in our directors deferred fee plan and our decreasing the interest rate paid on previously deferred compensation.

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Income Tax Expense. We incurred income tax expense of $697,000 and $879,000 for the years ended September 30, 2016 and 2015, respectively, resulting in effective rates of 37.6% and 35.3%, respectively. The decrease in tax expense resulted from a $639,000, or 25.6%, decrease in pre-tax income to $1.9 million for the year ended September 30, 2016 from $2.5 million for the year ended September 30, 2015.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Management Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•	limiting our reliance on non-core/wholesale funding sources;

•	growing our volume of transaction deposit accounts;

•	diversifying our loan portfolio by adding more commercial-related loans, which typically have shorter maturities and/or balloon payments; and

•	continuing to price our one- to four-family residential real estate loan products in a way that encourages borrowers to select our balloon loans as opposed to longer term, fixed-rate loans.

By following these strategies, we believe that we are better positioned to react in increased in market interest rates. In addition, beginning in calendar 2017, we intend to introduce adjustable-rate, one- to four-family residential real estate loans (in addition to our existing home equity loans and lines of credit, which are originated with adjustable interest rates), and we expect to increase our investment securities portfolio, with an average maturity of less than 15 years.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by 200 and 400 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

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The table below sets forth, as of September 30, 2016, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$10,000	(1.89)%
+200	10,121	(0.70)%
Level	10,192	—
-200	9,750	(4.34)%
-400	9,511	(6.69)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at September 30, 2016, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 0.70% decrease in net interest income, and in the event of an instantaneous 200 basis point decrease in interest rates, we would experience a 4.34% decrease in net interest income. At September 30, 2015, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 1.14% increase in net interest income, and in the event of an instantaneous 200 basis point decrease in interest rates, we would experience a 5.68% decrease in net interest income.

Net Economic Value. We also compute amounts by which the net present value of our assets and liabilities (net economic value or “NEV”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by 200 and 400 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The table below sets forth, as of September 30, 2016, the calculation of the estimated changes in our NEV that would result from the designated immediate changes in the United States Treasury yield curve.

Change in Interest Rates (basis points) (1)	Estimated NEV (2)	Estimated Increase (Decrease) in NEV		NEV as a Percentage of Present Value of Assets (3)
				NEV Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
(Dollars in thousands)
+400	$39,368	$(11,902)	(23.21)%	18.72%	(289)
+200	44,947	(6,323)	(12.33)%	20.15%	(146)
—	51,270	—	—%	21.61%	—
-200	51,544	274	0.53%	21.25%	(36)
-400	49,173	(2,371)	(4.09)%	20.49%	(112)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	NEV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NEV Ratio represents NEV divided by the present value of assets.

The table above indicates that at September 30, 2016, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 12.33% decrease in net economic value, and in the event of an instantaneous 200 basis point decrease in interest rates, we would experience a 0.53% increase in net economic value. At September 30, 2015, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 12.73% decrease in net economic value, and in the event of an instantaneous 200 basis point decrease in interest rates, we would experience a 1.22% increase in net economic value.

GAP Analysis. In addition, we analyze our interest rate sensitivity by monitoring our interest rate sensitivity “gap.” Our interest rate sensitivity gap is the difference between the amount of our interest-earning assets maturing or repricing within a specific time period and the amount of our interest bearing-liabilities maturing or

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repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing during a period exceeds the amount of interest rate sensitive liabilities maturing or repricing during the same period, and a gap is considered negative when the amount of interest rate sensitive liabilities maturing or repricing during a period exceeds the amount of interest rate sensitive assets maturing or repricing during the same period.

The following table sets forth our interest-earning assets and our interest-bearing liabilities at September 30, 2016, which are anticipated to reprice or mature in each of the future time periods shown based upon certain assumptions. The amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at September 30, 2016, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans. Amounts are based on preliminary balance sheet as of September 30, 2016, and may not equal amounts included in our audited financial statements for the year ended September 30, 2016. However, we believe that there would be no material changes in the results of the gap analysis if audited financial results had been utilized.

	Time to Repricing
	Zero to 90 Days		Zero to 180 Days		Zero Days to One Year	Zero Days to Two Years	Zero Days to Five Years		Total
	(Dollars in thousands)
Assets:
Cash and due from banks	$10,066		$10,066		$10,066	$10,066	$10,066		$14,293
Investments	3,185		15,460		19,060	19,060	19,060		19,060
Net loans	22,472		33,527		53,328	83,048	140,258		194,445
Other assets	—		—		—	—	—		5,981

Total	$35,723		$59,053		$82,454	$112,174	$169,384		$233,779

Liabilities:
Non-maturity deposits	$40,329		$42,300		$46,243	$54,127	$76,824		$96,154
Certificates of deposit	11,100		19,742		35,516	44,712	68,355		85,523
Other liabilities	—		—		—	—	—		7,061
Equity capital	—		—		—	—	—		45,041

Total	$51,429		$62,042		$81,759	$98,839	$145,180	(1)	$233,779

Asset/liability gap	$(15,707	)(1)	$(2,990	)(1)	$695	$13,335	$24,204	(1)	$—
Gap/assets ratio (2)	(6.72)%		(1.28)%		0.30%	5.70%	10.35%		—%

(1)	Amounts do not foot due to rounding.
(2)	Gap/assets ratio equals the asset/liability gap for the period divided by total assets ($233.8 million).

At September 30, 2015, our asset/liability gap from zero days to one year was $383,000, resulting in a gap/assets ratio of 0.17%.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and net economic value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net interest income and NEV tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and NEV and will differ from actual results. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may

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react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. In the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the gap table.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Atlanta. At September 30, 2016, we had a $58.0 million line of credit with the Federal Home Loan Bank of Atlanta, and had no borrowings outstanding as of September 30, 2016. In addition, we have a $5.0 million unsecured federal funds line of credit and a $7.5 million unsecured federal funds line of credit. No amount was outstanding on these lines of credit at September 30, 2016.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $1.9 million and $2.9 million for the years ended September 30, 2016 and 2015, respectively. Net cash provided by (used in) investing activities, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from the sale of securities and proceeds from maturing securities and pay downs on mortgage-backed securities, was $(19.7) million and $4.1 million for the years ended September 30, 2016 and 2015, respectively. Net cash provided by financing activities, consisting of activity in deposit accounts, was $5.0 million and $(2.6) million for the years ended September 30, 2016 and 2015.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At September 30, 2016, we exceeded all of our regulatory capital requirements, and we were categorized as well capitalized at September 30, 2016 and 2015. Management is not aware of any conditions or events since the most recent notification that would change our category. See “Historical and Pro Forma Regulatory Capital Compliance.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At September 30, 2016, we had outstanding commitments to originate loans of $19.6 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Time deposits that are scheduled to mature in less than one year from September 30, 2016 totaled $35.5 million. Management expects that a substantial portion of the maturing time deposits will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

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Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

During the year ended September 30, 2016, we entered into an agreement to construct an operations center. The new building is expected to be completed during the second calendar quarter of 2017, with an estimated construction price of $2.6 million, as well as additional costs to furnish the building. During the year ended September 30, 2016, we incurred $231,000 of expense for this construction.

Recent Accounting Pronouncements

Please refer to Note 1 to the Financial Statements for the years ended September 30, 2016 and 2015 beginning on page F-1 for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Price

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF COMMUNITY FIRST BANCSHARES, INC.

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Newton Federal Bank. We intend to retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of shares of our common stock by the Newton Federal Bank employee stock ownership plan. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Community First Bancshares, Inc., as the holding company of Newton Federal Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Community First Bancshares, Inc. at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Newton Federal Bank. Initially, Community First Bancshares, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Newton Federal Bank. At the present time, we intend to employ only persons who are officers of Newton Federal Bank to serve as officers of Community First Bancshares, Inc. We will also use the support staff of Newton Federal Bank from time to time. These persons will not be separately compensated by Community First Bancshares, Inc. Community First Bancshares, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

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BUSINESS OF COMMUNITY FIRST BANCSHARES, MHC

Community First Bancshares, MHC will be formed as a federal mutual holding company and will at all times own a majority of the outstanding shares of Community First Bancshares, Inc.’s common stock. Persons who had membership rights in Newton Federal Bank as of the date of the reorganization will continue to have membership rights; however, these membership rights will be in Community First Bancshares, MHC.

Community First Bancshares, MHC’s principal assets will be the common stock of Community First Bancshares, Inc. it receives in the reorganization and offering and $100,000 cash in initial capitalization, which will be contributed from the net proceeds of the stock offering. Presently, it is expected that the only business activity of Community First Bancshares, MHC will be to own a majority of Community First Bancshares, Inc.’s common stock. Community First Bancshares, MHC will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities.

Community First Bancshares, MHC will neither own nor lease any property, but will instead use the premises, equipment and furniture of Newton Federal Bank. It is anticipated that Community First Bancshares, MHC will employ only persons who are officers of Newton Federal Bank to serve as officers of Community First Bancshares, MHC. Those persons will not be separately compensated by Community First Bancshares, MHC. The initial directors of Community First Bancshares, MHC will consist of the current directors of Newton Federal Bank.

BUSINESS OF NEWTON FEDERAL BANK

General

Newton Federal Bank is a federally chartered savings association headquartered in Covington, Georgia. Newton Federal Bank was originally chartered in 1928 as a Georgia-chartered mutual building and loan association under the name Newton County Building and Loan Association. In 1947, we converted to a federal charter and changed our name to “Newton Federal Savings and Loan Association.” In 2004 we changed our name to “Newton Federal Bank.”

We conduct our business from our main office, two branch offices and a loan production office. All of our banking offices are located in Covington, Georgia, which is located in Newton County. Our loan production office is located in Bogart, Georgia, which is in the Athens, Georgia market in Oconee County. Our primary market area currently consists of Newton County, Georgia and the contiguous counties.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, and, to a lesser extent, commercial real estate loans, commercial and industrial loans, construction loans and consumer loans. Subject to market conditions, we expect to increase our focus on originating commercial real estate loans, commercial and industrial loans, and construction loans in an effort to diversify our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in securities, which have historically consisted primarily of mortgage-backed securities issued by U.S. government sponsored enterprises and Federal Home Loan Bank stock. We offer a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. We have not used borrowings in recent years to fund our operations.

Our executive office is located at 3175 Highway 278, Covington, Georgia 30014, and our telephone number at this address is (770) 786-7088. Our website address is www.newtonfederal.com. Information on our website should not be considered a part of this prospectus.

Market Area

We conduct our operations from our main office and two branch offices in Covington, Georgia, which are located in Newton County, Georgia, as well as our loan production office located in Bogart, Georgia, which is in Oconee County bordering Clarke County (in the Athens, Georgia market area). Newton County, Georgia represents our primary geographic market area for deposits, while we make loans in Newton County and the contiguous counties.

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Covington, Georgia, is located 35 miles east of Atlanta, Georgia and 47 miles south of Athens, Georgia. In Newton County, the manufacturing sector represents approximately 22% of the non-farm, non-government labor force. This is more than double the U.S. and Georgia averages. Other significant employer industries in the county include retail trades, health care and social assistance and food services and accommodations. There are approximately 1,300 businesses operating in Newton County. Newton County’s total population is estimated at 108,000, which grew 7.6% from 2010. The state of Georgia grew 7.1% during that period. Newton County is projected to grow 6.0% between 2017 and 2022, compared to 5.1% for Georgia. The median household income in Newton County was approximately $49,669, which is lower than the Georgia state median of $52,421 and lower than the national median household income of $57,462.

Oconee County’s total population is estimated at 37,000, grew 13% since 2010, and is estimated to grow over 8% by 2022. It has approximately 1,000 businesses, with the largest employers in the retail trade, health care and social assistance, and food service and accommodations industries.

Clarke County has a total population of 126,000, grew 8% since 2010, and is projected to grow another 6% by 2022. It is the home to the University of Georgia. It is also home to nearly 3,000 businesses, with the most significant employee representation in accommodation and food services, health care and social services, retail trade and manufacturing.

The unemployment rates in October 2016 for Newton, Oconee and Clarke Counties were 5.6%, 3.9% and 5.1%, respectively, compared to 5.2% for the State of Georgia and 4.7% for the United States.

We believe that we have developed products and services that will meet the financial needs of our current and future customer base; however, we plan, and believe it is necessary, to expand the range of products and services that we offer to be more competitive in our market area. Marketing strategies focus on the strength of our knowledge of local consumer and small business markets, as well as expanding relationships with current customers and reaching out to develop new, profitable business relationships.

Competition

We face competition within our market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from savings institutions, mortgage banking firms, consumer finance companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. As of June 30, 2016 (the most recent date for which data is available), our market share of deposits represented 20.9% of Federal Deposit Insurance Corporation-insured deposits in Newton County, ranking us third in market share of deposits out of eight institutions operating in the county.

Lending Activities

General. Our historical principal lending activity has been originating one- to four-family residential real estate loans and, to a lesser extent, commercial real estate loans, commercial and industrial loans, construction and land loans and consumer loans. To a much lesser extent, we also originate multi-family residential real estate loans and home equity loans and lines of credit. Subject to market conditions, we expect to increase our focus on originating commercial real estate loans, commercial and industrial loans, and construction loans in an effort to diversify our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. Historically, we have not originated significant amounts of loans for sale, but we intend to increase this activity in the future in order to manage the duration and time to repricing of our loan portfolio, and to generate fee income.

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Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. In addition to the loans included in the table below, at September 30, 2016, we had $472,000 of loans held for sale, $4.2 million of loans in process and $289,000 of deferred loan fees.

	At September 30,
	2016		2015		2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential (1)	$132,899	68.54%	$132,480	75.42%	$139,977	77.84%	$147,396	79.26%	$154,959	81.71%
Commercial (2)	29,162	15.04	24,581	13.99	25,860	14.38	24,862	13.37	27,092	14.29
Construction and land	13,343	6.88	2,261	1.28	817	0.45	1,205	0.65	1,980	1.04
Commercial and industrial loans	16,221	8.37	14,333	8.16	11,639	6.47	11,067	5.95	4,160	2.19
Consumer loans	2,262	1.17	2,017	1.15	1,547	0.86	1,423	0.77	1,461	0.77

	193,887	100.00%	175,672	100.00%	179,840	100.00%	185,953	100.00%	189,652	100.00%

Less:
Allowance for losses	4,309		5,874		5,708		5,947		5,694

Total loans	$189,578		$169,798		$174,132		$180,006		$183,958

(1)	Includes home equity loans and lines of credit, which totaled $1.2 million at September 30, 2016.
(2)	Includes multi-family residential real estate loans, which totaled $806,000 at September 30, 2016.

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Contractual Maturities. The following tables set forth the contractual maturities of our total loan portfolio at September 30, 2016. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

September 30, 2016	One- to Four- Family Residential Real Estate	Commercial Real Estate	Construction and Land
	(In thousands)
Amounts due in:
One year or less	$4,816	$2,351	$10,210
More than one to five years	26,742	13,529	2,019
More than five years	101,341	13,282	1,114

Total	$132,899	$29,162	$13,343

September 30, 2016	Commercial and Industrial	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$3,446	$719	$21,542
More than one to five years	7,556	1,364	51,210
More than five years	5,219	179	121,135

Total	$16,221	$2,262	$193,887

The following table sets forth our fixed and adjustable-rate loans at September 30, 2016 that are contractually due after September 30, 2017.

	Due After September 30, 2017
	Fixed	Adjustable		Total
	(In thousands)
Real estate loans:
One- to four-family residential	$127,004	$1,079	(1)	$128,083
Commercial	24,130	2,681		26,811
Construction and land	2,591	542		3,133
Commercial and industrial loans	12,760	15		12,775
Consumer loans	1,522	21		1,543

Total loans	$168,007	$4,338		$172,345

(1)	Consists of home equity loans and lines of credit.

One- to Four-Family Residential Real Estate Lending. The focus of our lending program has historically been the origination of one- to four-family residential real estate loans. At September 30, 2016, we had $132.9 million of loans secured by one- to four-family real estate, representing 68.5% of our total loan portfolio. We currently originate fixed-rate residential mortgage loans, including loans with balloon terms. At September 30, 2016, $25.9 million, or 19.7%, of our one- to four-family residential real estate loans were balloon loans. Beginning in 2017, we intend to introduce adjustable-rate, one- to four-family residential real estate loans (in addition to our existing home equity loans and lines of credit, which are originated with adjustable interest rates).

Our one- to four-family residential real estate loans are generally underwritten to internal guidelines, although we generally follow documentation practices of Fannie Mae guidelines. We generally originate one- to four-family residential real estate loans in amounts up to $150,000, although we will originate loans above this amount. The significant majority of our one- to four-family residential real estate loans are secured by properties located in our primary market area.

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We generally limit the loan-to-value ratios of our one- to four-family residential mortgage loans to 89.9% of the purchase price or appraised value, whichever is lower. In addition, we occasionally make one- to four-family residential mortgage loans with loan-to-value ratios in excess of 90% of the purchase price or appraised value, whichever is less, if the borrower obtains private mortgage insurance.

Our one- to four-family residential real estate loans typically have terms of up to 30 years. Our balloon loans generally have terms of five or seven years, but with amortization terms of 30 years. We will originate balloon loans with initial terms of ten years.

We do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not currently offer “subprime loans” on one- to four-family residential real estate loans (i.e., generally loans to borrowers with credit scores less than 620).

Commercial Real Estate Loans. In recent years, we have sought to increase our commercial real estate loans. Our commercial real estate loans are secured primarily by one- to four-family non-owner occupied investment properties and houses of worship and, to a lesser extent, office buildings, industrial facilities and retail facilities, substantially all located in our primary market area. At September 30, 2016, we had $29.2 million in commercial real estate loans, representing 15.0% of our total loan portfolio. This amount included $806,000 of multi-family residential real estate loans. At September 30, 2016, our commercial real estate loans had an average balance of $309,000.

Most of our commercial real estate loans are balloon loans with a five-year initial term and a 20-year amortization period. The maximum loan-to-value ratio of our commercial real estate loans is generally 80%. All of our commercial real estate loans are subject to our underwriting procedures and guidelines. At September 30, 2016, our largest commercial real estate loan totaled $3.1 million and was secured by an owner-occupied funeral home located in our primary market area. At September 30, 2016, this loan was performing in accordance with its terms.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). The significant majority of our commercial real estate loans are appraised by outside independent appraisers approved by the board of directors, although we are only required to get independent appraisals on commercial real estate loans in amounts of $500,000 or greater. Personal guarantees are generally obtained from the principals of commercial real estate borrowers.

Commercial and Industrial Loans. We make commercial and industrial loans, primarily in our market area, to a variety of professionals, sole proprietorships and small businesses. These loans are generally secured by business assets, and we may support this collateral with junior liens on real property. At September 30, 2016, commercial and industrial loans were $16.2 million, or 8.4% of our gross loans held for investment. As part of our relationship driven focus, we encourage our commercial borrowers to maintain their primary deposit accounts with us, which enhances our interest rate spread and margin.

Commercial lending products include term loans and revolving lines of credit. Commercial loans and lines of credit are made with either adjustable or fixed rates of interest. Adjustable rates and fixed rates are based on the prime rate as published in The Wall Street Journal, plus a margin. We are focusing our efforts on experienced, growing small- to medium-sized, privately-held companies with solid historical and projected cash flow that operate in our market areas.

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When making commercial and industrial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment. Depending on the collateral used to secure the loans, commercial and industrial loans are made in amounts of up to 80% of the value of the collateral securing the loan. All of these loans are secured by assets of the respective borrowers.

Our largest commercial and industrial loan at September 30, 2016 totaled $1.6 million, was originated in 2011 to an insurance agency and is secured by business assets. At September 30, 2016, this loan was performing in accordance with its terms.

Construction and Land Loans. We make construction loans, primarily to individuals for the construction of their primary residences and loans to contractors and builders of single-family homes. We also make a limited amount of land loans to complement our construction lending activities, as such loans are generally secured by lots that will be used for residential development. Land loans also include loans secured by land purchased for investment purposes. At September 30, 2016, our construction loans totaled $13.3 million, representing 6.9% of our total loan portfolio, and included $4.0 million of land loans. At that date, we also had $3.7 million of construction loans in process. At September 30, 2016, $8.8 million of our single-family construction loans were to individuals and $4.5 million were to contractors and builders.

While we may originate loans to contractors and builders whether or not the collateral property underlying the loan is under contract for sale, we consider each project carefully in light of current residential real estate market conditions. We actively monitor the number of unsold homes in our construction loan portfolio and local housing markets to attempt to maintain an appropriate balance between home sales and new loan originations. We generally will limit the maximum number of speculative units (units that are not pre-sold) approved for each builder. We have attempted to diversify the risk associated with speculative construction lending by doing business with experienced small and mid-sized builders within our market area.

We also originate construction loans for commercial development projects, including retail buildings, churches, small industrial, hotels and office buildings. Most of our construction loans are interest-only loans that provide for the payment of interest during the construction phase, which is usually up to 12 months. At the end of the construction phase, the loan may convert to a permanent mortgage loan or the loan may be paid in full. Construction loans generally can be made with a maximum loan-to-value ratio of 80% of the estimated appraised market value upon completion of the project. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also generally require inspections of the property before disbursements of funds during the term of the construction loan.

At September 30, 2016, our largest construction and land loan was for $655,000, all of which was outstanding. This loan was originated in 2016 and is secured by improved residential building lots. This loan was performing according to its terms at September 30, 2016.

Consumer Loans. We offer a limited range of consumer loans, principally to customers residing in our primary market area with other relationships with us and with acceptable credit ratings. Our consumer loans generally consist of loans secured by deposit accounts, loans on new and used automobiles and unsecured personal loans. At September 30, 2016, consumer and other loans were $2.3 million, or 1.2% of gross loans held for investment.

Loan Underwriting Risks

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate

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loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide annual financial statements on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flow and the borrower’s other projects, of at least 1.20x. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Commercial and Industrial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business and the collateral securing these loans may fluctuate in value. Our commercial and industrial loans are originated primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of real estate, accounts receivable, inventory or equipment. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself.

Construction and Land Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Balloon Loans. Although balloon mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they reprice at the end of the term, the ability of the borrower to renew or repay the loan and the marketability of the underlying collateral may be adversely affected if real estate values decline prior to the expiration of the term of the loan or in a rising interest rate environment.

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, an increased monthly payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying collateral also may be adversely affected in a high interest rate environment.

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Consumer Loans. Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Originations, Purchases and Sales of Loans

Lending activities are conducted by our salaried loan personnel operating at our main and branch office locations and our loan production office. All loans originated by us are underwritten pursuant to our policies and procedures. We primarily originate fixed-rate loans and balloon loans and, to a lesser extent, adjustable-rate loans. Our ability to originate fixed-rate loans, balloon loans or adjustable-rate loans is dependent upon relative customer demand for such loans, which is affected by current and expected future levels of market interest rates. We originate real estate and other loans through our loan officers, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys.

We sometimes purchase whole loans from third parties to supplement our loan production. These loans generally consist of loans to health care professionals and loans secured by manufactured housing. At September 30, 2016, we had $7.1 million of whole loans that we purchased. The majority of our purchased loans are to borrowers who are not located in our primary market area.

In addition, from time to time, we may purchase or sell participation interests in loans. We underwrite our participation interest in the loan that we are purchasing according to our own underwriting criteria and procedures. At September 30, 2016, we had $750,000 of committed funds for loan participation interests that we purchased ($26,000 of which had been funded), and at that date, we had no loans for which we had sold participation interests.

Historically, we have not originated significant amounts of loans for sale, but we intend to increase this activity in the future in order to manage the duration and time to repricing of our loan portfolio, and to generate fee income. We currently sell loans through the LenderSelect Mortgage Group. At September 30, 2016, we held $472,000 of loans for sale, and we sold $2.3 million of loans during the year ended September 30, 2016, all on a servicing-released basis, generating $58,000 in fee income.

Loan Approval Procedures and Authority

Pursuant to federal law, the aggregate amount of loans that Newton Federal Bank is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Newton Federal Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At September 30, 2016, based on the 15% limitation, Newton Federal Bank’s loans-to-one-borrower limit was approximately $6.8 million. On the same date, Newton Federal Bank had no borrowers with outstanding balances in excess of this amount. At September 30, 2016, our largest loan relationship with one borrower was for $3.7 million, which was secured by land, homes that are being constructed and personal guarantees, and the underlying loans were performing in accordance with their terms on that date. Our loan-to-one borrower limitation will increase following the completion of the stock offering due to the additional capital Newton Federal Bank will receive.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent

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licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, bank statements and tax returns.

All loan approval amounts are based on the aggregate loans, including total balances of outstanding loans and the proposed loan to the individual borrower and any related entity. Each of our President and Chief Executive Officer, our Chief Credit Officer and our Chief Lending Officer has individual authorization to approve loans up to $500,000. These individuals can combine their authority to approve loans up to $1.0 million. Our Management Loan Committee, which consists of our President and Chief Executive Officer, Chief Credit Officer, Chief Lending Officer, Chief Operations Officer, a Commercial Lending Officer and an outside board member can approve loans up to $2.0 million in the aggregate. Loans in excess of $2.0 million require the approval of our full board of directors.

Generally, we require title insurance or abstracts on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.

Delinquencies and Asset Quality

Delinquency Procedures. When a loan payment becomes 15 days past due, we contact the customer by mailing a late notice, and loan officers may contact their customers. If a loan payment becomes 30 days past due, we mail an additional late notice and a loan-specific letter written by a collection representative, and we also place telephone calls to the borrower. These loan collection efforts continue until a loan becomes 90 days past due, at which point we would refer the loan for foreclosure proceedings unless management determines that it is in the best interest of Newton Federal Bank to work further with the borrower to arrange a workout plan. The foreclosure process would begin when a loan becomes 120 days delinquent. From time to time we may accept deeds in lieu of foreclosure.

Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis. Management determines that a loan is impaired or non-performing when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned. The real estate owned is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense of the current period. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months.

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Delinquent Loans. The following tables set forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At September 30,
	2016			2015			2014
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Real estate loans:
One- to four-family residential	$32	$3,382	$1,955	$—	$2,909	$1,598	$—	$3,244	$1,583
Commercial	—	66	44	—	408	50	—	564	509
Construction and land	—	—	—	—	—	—	—	11	—
Commercial and industrial loans	194	—	—	—	—	33	—	243	—
Consumer loans	20	—	—	—	15	20	—	18	—

Total	$246	$3,448	$1,999	$—	$3,332	$1,701	$—	$4,080	$2,092

	At September 30,
	2013			2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Real estate loans:
One- to four-family residential	$4,894	$958	$1,118	$4,833	$3,193	$1,961
Commercial	447	—	28	438	1,165	438
Construction and land	109	—	—	435	366	—
Commercial and industrial loans	—	—	30	—	—	435
Consumer loans	—	—	—	17	—	8

Total	$5,450	$958	$1,176	$5,723	$4,724	$2,842

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Non-Performing Assets. The following table sets forth information regarding our non-performing assets. Non-accrual loans include non-accruing troubled debt restructurings of $810,000, $1.3 million, $1.4 million, $3.4 million and $4.9 million as of September 30, 2016, 2015, 2014, 2013 and 2012, respectively.

	At September 30,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$3,013	$2,056	$2,269	$5,295	$8,365
Commercial	230	448	777	1,952	3,581
Construction and land	—	—	—	—	581
Commercial and industrial loans	—	33	—	335	434
Consumer loans	—	26	—	—	8

Total non-accrual loans	3,243	2,563	3,046	7,582	12,969

Accruing loans past due 90 days or more	—	—	—	—	—
Real estate owned:
One- to four-family	—	—	822	1,239	3,653
Commercial	—	470	—	64	84
Construction and land	—	62	307	577	384
Commercial and industrial loans	—	—	—	—	—
Consumer loans	—	—	—	—	—

Total real estate owned	—	532	1,129	1,880	4,121

Total non-performing assets	$3,243	$3,095	$4,175	$9,462	$17,090

Total accruing troubled debt restructured loans	$5,815	$4,358	$4,845	$3,730	$2,716
Total non-performing loans to total loans	1.71%	1.51%	1.75%	4.21%	7.05%
Total non-performing assets to total assets	1.39%	1.37%	1.84%	4.26%	7.45%

Interest income that would have been recorded for the year ended September 30, 2016 had non-accruing loans been current according to their original terms amounted to $199,000. We recognized $100,000 of interest income for these loans for the year ended September 30, 2016. In addition, interest income that would have been recorded for the year ended September 30, 2016 had troubled debt restructurings been current according to their original terms amounted to $454,000. We recognized $362,000 of interest income for these loans for the year ended September 30, 2016.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of the Comptroller of the Currency to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When

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an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports with the Office of the Comptroller of the Currency and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified and special mention assets at the dates indicated were as follows:

	At September 30,
	2016	2015
	(In thousands)
Substandard assets	$10,027	$11,880
Doubtful assets	—	—
Loss assets	—	—

Total classified assets	$10,027	$11,880

Special mention assets	$229	$2,591

Substandard assets decreased as we wrote down a portion of a $3.0 million commercial real estate loan during the year ended September 30, 2016, and the remaining portion of the loan ($1.4 million) was subsequently considered performing as of September 30, 2016. Special mention assets decreased during the year ended September 30, 2016 as three commercial and industrial loans with an aggregate principal balance of $2.0 million were upgraded during 2016.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

As an integral part of their examination process, the Office of the Comptroller of the Currency will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

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The following table sets forth activity in our allowance for loan losses for the years indicated.

	Years Ended September 30,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Allowance at beginning of year	$5,874	$5,708	$5,947	$5,694	$5,032
Provision for loan losses	—	—	—	3,147	9,017
Charge offs:
Real estate loans:
One- to four-family residential	(337)	(438)	(1,214)	(4,073)	(7,018)
Commercial	(1,796)	(20)	(132)	(386)	(1,211)
Construction and land	—	—	(125)	(230)	(519)
Commercial and industrial loans	—	—	(48)	(243)	—
Consumer loans	(12)	(18)	(1)	(38)	(12)

Total charge-offs	(2,145)	(476)	(1,520)	(4,970)	(8,760)

Recoveries:
Real estate loans:
One- to four-family residential	341	356	970	1,816	401
Commercial	233	130	281	12	—
Construction and land	—	—	23	120	—
Commercial and industrial loans	—	154	7	127	—
Consumer loans	6	2	—	1	4

Total recoveries	580	642	1,281	2,076	405

Net (charge-offs) recoveries	(1,565)	166	(239)	(2,984)	(8,355)

Allowance at end of year	$4,309	$5,874	$5,708	$5,947	$5,694

Allowance to non-performing loans	132.87%	229.18%	187.39%	78.44%	43.90%
Allowance to total loans outstanding at the end of the year	2.22%	3.34%	3.17%	3.20%	3.00%
Net (charge-offs) recoveries to average loans outstanding during the year	(0.86)%	0.09%	(0.13)%	(1.56)%	(4.24)%

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Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At September 30,
	2016			2015			2014
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$1,882	43.78%	68.54%	$3,486	62.47%	75.42%	$3,424	67.83%	77.84%
Commercial	1,595	37.10	15.04	1,238	22.19	13.99	1,034	20.48	14.38
Construction and land	143	3.32	6.88	67	1.20	1.28	55	1.09	0.45
Commercial and industrial loans	643	14.96	8.37	739	13.24	8.16	495	9.81	6.47
Consumer loans	36	0.84	1.17	50	0.90	1.15	40	0.79	0.86

Total allocated allowance	4,299	100.00%	100.00%	5,580	100.00%	100.00%	5,048	100.00%	100.00%

Unallocated	10			294			660

Total	$4,309			$5,874			$5,708

	At September 30,
	2013			2012
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$4,243	73.57%	79.26%	$4,960	87.11%	81.71%
Commercial	1,021	17.70	13.37	619	10.87	14.29
Construction and land	92	1.60	0.65	107	1.88	1.04
Commercial and industrial loans	389	6.75	5.95	2	0.04	2.19
Consumer loans	22	0.38	0.77	6	0.10	0.77

Total allocated allowance	5,767	100.00%	100.00%	5,694	100.00%	100.00%

Unallocated	180			—

Total	$5,947			$5,694

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Investment Activities

General. The goals of our investment policy are to provide liquidity, meet pledging requirements, generate a reasonable rate of return, and minimize risk. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity. We expect to initially invest a substantial portion of the proceeds of the offering in short-term and other investments, including U.S. government securities.

Our investment policy was adopted by the board of directors and is reviewed annually by the board of directors. All investment decisions are made by our Asset/Liability Management Committee, consisting of our President and Chief Executive Officer, the Chairman of the Board, another member of the board of directors, and other members of senior management. The Chief Financial Officer provides an investment schedule detailing the investment portfolio which is reviewed at least monthly by the board of directors.

Our current investment policy permits, with certain limitations: investments in U.S. Treasury securities; securities issued by the U.S. government and its agencies or government sponsored enterprises including mortgage-backed securities and collateralized mortgage obligations (“CMO”) issued by Fannie Mae, Ginnie Mae and Freddie Mac; corporate and municipal bonds; certificates of deposit in other financial institutions; federal funds and money market funds.

At September 30, 2016, our investment portfolio consisted of securities and obligations issued by U.S. government-sponsored enterprises or the Federal Home Loan Bank of Atlanta. At September 30, 2016, we owned $205,000 of Federal Home Loan Bank of Atlanta stock. As a member of Federal Home Loan Bank of Atlanta, we are required to purchase stock in the Federal Home Loan Bank of Atlanta, which stock is carried at cost and classified as restricted equity securities.

The following table sets forth the amortized cost and estimated fair value of our held-to-maturity securities portfolio at the dates indicated. At the dates indicated, we did not hold any securities as available for sale.

	At September 30,
	2016		2015		2014
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
U.S. Government sponsored enterprises	$7,499	$7,517	$7,492	$7,533	$6,986	$6,989

Total	$7,499	$7,517	$7,492	$7,533	$6,986	$6,989

The following table sets forth the amortized cost and estimated fair value of securities of issuers as of September 30, 2016, that exceeded 10% of our total equity as of that date.

	At September 30, 2016
	Amortized Cost	Estimated Fair Value
	(In thousands)
Federal Home Loan Bank bonds	$5,999	$6,012

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Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at September 30, 2016, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. All of our securities at September 30, 2016, were taxable securities.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
U.S. Government sponsored enterprises	$6,499	0.90%	$1,000	1.60%	$—	—	$—	—	$7,499	$7,517	1.00%

Total	$6,499	0.90%	$1,000	1.60%	$—	—	$—	—	$7,499	$7,517	1.00%

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Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also may use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds, but we have not needed to utilize borrowings in recent periods. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including savings accounts, checking accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have not accepted brokered deposits in recent periods, although we have the authority to do so.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and the favorable image of Newton Federal Bank in the community to attract and retain deposits. We also seek to obtain deposits from our commercial loan customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the distribution of total deposits by account type at the dates indicated.

	At September 30,
	2016			2015			2014
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Non-interest bearing checking accounts	$21,727	11.96%	—%	$15,132	8.56%	—%	$13,276	7.41%	—%
Passbook savings accounts	21,180	11.65	0.04%	19,906	11.27	0.04%	19,559	10.91	0.04%
Interest-bearing checking accounts	30,662	16.88	0.31%	22,750	12.88	0.17%	16,991	9.48	0.04%
Money market checking accounts	22,607	12.44	0.26%	22,587	12.78	0.25%	23,689	13.21	0.27%
Certificates of deposit	85,523	47.07	1.39%	96,312	54.51	1.70%	105,749	58.99	1.89%

Total	$181,699	100.00%	0.87%	$176,687	100.00%	1.11%	$179,264	100.00%	1.28%

As of September 30, 2016, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000 was approximately $35.0 million. The following table sets forth the maturity of these certificates as of September 30, 2016.

At September 30, 2016
(In thousands)
Maturity Period:
Three months or less	$3,178
Over three through six months	3,655
Over six through twelve months	6,203
Over twelve months	21,980

Total	$35,016

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Borrowings. As of September 30, 2016, we had a $58.0 million line of credit with the Federal Home Loan Bank of Atlanta. Other than annual testing of the line of credit where we borrow $5.0 million for one day, we did not have any outstanding borrowings during the years ended September 30, 2016, 2015 or 2014.

In addition to the Federal Home Loan Bank of Atlanta line of credit, we have two unsecured federal funds line of credit, in the amounts of $5.0 million and $7.5 million. No amount was outstanding on these lines of credit at September 30, 2016 or during the 2016 fiscal year, except for amounts required for annual testing.

Properties

As of September 30, 2016, the net book value of our office properties was $3.8 million, and the net book value of our furniture, fixtures and equipment was $532,000. The following table sets forth information regarding our offices.

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)

Main Office:
3175 Highway 278 Covington, Georgia 30014	Owned	1974	$1,169

Other Properties:
Eastside Branch 8278 Highway 278 Covington, Georgia 30014	Owned	2000	1,514

Southside Branch Bypass Road & Highway 36 10131 Carlin Avenue Covington, Georgia 30014	Building Owned/Land Leased	2006	1,110

Loan Production Office 3001 Monroe Highway Suite 500B Bogart, Georgia 30622	Leased	2016	N/A

We believe that current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At September 30, 2016, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Newton Federal Bank will enter into an agreement with Community First Bancshares, Inc. and Community First Bancshares, MHC to provide them with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Newton Federal Bank and Community First Bancshares, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

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Personnel

As of September 30, 2016, we had 65 full-time employees and two part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees.

TAXATION

Newton Federal Bank is, and Community First Bancshares, MHC and Community First Bancshares, Inc. will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize material income tax matters and is not a comprehensive description of the tax rules applicable to Community First Bancshares, MHC, Community First Bancshares, Inc., and Newton Federal Bank.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, Newton Federal Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending September 30 for filing its federal income tax returns. Community First Bancshares, Inc. and Newton Federal Bank will file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions. For taxable years beginning after 1995, Newton Federal Bank has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the specific charge-off method under Section 582(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. After the computation of taxes for the fiscal year ended September 30, 2016, Newton Federal Bank anticipates that it will have approximately $16,000 of minimum tax credit carryforward to utilize in the future. The credit is not subject to expiration.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At September 30, 2016, Newton Federal Bank had no federal net operating loss carryforwards.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At September 30, 2016, Newton Federal Bank had no capital loss carryovers.

Corporate Dividends. Community First Bancshares, Inc. may generally exclude from its income 100% of dividends received from Newton Federal Bank as a member of the same affiliated group of corporations.

State Taxation

Newton Federal Bank is treated as a financial institution under Georgia state income tax law. The state of Georgia subjects financial institutions to all state and local taxes in the same manner and to the same extent as other business corporations in Georgia. Additionally, depository financial institutions are subject to local business license taxes and a special occupation tax.

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Consolidated Group Return. Georgia is not a unitary business state. Affiliated corporations that file a consolidated federal income tax return must file separate income tax returns unless they have prior approval or have been requested to file a consolidated return by the Commissioner of the Georgia Department of Revenue.

Net Operating Loss Carryovers. Generally, Georgia law conforms to federal law and a financial institution may carry back Georgia net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At September 30, 2016, Newton Federal Bank had no Georgia net operating loss carryforwards.

Bank Tax Credit. All financial depositary institutions that conduct business or own property in Georgia are required to file a Georgia Financial Institutions Business Occupation Tax based on Georgia gross receipts. Any local license tax and state occupation tax paid a depository financial institution is credited dollar for dollar against any state corporate income tax liability of such institution for the tax year during which any such tax is paid. Any unused credits may be carried forward for five years. At September 30, 2016, Newton Federal Bank had $380,000 of bank tax credits available for future use.

REGULATION AND SUPERVISION

General

As a federal savings association, Newton Federal Bank is subject to examination, supervision and regulation, primarily by the Office of the Comptroller of the Currency, and, secondarily, by the Federal Deposit Insurance Corporation (“FDIC”) as deposits insurer. Prior to July 21, 2011, the Office of Thrift Supervision was Newton Federal Bank’s primary federal regulator. However, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which is discussed further below, eliminated the Office of Thrift Supervision and transferred the Office of Thrift Supervision’s functions relating to federal savings associations, including rulemaking authority, to the Office of the Comptroller of the Currency, effective July 21, 2011. The federal system of regulation and supervision establishes a comprehensive framework of activities in which Newton Federal Bank may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund.

Newton Federal Bank is also regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” which governs the reserves to be maintained against deposits and other matters. In addition, Newton Federal Bank is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the 11 regional banks in the Federal Home Loan Bank System. Newton Federal Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of Newton Federal Bank’s loan documents.

As a savings and loan holding company, Community First Bancshares, Inc. will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. The Office of Thrift Supervision’s functions relating to savings and loan holding companies were transferred to the Federal Reserve Board on July 21, 2011 pursuant to the Dodd-Frank Act regulatory restructuring. Community First Bancshares, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to Newton Federal Bank and Community First Bancshares, Inc. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Newton Federal Bank and Community First Bancshares, Inc. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Community First Bancshares, Inc., Newton Federal Bank and their operations.

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Dodd-Frank Act

As noted above, the Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for both bank holding companies and savings and loan holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions. Subsequent regulations issued by the Federal Reserve Board generally exempted from these requirements bank and savings and loan holding companies of less than $1 billion of consolidated assets. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Newton Federal Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets continue to be examined for compliance by their applicable bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008. The Dodd-Frank Act increased stockholder influence over boards of directors by requiring publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directed the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded. Further, the legislation required that originators of securitized loans retain a percentage of the risk for transferred loans, directed the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contained a number of reforms related to mortgage origination.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations. The implementation of the legislation is an ongoing process and the impact on operations cannot yet fully be assessed. However, there is a significant likelihood that the Dodd-Frank Act will result in an increased regulatory burden and compliance, operating and interest expense for Newton Federal Bank and Community First Bancshares, Inc.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Newton Federal Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. The Dodd-Frank Act authorized, for the first time, the payment of interest on commercial checking accounts, effective July 21, 2011. Newton Federal Bank may also establish, subject to specified investment limits, service corporation subsidiaries that may engage in certain activities not otherwise permissible for Newton Federal Bank, including real estate investment and securities and insurance brokerage.

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Examinations and Assessments. Newton Federal Bank is primarily supervised by the Office of the Comptroller of the Currency. Newton Federal Bank is required to file reports with and is subject to periodic examination by the Office of the Comptroller of the Currency. Newton Federal Bank is required to pay assessments to the Office of the Comptroller of the Currency to fund the agency’s operations.

Capital Requirements. Federal regulations require FDIC-insured depository institutions, including federal savings associations, to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets and a Tier 1 capital to total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and Total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively. The regulations also establish a minimum required leverage ratio of at least 4% Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, an institution’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on the risk deemed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% on January 1, 2019.

At September 30, 2016, Newton Federal Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by “readily marketable collateral,” which generally includes certain financial instruments (but not real estate). As of September 30, 2016, Newton Federal Bank was in compliance with the loans-to-one borrower limitations.

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Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under the federal Prompt Corrective Action statute, the Office of the Comptroller of the Currency is required to take supervisory actions against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital. An institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 ratio of less than 4.5% or a leverage ratio of less than 4% is considered to be “undercapitalized.” A savings institution that has total risk-based capital of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a common equity Tier 1 ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized.” A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.”

Generally, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator for a federal savings association that becomes “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date that a federal savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a federal savings association that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5.0% of the savings association’s assets at the time it was deemed to be undercapitalized by the Office of the Comptroller of the Currency or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of the Comptroller of the Currency notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as restrictions on capital distributions and asset growth. The Office of the Comptroller of the Currency may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At September 30, 2016, Newton Federal Bank met the criteria for being considered “well capitalized,” which means that its total risk-based capital ratio exceeded 10%, its Tier 1 risk-based ratio exceeded 8.0%, its common equity Tier 1 ratio exceeded 6.5% and its leverage ratio exceeded 5.0%

Qualified Thrift Lender Test. As a federal savings association, Newton Federal Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Newton Federal Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of every 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Alternatively, Newton Federal Bank may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At September 30, 2016, Newton Federal Bank satisfied the QTL test.

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Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Newton Federal Bank, must file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend.

An application or notice related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the Office of the Comptroller of the Currency is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Newton Federal Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

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Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Newton Federal Bank. Community First Bancshares, Inc. will be an affiliate of Newton Federal Bank because of its control of Newton Federal Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Newton Federal Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Newton Federal Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Newton Federal Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution to the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC insured financial institutions such as Newton Federal Bank. Deposit accounts in Newton Federal Bank are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts.

The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund. Under the FDIC’s risk-based assessment system, insured institutions were assigned a risk category based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s rate depended upon the category to which it is assigned, and certain adjustments specified by FDIC regulations. Institutions deemed less risky pay lower FDIC assessments. The Dodd-Frank Act required the FDIC to revise its procedures to base its assessments upon each insured institution’s total assets less tangible equity instead of deposits. The FDIC finalized a rule, effective April 1, 2011, that set the assessment range at 2.5 to 45 basis points of total assets less tangible equity.

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Effective July 1, 2016, the FDIC adopted changes that eliminated the risk categories. Assessments for most institutions are now based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of failure within three years. In conjunction with the Deposit Insurance Fund reserve ratio achieving 1.15%, the assessment range (inclusive of possible adjustments) was reduced for most banks and savings associations to 1.5 basis points to 30 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended September 30, 2016, the annualized FICO assessment was equal to 0.56 basis points of total assets less tangible capital.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Newton Federal Bank. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Federal Home Loan Bank System. Newton Federal Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Atlanta, Newton Federal Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of September 30, 2016, Newton Federal Bank was in compliance with this requirement. While Newton Federal Bank’s ability to borrow from the Federal Home Loan Bank of Atlanta provides an additional source of liquidity, Newton Federal Bank has historically not used Federal Home Loan Bank advances to fund its operations.

Other Regulations

Interest and other charges collected or contracted for by Newton Federal Bank are subject to state usury laws and federal laws concerning interest rates. Newton Federal Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

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•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Newton Federal Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires savings associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Community First Bancshares, Inc. and Community First Bancshares, MHC will be non-diversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, Community First Bancshares, Inc. and Community First Bancshares, MHC will be registered with the Federal Reserve Board and be subject to the regulation, examination, supervision and reporting requirements applicable to savings and loan holding companies. In addition, the Federal Reserve Board has enforcement authority over Community First Bancshares, Inc., Community First Bancshares, MHC and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. Under present law, the business activities of Community First Bancshares, Inc. and Community First Bancshares, MHC are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met and financial holding company status is elected, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations. Community First Bancshares, Inc. and Community First Bancshares, MHC have not elected financial holding company status.

Federal law prohibits a savings and loan holding company, including Community First Bancshares, Inc. and Community First Bancshares, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring

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more than 5.0% of another savings institution or savings and loan holding company, without prior Federal Reserve Board approval. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board considers factors such as the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

•	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

•	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

Capital. Savings and loan holding companies have historically not been subjected to consolidated regulatory capital requirements. The Dodd-Frank Act required the Federal Reserve Board to establish for all bank and savings and loan holding companies minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. However, pursuant to legislation passed in December 2014, the Federal Reserve Board extended to savings and loan holding companies the applicability of the “Small Bank Holding Company” exception to its consolidated capital requirements and increased the threshold for the exception from $500 million of assets to $1.0 billion, effective May 15, 2015. As a result, savings and loan holding companies with less than $1.0 billion in consolidated assets are generally not subject to the capital requirements unless otherwise advised by the Federal Reserve Board.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has issued regulations requiring that all savings and loan holding companies serve as a source of strength to their subsidiary depository institutions.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a savings and loan holding company to pay dividends may be restricted if a subsidiary savings association becomes undercapitalized. The regulatory guidance also states that a savings and loan holding company should inform Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the savings and loan holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Community First Bancshares, Inc. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Waivers of Dividends by Community First Bancshares, MHC. Community First Bancshares, Inc. may pay dividends on its common stock to public stockholders. If it does, it is also required to pay dividends to Community First Bancshares, MHC, unless Community First Bancshares, MHC elects to waive the receipt of dividends. Under the Dodd-Frank Act, Community First Bancshares, MHC must receive the approval of the Federal Reserve Board before it may waive the receipt of any dividends from Community First Bancshares, Inc. The Federal Reserve Board has issued an interim final rule providing that it will not object to dividend waivers under certain circumstances, including circumstances where the waiver is not detrimental to the safe and sound operation of the savings association and a majority of the mutual holding company’s members have approved the waiver of dividends by the mutual holding company within the previous twelve months. In addition, for a “non-

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grandfathered” mutual holding company such as Community First Bancshares, MHC, each officer or director of Community First Bancshares, Inc. and Newtown Federal Bank, and any tax-qualified stock benefit plan or non-tax-qualified stock benefit plan in which such individual participates that holds any shares of stock to which the waiver would apply, must waive the right to receive any such dividend declared. In addition, any dividends waived by Community First Bancshares, MHC must be considered in determining an appropriate exchange ratio in the event of a conversion of the mutual holding company to stock form.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

Community First Bancshares, Inc.’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Community First Bancshares, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Community First Bancshares, Inc. qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Community First Bancshares, Inc. will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Community First Bancshares, Inc. has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

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MANAGEMENT

Our Directors

The board of directors of Community First Bancshares, Inc. will initially consist of six members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. Because Community First Bancshares, MHC will own a majority of our outstanding common stock, we will be a “controlled corporation” within the meaning of the Nasdaq corporate governance guidelines. As a “controlled corporation,” we will be exempt from certain requirements, including that a majority of our board of directors be independent under those standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, each of our directors, other than our President and Chief Executive Officer Johnny S. Smith, would be considered independent under the Nasdaq Stock Market corporate governance listing standards. See “—Board Independence” below.

The following table states our directors’ names, their ages as of September 30, 2016, and the calendar years when they began serving as directors of Newton Federal Bank:

Directors	Position	Age	Director Since	Current Term to Expire
Troy B. Brooks	Director	57	2007	2019
William D. Fortson, Jr.	Chairman of the Board	74	1998	2017
Marshall L. Ginn	Director	63	2004	2018
Bob W. Richardson	Director	68	1991	2019
Johnny S. Smith	President, Chief Executive Officer and Director	57	2016	2018

The business experience for the past five years of each of our directors is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Troy B. Brooks is the Chief Financial Officer of Piedmont Newton Hospital, Inc., located in Covington, Georgia, where he has worked since 1986. Previously, Mr. Brooks was Chief Financial Officer at Healthcare Management Corporation in Columbus, Georgia; Chief Financial Officer at Upson Regional Medical Center in Thomaston, Georgia, and Assistant Controller at Humana Shoals Hospital in Sheffield, Alabama. He is a long-time member of the Georgia Chapter of the Healthcare Financial Management Association. Mr. Brooks has served as President of the Covington-Newton County Chamber of Commerce and served on the Executive Committee of that board for eight years. He has served as the Chairman of the Board of the Covington Family YMCA and also served as President of the Rockdale Swim League.

William D. Fortson, Jr. has over 47 years’ experience in the automobile industry, and has been the owner of Ginn Motor Company, located in Covington, Georgia, since 1987. Mr. Fortson has also served as member/manager of Ginn Chrysler, Jeep, Dodge, LLC since 2009. Mr. Fortson has strong marketing, sales, and customer service assessment skills, as well as significant experience in employee development, training, and business management.

Marshall L. Ginn has been a licensed real estate broker since 1996, and is an Associate Broker with RE/MAX Agents Realty, located in Covington, Georgia. Mr. Ginn assists in the purchase and sale of residential, commercial and industrial properties as well as raw land. Prior to joining RE/MAX, Mr. Ginn was co-founder of Medical Services South and founder of ELCO Medical, privately held corporations specializing in the marketing and sale of orthopedic implants and products. He has served as President of the East Metro Board of Realtors and Chairman of the Newton County Chamber of Commerce. Mr. Ginn brings the board of directors a unique perspective of the community in areas of economic development, residential housing and commercial opportunities.

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Bob W. Richardson was a licensed pharmacist for 40 years until his retirement in 2010. Mr. Richardson was the owner and manager of People’s Drug Store, located in Covington, Georgia, beginning in 1979. Mr. Richardson is also the co-owner of Taziki’s Mediterranean Cafe, located in Athens, Georgia, which opened in 2014. Mr. Richardson’s experience as a small business owner gives him extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate, as well as the challenges facing small businesses in our market area.

Johnny S. Smith has served as the President and Chief Executive Officer of Newton Federal Bank since February 2016, having joined Newton Federal Bank in 1992 as Comptroller. Mr. Smith served as an elected board member of the Newton County School System and is the Chairman of the Board of the Rotary Club of Covington Foundation. Mr. Smith’s positions as President and Chief Executive Officer foster clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full board of directors, and alignment on corporate strategy.

Executive Officers who are Not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is as of September 30, 2016. The executive officers of Community First Bancshares, Inc. and Newton Federal Bank are elected annually.

Gregory J. Proffitt, age 48, was appointed our Executive Vice President and Chief Operations Officer in February 2016. Mr. Proffitt has been employed with Newton Federal Bank since 2005, serving as Senior Vice President and Chief Operations Officer beginning in November 2013 and as Controller and Compliance Officer. Prior to being employed with Newton Federal Bank, Mr. Proffitt has served in various roles with other companies including SunTrust Bank, The Federal Reserve Bank of Atlanta, John H. Harland Company, The Original Honey Baked Ham Company, Allied Automotive Group, and Blue Cross Blue Shield of Georgia.

Kenneth D. Lumpkin, age 51, is our Executive Vice President and Chief Lending and Marketing Officer, and has served in those positions since February 2016. Mr. Lumpkin previously served as our Vice President and Director of Sales and Marketing, and joined Newton Federal Bank as a consultant in June 2014. From December 2012 to June 2014, Mr. Lumpkin was a licensed real estate agent for Progressive Realty LLC, located in Winder, Georgia. Mr. Lumpkin was not employed from June 2011 to December 2012, but previously worked at The Peoples Bank of Winder, Winder, Georgia, from 1998 to 2011, most recently as Executive Vice President and head of production. Prior to joining The Peoples Bank of Winder, Mr. Lumpkin served as Vice President and Commercial Lender at Regions Bank. He began his banking career in 1988 with Bank of America (formerly known as Bank South and Nations Bank).

Tessa M. Nolan, age 31, was named our Senior Vice President and Chief Financial Officer in February 2016, and served as our controller beginning in March 2014. Ms. Nolan joined Newton Federal Bank in August 2005.

Tara T. Williams, age 36, is our Senior Vice President and Chief Credit Officer. Ms. Williams joined Newton Federal Bank in 2014 as a Senior Credit Analyst in 2014, and was named Chief Credit Officer in 2015. Ms. Williams was previously a Business Credit Underwriter at First Citizens Bank, Columbia, South Carolina, where she began working in 2007.

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Board Independence

The board of directors has determined that each of our directors, with the exception of President and Chief Executive Officer Johnny S. Smith, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Smith is not considered independent because he is an executive officer of Newton Federal Bank. In determining the independence of our directors, the board of directors considered relationships between Newton Federal Bank and our directors that are not required to be reported under “—Transactions With Certain Related Persons,” below, consisting of deposit accounts that our directors maintain at Newton Federal Bank. In addition, we utilize the services of RE/MAX Agents Realty for certain real estate transactions, with which Director Marshall L. Ginn is an Associate Broker. We paid RE/MAX Agents Realty commissions of $14,930 for the year ended September 30, 2016.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Newton Federal Bank, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Newton Federal Bank makes loans to its employees through an employee loan program pursuant to which loans are made at a reduced rate. The reduced rate is 0.50% below the interest rate offered to the public. Employees also receive a 50% discount on loan origination fees.

The chart below lists our executive officers who participated in the employee loan program during the years ended September 30, 2016 and 2015, and certain information with respect to their loans. No other directors or executive officers of Newton Federal Bank participated in the employee loan program during the years ended September 30, 2016 or 2015.

Name	Type of Loan	Largest Aggregate Balance 10/01/15 to 9/30/16	Principal Balance 9/30/16	Principal Paid 10/01/15 to 9/30/16	Interest Paid 10/01/15 to 9/30/16	Interest Rate
Gregory J. Proffitt	Home Mortgage	$285,318	$278,365	$6,953	$9,847	3.49%
Kenneth D. Lumpkin	Consumer	$11,744	$11,744	$—	$44	7.00%
	Home Mortgage	$395,433	$389,318	$6,638	$17,644	3.49%
	Consumer	$3,672	$—	$3,672	$266	9.49%
Tessa M. Nolan	Home Mortgage	$169,932	$163,148	$6,784	$6,694	4.00%
	Consumer	$24,130	$23,630	$500	$97	6.00%
	Consumer	$24,761	$—	$24,760	$1,058	6.00%

Name	Type of Loan	Largest Aggregate Balance 10/01/14 to 9/30/15	Principal Balance 9/30/15	Principal Paid 10/01/14 to 9/30/15	Interest Paid 10/01/14 to 9/30/15	Interest Rate
Gregory J. Proffitt	Home Mortgage	$289,636	$285,318	$6,784	$12,452	3.49%
Kenneth D. Lumpkin	Home Mortgage	$395,956	$395,956	$—	$1,037	3.49%
	Consumer	$5,131	$3,672	$1,459	$226	9.49%
Tessa M. Nolan	Home Mortgage	$175,299	$169,932	$6,286	$7,212	4.00%
	Consumer	$24,760	$24,760	$470	$79	6.00%

At the time of termination of employment with Newton Federal Bank, the interest rate will be adjusted to the non-employee interest rate.

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These loans neither involve more than the normal risk of collection nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. The interest rate on loans to directors and officers is the same as that offered to other employees.

Since October 1, 2014, other than described above, and except for loans to executive officers made in the ordinary course of business that were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Newton Federal Bank and for which management believes neither involve more than the normal risk of collection nor present other unfavorable features, we and our subsidiaries have not had any transaction or series of transactions, or business relationships, nor are any such transactions or relationships proposed, in which the amount involved exceeds $120,000 and in which our directors or executive officers have a direct or indirect material interest.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees, including an Audit Committee and a Loan Committee. During the year ended September 30, 2016, the board of directors of Newton Federal Bank met 12 times. It is expected that the board of directors of Community First Bancshares, Inc. will establish a standing audit committee, which will operate under a written charter, which will govern its composition, responsibilities and operations.

Community First Bancshares, Inc.’s Audit Committee will consist of Directors Richardson (Chairman), Fortson and Brooks. Compensation and nominating decisions will be made by the full board of directors, as permitted under Nasdaq Stock Market rules for “Controlled Companies.” We will be a Controlled Company because Community First Bancshares, MHC will own a majority of our outstanding shares of common stock.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, Community First Bancshares, Inc. will adopt several policies to govern the activities of both Community First Bancshares, Inc. and Newton Federal Bank, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating and corporate governance and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

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Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer, our two other most highly compensated executive officers for the year ended September 30, 2016, and another individual who served as our President and Chief Executive Officer during the year ended September 30, 2016. Each individual listed in the table below is referred to as a “named executive officer.”

Summary Compensation Table
Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	All other Compensation ($)(4)	Total ($)
Johnny S. Smith, President and Chief Executive Officer	2016	150,999	2,558	14,700	168,257

Gregory J. Proffitt, Executive Vice President and Chief Operations Officer	2016	137,421	3,080	6,358	146,859

Kenneth D. Lumpkin, Executive Vice President and Chief Lending and Marketing Officer	2016	114,923	2,077	11,492	128,492

George Lazenby, Former President and Chief Executive Officer (4)	2016	63,654	3,672	259,499	326,825

(1)	The current annual base salaries for Messrs. Smith, Proffitt and Lumpkin are $170,000, $140,000, and $130,000, respectively.
(2)	Represents discretionary cash bonuses, which were paid during the year ending September 30, 2016, and includes a $569 ten-year service award for Mr. Proffitt.
(3)	A break-down of the various elements of compensation in this column is set forth in the following table:

All Other Compensation
Name	401(k) Profit Sharing ($)	401(k) Match ($)	Director Fees ($)	Automobile Allowance ($)	Club Dues ($)	Retirement/ Release ($)(a)	Total All Other Compensation ($)
Johnny S. Smith	4,300	2,400	3,500	—	4,500	—	14,700
Gregory J. Proffitt	4,300	1,374	—	—	684	—	6,358
Kenneth D. Lumpkin	3,096	3,448	—	2,800	2,148	—	11,492
George Lazenby	6,489	—	7,000	2,500	—	243,510	259,499

(4)	Mr. Lazenby retired as our President and Chief Executive Officer and as a member of the Board of Directors on January 15, 2016. In connection with his retirement, in exchange for a release of claims, Newton Federal agreed to pay Mr. Lazenby a total of $243,510 in cash, with the last payment made on February 13, 2017.

Benefit Plans and Agreements

401(k) Plan. Newton Federal Bank maintains the Newton Federal Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan just like other employees. An employee must complete three months of service to be eligible to participate in the 401(k) Plan.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code. For 2017, the salary deferral contribution limit is $18,000, provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan for a total of $24,000. In addition to salary deferral contributions, Newton Federal Bank may make discretionary matching contributions and discretionary profit sharing contributions to the 401(k) Plan. Newton Federal Bank made both matching and profit sharing contributions to the 401(k) Plan for the plan year ended September 30, 2016. A participant is always 100% vested in his or her salary deferral contributions. Matching and profit sharing contributions vest 100% after three years of participant’s service with Newton Federal Bank. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of the participant’s termination of employment. Expense recognized in connection with the 401(k) Plan totaled approximately $54,000 for the fiscal year ended September 30, 2016.

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Employee Stock Ownership Plan. In connection with the reorganization, we intend to adopt an employee stock ownership plan for eligible employees. The named executive officers are eligible to participate in the employee stock ownership plan just like other employees. Eligible employees will begin participation in the employee stock ownership plan on the later of the effective date of the reorganization or upon the first entry date commencing on or after the eligible employee’s completion of one year of service and attainment of age 21.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 3.92% of the total number of shares of Community First Bancshares, Inc. common stock outstanding (including shares issued to Community First Bancshares, MHC). We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Community First Bancshares, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Newton Federal Bank’s discretionary contributions to the employee stock ownership plan and any dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to equal the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant will become 100% vested in his or her account balance after three years of service. Participants who were employed by Newton Federal Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service in accordance with the terms of the plan document. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not timely provide instructions on any matter in the same ratio as those shares for which participants provide timely instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Newton Federal Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of Community First Bancshares, Inc.

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The following table sets forth for the year ended September 30, 2016 certain information as to the total remuneration we paid to our directors. Mr. Smith received director fees of $3,500 for the year ended September 30, 2016, which is included in All Other Compensation in the Summary Compensation Table.

Directors Compensation Table For the Year Ended September 30, 2016
Name	Fees Earned or Paid in Cash ($)	Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)	Total ($)
Troy B. Brooks	23,100	689	—	23,789
William D. Fortson, Jr.	44,250	10,429	—	54,679
Marshall L. Ginn	21,900	4,166	—	26,066
Bob W. Richardson	22,300	11,745	—	34,045

(1)	Reflects above-market earnings under the Directors’ Deferred Compensation Plan, described below.

Director Fees

Directors earn an annual fee of $21,000, and our chairman receives an additional chairman fee of $21,000 per year. Directors currently receive fees of $150 per meeting for service on the Audit Committee and $100 per meeting for service on the Loan Committee.

Each person who will serve as a director of Community First Bancshares, Inc. will also serve as a director of Newton Federal Bank and will initially earn a monthly fee only in his or her capacity as a board or committee member of Newton Federal Bank. Upon completion of the reorganization, additional director fees may be paid for Community First Bancshares, Inc. director meetings although no such determination has been made at this time.

Directors’ Deferred Compensation Plan

Newton Federal Bank sponsors a deferred compensation plan under which eligible directors were previously able to defer the receipt of compensation that otherwise would have been payable to them for their service as a director. Effective June 30, 2015, the plan has been frozen with respect to further deferral contributions and any new participants. However, directors who previously deferred compensation under the plan maintain a benefit under the plan until the deferred compensation is distributed to them in accordance with their previous elections and the terms of the plan. Until their benefits are distributed under the plan, the deferred compensation will be credited with earnings, compounded quarterly, at a rate equal to the average pre-tax return for the immediately preceding ten-year period on shares in the Vanguard Balanced Index Fund Admiral Shares, as published in the fund’s annual report for December 31 of the immediately preceding calendar year.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and awards of shares of restricted common stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted common stock, not to exceed 4.9% and 1.96%, respectively, of the shares issued in the offering (including shares issued to Community First Bancshares, MHC). These limitations may not apply if the plans are implemented more than one year after the reorganization and offering, subject to any applicable regulatory approvals.

The stock-based benefit plans will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than Community First Bancshares, MHC. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than Community First Bancshares, MHC.

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Certain additional restrictions would apply to our stock-based benefit plans if adopted within one year after the stock offering, including:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Community First Bancshares, Inc. or Newton Federal Bank.

We have not yet determined whether we will present stock-based benefit plans for stockholder approval within one year following the completion of the reorganization or whether we will present plans for stockholder approval more than one year after the completion of the reorganization. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

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SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of our directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Reorganization and Offering—Limitations on Purchase of Shares.”

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent of Outstanding Shares at Minimum of Offering Range (2)
Troy D. Brooks, Director	10,000	$100,000	*
William D. Fortson, Jr., Chairman of the Board	30,000	300,000	*
Marshall L. Ginn, Director	10,000	100,000	*
Bob W. Richardson, Director	10,000	100,000	*
Johnny S. Smith, President, Chief Executive Officer and Director	5,000	50,000	*
Gregory J. Proffitt, Executive Vice President and Chief Operations Officer	2,500	25,000	*
Kenneth D. Lumpkin, Executive Vice President and Chief Lending and Marketing Officer	3,500	35,000	*
Tessa M. Nolan, Senior Vice President and Chief Financial Officer	1,000	10,000	*
Tara T. Williams, Senior Vice President and Chief Credit Officer	300	3,000	*

All directors and executive officers as a group (9 persons)	72,300	$723,000	1.5%

*	Less than 1.0%.
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of reorganization.
(2)	At the adjusted maximum of the offering range, directors and executive officers would own 1.0% of our outstanding shares of common stock.

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THE REORGANIZATION AND OFFERING

The board of directors of Newton Federal Bank has approved the plan of reorganization. The plan of reorganization must also be approved by Newton Federal Bank’s members. A special meeting of members has been called for this purpose. We have filed an application with respect to the reorganization and stock offering with the Federal Reserve Board, and the approval of the Federal Reserve Board is required before we can consummate the reorganization and stock offering. We also have filed certain applications with respect to the reorganization with the Office of the Comptroller of the Currency and the FDIC. The final approvals of the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC are required before we can consummate the reorganization and stock offering. Any approval by the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC does not constitute a recommendation or endorsement of the plan of reorganization.

General

On October 31, 2016, our board of directors unanimously adopted the plan pursuant to which we will reorganize from a federally chartered mutual savings association into a two-tier federal mutual holding company structure. After the reorganization, Community First Bancshares, Inc. will be the mid-tier stock holding company and Community First Bancshares, MHC will be the top-tier mutual holding company. After the offering, subscribers in the offering will own 46% and Community First Bancshares, MHC will own 54% of the outstanding shares of common stock of Community First Bancshares, Inc.

Consummation of the reorganization and stock offering is subject to, among other things, approval of the plan of reorganization by the members of Newton Federal Bank as of the voting record date. A special meeting of members has been called for this purpose, to be held on March 30, 2017. The reorganization will be completed as follows, or in any manner approved by regulators that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

(i)	Newton Federal Bank will organize an interim stock savings association as a wholly owned subsidiary (“Interim Bank”);

(ii)	After Interim Bank receives approval from the FDIC for insurance of accounts and the FDIC has issued it a certificate number, Newton Federal Bank will transfer pursuant to a purchase and assumption agreement all of its assets and liabilities, except $100,000 in cash, to Interim Bank, and Interim Bank will become the stock savings association resulting from the reorganization, including the purchase and assumption transaction pursuant to the plan (the “Stock Bank”);

(iii)	Newton Federal Bank will amend its charter and bylaws to read in the form of a federal mutual holding company to become Community First Bancshares, MHC;

(iv)	Community First Bancshares, MHC will organize Community First Bancshares, Inc. as a wholly-owned subsidiary, and transfer $1,000 to Community First Bancshares, Inc. in exchange for 100 shares of Community First Bancshares, Inc. common stock; and

(v)	Community First Bancshares, MHC will transfer all of the initially issued stock of the Stock Bank to Community First Bancshares, Inc. in exchange for additional shares of Community First Bancshares, Inc. common stock, and the Stock Bank will become a wholly-owned subsidiary of Community First Bancshares, Inc.

Concurrently with the reorganization, Community First Bancshares, Inc. will offer for sale 46% of its common stock representing 46% of the pro forma market value of Community First Bancshares, Inc. and Newton Federal Bank.

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We have mailed to each person eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and Newton Federal Bank’s business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card that can be used to vote on the plan.

The following is a summary of the material aspects of the plan of reorganization, the subscription offering, and the community offering. The plan of reorganization should be consulted for a more detailed description of its terms.

Reasons for the Reorganization

The primary purpose of the reorganization is to establish a holding company and to convert Newton Federal Bank to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of Newton Federal Bank and Community First Bancshares, Inc. by enabling us to attract and retain qualified employees who have a direct interest in our financial success and that customer ownership may enhance our connection with our customers. The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings institutions. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations and increase our capital to support future growth and profitability, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise, and to compete more effectively in the financial services marketplace. The reorganization and the capital raised in the offering are expected to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risk and expand our asset base. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit. Although the reorganization and offering will create a stock savings institution and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and its ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

Our board of directors believes that the advantages of the mutual holding company structure outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, including the inability of stockholders other than Community First Bancshares, MHC to own a majority of the common stock of Community First Bancshares, Inc. A majority of our voting stock will be owned by Community First Bancshares, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Community First Bancshares, MHC will be able to elect all the members of Community First Bancshares, Inc.’s board of directors, and will be able to control the outcome of all matters presented to our stockholders for resolution by vote. No assurance can be given that Community First Bancshares, MHC will not take action adverse to the interests of stockholders other than Community First Bancshares, MHC. For example, Community First Bancshares, MHC could prevent the sale of control of Community First Bancshares, Inc., or defeat a candidate for the board of directors of Community First Bancshares, Inc. or other proposals put forth by stockholders.

Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. We are not undertaking a standard mutual-to-stock conversion at this time since we do not believe we could effectively deploy that amount of additional capital on a short-term or near-term basis. The reorganization, however, will allow us to raise additional

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capital in the future because a majority of our common stock will be available for sale in the event of a conversion of Community First Bancshares, MHC to stock form. Our board of directors has determined that offering 46% of our outstanding shares of common stock for sale in the offering allows for an efficient use of net proceeds for Community First Bancshares, Inc. and Newton Federal Bank over the next several years.

The reorganization does not preclude the future conversion of Community First Bancshares, MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Community First Bancshares, MHC will convert to stock form or what conditions the Federal Reserve Board or other regulatory agencies may impose on such a transaction. See “Summary—Possible Conversion of Community First Bancshares, MHC to Stock Form.”

Effects of the Reorganization and Offering on Depositors and Borrowers of Newton Federal Bank

Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. Newton Federal Bank will continue to be subject to regulation by the Office of the Comptroller of the Currency and the FDIC. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

Liquidation Rights. Following the completion of the reorganization, all depositors and borrowers who had liquidation rights with respect to Newton Federal Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Community First Bancshares, MHC so long as they continue to hold their deposit accounts or loans, as applicable, with Newton Federal Bank. In addition, all persons who become depositors of Newton Federal Bank subsequent to the reorganization will have such liquidation rights with respect to Community First Bancshares, MHC.

Deposit Accounts and Loans. Under the plan of reorganization, each depositor of Newton Federal Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of Newton Federal Bank will continue to be federally insured by the FDIC up to the legal maximum limit in the same manner as deposit accounts existing in Newton Federal Bank immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

Voting Rights. Following the completion of the reorganization and offering, members of Newton Federal Bank will no longer have voting rights in Newton Federal Bank, but will have voting rights in Community First Bancshares, MHC. Following the completion of the reorganization and offering, voting rights in Community First Bancshares, Inc. will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by Community First Bancshares, Inc. stockholders. Although Community First Bancshares, Inc. will have the power to issue shares of capital stock to persons other than Community First Bancshares, MHC, as long as Community First Bancshares, MHC is in existence, Community First Bancshares, MHC will be required to own a majority of the voting stock of Community First Bancshares, Inc., and consequently will be able to control the outcome of matters put to a vote of stockholders. Community First Bancshares, Inc. must own 100% of the voting stock of Newton Federal Bank.

Offering of Common Stock

Under the plan of reorganization, up to 3,015,300 shares (subject to increase to up to 3,467,595 shares) of Community First Bancshares, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 4:00 p.m., Eastern Time, on March 22, 2017, unless otherwise extended by Newton Federal Bank. Regulations require that all shares to be offered in the offering be sold within a period ending not more than 90 days after regulatory approval of the plan of reorganization

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or a longer period as may be approved by the Federal Reserve Board or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on May 8, 2017, unless extended with the approval of the Federal Reserve Board. If the offering is not completed by May 8, 2017, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Newton Federal Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Newton Federal Bank’s notice, the funds submitted will be refunded to the subscriber with interest at 0.10% per annum, which is Newton Federal Bank’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not consummated, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at 0.10% per annum, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Newton Federal Bank as of the close of business on September 30, 2015 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

•	$300,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Newton Federal Bank in the one-year period preceding September 30, 2015 are subordinated to the subscription rights of other eligible account holders.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on September 30, 2015. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of Newton Federal Bank, such as the employee stock ownership plan and Section 401(k) plan, will receive nontransferable subscription rights to purchase up to 4.90% of the shares of common stock issued and

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outstanding following the completion of the offering. The employee stock ownership plan intends to purchase 3.92% of our outstanding shares (including shares issued to Community First Bancshares, MHC). In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 4.90% of the common stock issued and outstanding following the completion of the offering. The employee stock ownership plan may, with Federal Reserve Board approval, purchase some or all of the shares of common stock in the open market or may purchase shares of common stock directly from Community First Bancshares, Inc.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on December 31, 2016, will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$300,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2016. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each member of Newton Federal Bank who is not an eligible account holder, supplemental eligible account holder or tax-qualified employee plan, as of the close of business on February 1, 2017, including borrowers from Newton Federal Bank as of January 19, 1984 who maintained such borrowings as of the close of business on February 1, 2017, will receive nontransferable subscription rights to purchase up to $300,000 of common stock.

If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member’s orders.

To ensure proper allocation of stock, each other member must list on his or her stock order form all deposit and loan accounts in which he or she had an ownership interest on February 1, 2017. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Newton Federal Bank and Community First Bancshares, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold

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under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which Newton Federal Bank and Community First Bancshares, Inc. determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Newton Federal Bank or Community First Bancshares, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which have not been purchased in the subscription offering may be offered by Community First Bancshares, Inc. in a community offering to members of the general public to whom Community First Bancshares, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons (including trusts of natural persons) residing in the Georgia Counties of Barrow, Butts, Clarke, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Putnam, Rockdale and Walton. Subject to the maximum purchase limitations, these persons may purchase up to $300,000 of common stock. The community offering, if any, may be undertaken concurrently with, during, or promptly after the subscription offering, and may terminate at any time without notice. Subject to any required regulatory approvals, Community First Bancshares, Inc. will determine in its sole discretion the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Community First Bancshares, Inc. and Newton Federal Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in the Georgia Counties of Barrow, Butts, Clarke, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Putnam, Rockdale and Walton whose orders are accepted by Newton Federal Bank, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in the Georgia Counties of Barrow, Butts, Clarke, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Putnam, Rockdale and Walton, whose orders remain unsatisfied on an equal number of shares basis per order. If, after allocation of shares to natural persons (including trusts of natural persons) residing in the Georgia Counties of Barrow, Butts, Clarke, Greene, Gwinnett, Hall, Henry, Jackson, Jasper, Morgan, Newton, Oconee, Putnam, Rockdale and Walton, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

Syndicated Community Offering. The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by BSP Securities, LLC, acting as our agent. In such capacity, BSP Securities, LLC may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither BSP Securities, LLC nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, BSP Securities, LLC has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Federal Reserve Board. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

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The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $300,000 of common stock.

In the event of a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to Community First Bancshares, Inc. for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Newton Federal Bank or wire transfers). See “—Procedure for Purchasing Shares.”

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of Community First Bancshares, Inc. owned or controlled by persons other than Community First Bancshares, MHC at the close of the reorganization and offering shall be less than 50% of Community First Bancshares, Inc.’s total outstanding common stock.

B.	The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $300,000. No person by himself, with an associate or group of persons acting in concert, may purchase more than $400,000 of the common stock offered in the offering, except that: (i) Community First Bancshares, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with which they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of federal banking regulators) of the total number of the shares sold in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) for purposes of this paragraph B shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Community First Bancshares, Inc., by any non-tax-qualified employee plan or any management person (as defined in the plan) and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Community First Bancshares, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Community First Bancshares, Inc., or Newton Federal Bank that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Community First Bancshares, Inc., by any one or more tax-qualified employee plans, or any

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management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Community First Bancshares, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Community First Bancshares, Inc., or Newton Federal Bank that are attributable to such person shall not be counted.

E.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Community First Bancshares, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Community First Bancshares, Inc. at the conclusion of the offering.

F.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Community First Bancshares, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Community First Bancshares, Inc. at the conclusion of the offering.

G.	The aggregate amount of common stock that may be encompassed under all stock option plans and restricted stock plans of Community First Bancshares, Inc. may not exceed, in the aggregate, 25% of the outstanding shares of common stock of Community First Bancshares, Inc. held by persons other than Community First Bancshares, MHC at the conclusion of the stock offering.

H.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Community First Bancshares, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% (or such higher percentage as may be set by our board of directors with the approval of federal banking regulators) of the outstanding shares of common stock held by persons other than Community First Bancshares, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or paragraph I. below, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Community First Bancshares, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% of the stockholders’ equity of Community First Bancshares, Inc. held by persons other than Community First Bancshares, MHC at the conclusion of the offering.

J.	Notwithstanding any other provision of the plan of reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of FINRA. Community First Bancshares, Inc., and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The board of directors of Community First Bancshares, Inc., has the right in its sole discretion to reject any order submitted by a person whose representations our board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan.

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L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by our board of directors.

For purposes of the plan of reorganization, the members of our board of directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than Community First Bancshares, MHC, Community First Bancshares, Inc. or Newton Federal Bank or a majority-owned subsidiary of Community First Bancshares, Inc. or Newton Federal Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes relating to subscriptions in the stock offering and the sale of common stock following the reorganization, a person who has a substantial beneficial interest in any non-tax-qualified employee plan or any tax-qualified employee plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by officers and directors, the term “associate” does not include any tax-qualified employee plan; or

•	any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Community First Bancshares, MHC, Community First Bancshares, Inc. or Newton Federal Bank or a subsidiary thereof.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Schedule 13D or Schedule 13G with any regulatory agency will be deemed to be acting in concert.

The boards of directors of Community First Bancshares, Inc. and Newton Federal Bank may, in their sole discretion, and without notice or solicitation of other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering provided that the total number of shares purchased by persons, their associates and those persons with which they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of the federal banking regulators) of the total number of shares sold in the offering. Requests to purchase shares of Community First Bancshares, Inc. common stock under this provision will be allocated by the boards of directors of Community First Bancshares, Inc. and Newton

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Federal Bank in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of Community First Bancshares, Inc. and Newton Federal Bank, with the approval of the federal banking regulators and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Newton Federal Bank or Community First Bancshares, Inc. and except as described below. In addition, under FINRA guidelines, members of the FINRA and their associates are subject to certain reporting requirements upon purchase of these securities.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and BSP Securities, LLC.

To assist in the marketing of the common stock, we have retained BSP Securities, LLC, which is a broker-dealer registered with FINRA. BSP Securities, LLC will assist us in the offering as follows:

•	consulting as to the marketing implications of the plan of reorganization and stock issuance plan;

•	reviewing with our board of directors the financial impact of the offering on us, based upon the independent appraiser’s pro forma market value of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting us in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering;

•	assisting us in drafting press releases as required or appropriate in connection with the offering; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For its services as financial advisor, BSP Securities, LLC will receive (i) a non-refundable management fee of $25,000, which we have already paid, and (ii) a service fee of 1.0% of the aggregate dollar amount of all shares of common stock sold in the subscription and community offerings. No fee will be paid on any shares purchased by our directors, officers or employees or members of their immediate families (whether directly or through a personal trust), or on shares purchased by any employee benefit plan or trust established for the benefit of our directors, officers and employees. The service fee will be reduced by the management fee.

In the event shares of common stock are sold through a group of broker-dealers in a syndicated community offering, we will pay fees of 5.5% of the aggregate dollar amount of shares of common stock sold in the syndicated community offering to BSP Securities, LLC and any other broker-dealers included in the syndicated community offering. Any such offering will be on a best efforts basis, and BSP Securities, LLC will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription and community offerings.

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We also will reimburse BSP Securities, LLC for its reasonable expenses associated with its marketing effort in an amount not to exceed $10,000 and for attorney’s fees and expenses not to exceed $85,000. The expenses may be increased in the event we conduct a syndicated community offering. Under such circumstances, BSP Securities, LLC may be reimbursed for total additional reasonable expenses and legal fees and expenses not to exceed $15,000 in the aggregate.

We will indemnify BSP Securities, LLC against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933, as amended.

BSP Securities, LLC has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. BSP Securities, LLC expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock. BSP Securities, LLC will solicit orders and conduct sales of the common stock of Community First Bancshares, Inc. in states in which our directors and executive officers are not permitted to offer and sell our shares of common stock.

Stock Information Center Management

We have also engaged BSP Securities, LLC to manage our Stock Information Center in connection with the offering. In this role, BSP Securities, LLC will assist us in the offering as follows:

•	coordinating vote solicitation and the special meeting of members;

•	design stock order forms;

•	organize and supervise the Stock Information Center; and

•	employee training.

For these services, BSP Securities, LLC will receive a fee of $20,000, $10,000 of which is non-refundable and has already been paid, plus reimbursement of expenses not to exceed $10,000. The fee can be increased by $5,000 in the event of any unusual or additional items or duplication of service required as a result of a material change in applicable regulations or the plan of reorganization, or a material delay or other similar events.

How We Determined the Stock Pricing and the Number of Shares to be Issued

The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation RP Financial, LC. will receive a fee of $40,000, and will receive a fee of $7,500 for each appraisal update. RP Financial, LC. will be reimbursed for its expenses up to $4,000.

We are not affiliated with RP Financial, LC., and neither we nor RP Financial, LC. has an economic interest in, or is held in common with, the other. RP Financial, LC. represents and warrants that it is not aware of

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any fact or circumstance that would cause it not to be “independent” within the meaning of the reorganization regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway RP Financial, LC. from serving in the role of our independent appraiser.

We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, LC., subject to valuation adjustments applied by RP Financial, LC. to account for differences between us and our peer group. RP Financial, LC. placed the greatest emphasis on the price-to-book value approach in estimating pro forma market value RP Financial, LC. did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including our financial statements. RP Financial, LC. also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the reorganization and the offering on our equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that RP Financial, LC. considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, RP Financial, LC. limited the peer group companies to the following two selection criteria: (i) institutions with assets less than $600 million; and (ii) institutions with equity-to-assets ratios greater than 12.50%. The regulatory appraisal guidelines that require RP Financial, LC. to select a minimum of ten peer companies, whose equity securities are traded on an exchange, resulted in most of the peer companies having greater assets than we do, even though the peer companies selected represent the ten smallest savings and loan holding companies, based on asset size, traded on the Nasdaq Stock Market with an equity-to-assets ratio greater than 12.50%.

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In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of us with the peer group. RP Financial, LC. advised the board of board of directors that the valuation conclusion included the following adjustments relative to the peer group:

•	a slight downward adjustment was applied for profitability, growth and viability of earnings which took into consideration our lower pro forma return on equity, uncertainty related to future earnings growth given the expanded market area and potential impact of less favorable asset quality ratios on earnings relative to the comparable peer group measures;

•	a slight downward adjustment was made for dividends due to the MHC ownership structure and dividend waiver regulations in place for MHCs that impact minority ownership ratios, in comparison to the fully-converted peer group companies; and

•	a slight downward adjustment was made for liquidity of the stock due to our lower number of shares to be outstanding and lower market capitalization expected in comparison to the peer group companies.

RP Financial made no adjustments for financial condition, asset growth, market area, marketing of the issue, management, or effect of government regulations and regulatory reform.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the reorganization that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 1.96% of the shares common stock to be outstanding by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

On the basis of the foregoing, RP Financial, LC. advised us that as of February 3, 2017, the estimated pro forma market value of the common stock, assuming we were selling a minority of our shares in the offering, was $57.0 million. Based on applicable regulations, this forms a midpoint of a valuation range with a minimum of $48.5 million and a maximum of $65.6 million. Our board of directors determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 46% of the shares issued should be held by purchasers in the offering and 54% should be held by Community First Bancshares, MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the total number of shares of common stock that Community First Bancshares, Inc. will issue will range from 4,845,000 to 6,555,000 shares, with a midpoint of 5,700,000 shares (including in each case shares issued to Community First Bancshares, MHC), and the number of shares sold in the offering will range from 2,228,700 shares to 3,015,300 shares, with a midpoint of 2,622,000 shares.

Our board of directors reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the two years ended September 30, 2016 and for the quarter ended December 31, 2016, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions. All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Federal Reserve Board, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $75.4 million and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to up to 7,538,250 shares. Under such circumstances the number of shares sold in the offering will be increased to up to 3,467,595 shares and the number of shares held by Community First Bancshares, MHC will be increased to up to 4,070,655 shares. The increase in the valuation range may occur to reflect demand for the shares or changes in market conditions, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain

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fixed. See “—Offering of Common Stock—Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. RP Financial, LC. did not independently verify the financial statements and other information provided by Newton Federal Bank, nor did RP Financial, LC. value independently the assets or liabilities of Newton Federal Bank. The independent valuation considers Newton Federal Bank as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $75.4 million or a decrease in the pro forma market value to less than $48.5 million, then Community First Bancshares, Inc., after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order; extend or hold a new subscription offering, community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board in order to complete the reorganization and offering. In the event that a resolicitation is commenced due to a change in the independent valuation, all funds will be promptly returned to investors and investors will be given the opportunity to place a new order for a period of time. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by regulators for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or March 30, 2019.

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Community First Bancshares, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma earnings and increasing stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and Community First Bancshares, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma net income and decreasing stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of RP Financial, LC. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Newton Federal Bank and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, RP Financial, LC. confirms to Newton Federal Bank and the Federal Reserve Board that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial, LC. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Community First Bancshares, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to regulatory approval. If such confirmation is not received, we may extend the offering; reopen the offering or commence a new offering; establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of federal regulators; or take such other actions as permitted in order to complete the offering.

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Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by BSP Securities, LLC or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by BSP Securities, LLC or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 4:00 p.m., Eastern Time, on March 22, 2017, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond May 8, 2017 would require the regulatory approval. If the offering is extended past May 8, 2017, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.10% per annum from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond March 30, 2019, which is two years after the special meeting of members. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.10% per annum from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization.

Use of Stock Order Forms. In order to purchase shares of common stock, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received, not postmarked, prior to 4:00 p.m., Eastern Time, March 22, 2017. We will not accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the stock order form or by hand-delivery to our Stock Information Center, which will be located at Newton Federal Bank’s main office, located at 3175 Highway 278, Covington, Georgia. The Stock Information Center will be open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will not be open on bank holidays. Once tendered, an order form cannot be modified or revoked unless the offering is terminated or is extended beyond May 8, 2017, or the number of shares of common stock to be sold is increased to more than 3,467,595 shares or decreased to less than 2,228,700 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

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If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

To ensure that eligible account holders, supplemental eligible account holders, and other members are properly identified as to their stock purchase priorities, such parties must list all deposit and loan accounts on the stock order form giving all names on each deposit and loan account and the account numbers at the applicable eligibility date.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Newton Federal Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed stock order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to Community First Bancshares, Inc.; or

•	authorization of withdrawal from Newton Federal Bank deposit account(s), other than checking accounts or individual retirement accounts (“IRAs”).

Appropriate means for designating withdrawals from deposit accounts at Newton Federal Bank are provided in the stock order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the rate of 0.10% per annum subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at Newton Federal Bank and will earn interest at a rate of 0.10% per annum from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

Regulations prohibit Newton Federal Bank from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not pay by wire transfer. You may not submit cash or use a check drawn on a Newton Federal Bank line of credit. We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Community First Bancshares, Inc. You may not designate on your stock order form a direct withdrawal from a Newton Federal Bank retirement account. See “—Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Newton Federal Bank deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

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We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until completion of the stock offering, provided there is a loan commitment from either an unrelated financial institution or Community First Bancshares, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase at the time of the expiration of the subscription offering. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the stock offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Newton Federal Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Newton Federal Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Newton Federal Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the March 22, 2017 end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Purchased

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

Federal Reserve Board regulations prohibit any person with subscription rights, specifically the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations

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also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on the qualifying deposit or loan account, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the reorganization or offering, please call our Stock Information Center. The telephone number is (678) 729-9788. The Stock Information Center is open for telephone calls Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Material Income Tax Consequences

Consummation of the reorganization is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the reorganization will not be a taxable transaction to Newton Federal Bank, Community First Bancshares, Inc., Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Newton Federal Bank or Community First Bancshares, Inc. would prevail in a judicial proceeding.

Newton Federal Bank and Community First Bancshares, Inc. have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the reorganization, which includes the following:

1.	The conversion of Newton Federal Bank to Community First Bancshares, MHC will qualify as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(F).

2.	The transfer by Newton Federal Bank in mutual form (the “Mutual Bank”) of substantially all of its assets and liabilities to Newton Federal Bank in stock form (the “Stock Bank”) qualifies as an exchange under Internal Revenue Code Section 351 and the Mutual Bank will recognize no gain or loss upon the transfer of substantially all of its assets and liabilities solely in exchange for the voting common stock of the Stock Bank.

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3.	The Mutual Bank’s holding period in the common stock of the Stock Bank received in the reorganization will include the holding period during which the property exchanged was held.

4.	Newton Federal Bank will recognize no income with respect to its bad debt reserve established under Internal Revenue Code Section 593.

5.	The Stock Bank will recognize no gain or loss upon its receipt of property from the Mutual Bank in exchange for its stock.

6.	The Stock Bank’s basis in the property received from the Mutual Bank will be the same as the basis of such property in the hands of the Mutual Bank immediately prior to the reorganization.

7.	The Stock Bank’s holding period for the property received from the Mutual Bank will include the period during which such property was held by the Mutual Bank.

8.	Newton Federal Bank’s members will recognize no gain or loss by reason of the reorganization.

9.	No gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members of the Mutual Bank on the issuance to them of withdrawable deposit accounts in the Stock Bank plus liquidation rights with respect to Community First Bancshares, MHC, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

10.	It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon the distribution to them of the nontransferable subscription rights to purchase shares of stock of Community First Bancshares, Inc. Gain realized, if any, by the eligible account holders, supplemental eligible account holders and other members on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

11.	The basis of the deposit accounts in the Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other members of the Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in Community First Bancshares, MHC to be received by the eligible account holders, supplemental eligible account holders, and other members of the Mutual Bank shall be zero.

12.	Community First Bancshares, MHC and the persons who purchased common stock of Community First Bancshares, Inc. in the subscription and community offering (“minority stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to Community First Bancshares, Inc. in exchange for stock in Community First Bancshares, Inc.

13.	Community First Bancshares, Inc. will recognize no gain or loss on its receipt of the Stock Bank stock and cash in exchange for Community First Bancshares, Inc.

14.	Community First Bancshares, MHC’s basis in the Community First Bancshares, Inc. common stock received will be the same as its basis in the Stock Bank stock transferred.

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15.	Community First Bancshares, MHC’s holding period in Community First Bancshares, Inc. common stock received will include the period during which it held the Stock Bank common stock, provided that the property was a capital asset on the date of the exchange.

16.	Community First Bancshares, Inc.’s basis in the Stock Bank stock received from Community First Bancshares, MHC will be the same as the basis of such property in the hands of Community First Bancshares, MHC.

17.	Community First Bancshares, Inc.’s holding period for the Stock Bank stock received from Community First Bancshares, MHC will include the period during which the property was held by Community First Bancshares, MHC.

18.	It is more likely than not that the basis of Community First Bancshares, Inc. common stock to its stockholders will be the purchase price thereof. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire the stock was exercised.

We believe that that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Community First Bancshares, Inc., Community First Bancshares, MHC, Newton Federal Bank and persons receiving subscription rights. The tax opinions as to items 10 and 18 above are based on the position that subscription rights to be received by eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to eligible account holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

In the view of RP Financial, LC. (which is acting as independent appraiser of the value of the shares of Community First Bancshares, Inc. common stock in connection with the reorganization), the subscription rights do not have any value for the reasons set forth above. RP Financial, LC.’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Community First Bancshares, Inc. could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Newton Federal Bank, the members of Newton Federal Bank, Community First Bancshares, Inc., Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Community First Bancshares, Inc. or Newton Federal Bank would prevail in a judicial or administrative proceeding.

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The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Community First Bancshares, Inc.’s registration statement. An opinion regarding the Georgia state income tax consequences consistent with the federal tax opinion has been issued by Porter Keadle Moore, LLC, tax advisors to Newton Federal Bank and Community First Bancshares, Inc.

Restrictions on Purchase or Transfer of Our Shares after Reorganization

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Community First Bancshares, Inc. or Newton Federal Bank generally may not be sold for a period of one year following the closing of the reorganization, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Community First Bancshares, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board and the Office of the Comptroller of the Currency. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Federal regulations prohibit Community First Bancshares, Inc. from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON THE ACQUISITION OF COMMUNITY FIRST BANCSHARES, INC. AND

NEWTON FEDERAL BANK

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Community First Bancshares, Inc., Newton Federal Bank or their respective capital stock are described below. Also discussed are certain provisions in Community First Bancshares, Inc.’s charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire Community First Bancshares, Inc.

Mutual Holding Company Structure

Community First Bancshares, MHC will own a majority of the outstanding common stock of Community First Bancshares, Inc. after the offering and, through its board of directors, will be able to exercise voting control over virtually all matters put to a vote of stockholders. For example, Community First Bancshares, MHC may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of Community First Bancshares, Inc. It will not be possible for another entity to acquire Community First Bancshares, Inc. without the consent of Community First Bancshares, MHC. Community First Bancshares, MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of Community First Bancshares, Inc.

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Federal Law

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote, of 10% or more of a class of voting stock (i) where the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

The Federal Reserve Board may deny an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

For a period of three years following completion of the offering, Federal Reserve Board regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Community First Bancshares, Inc. or Newton Federal Bank without the Federal Reserve Board’s prior approval.

Charters and Bylaws of Community First Bancshares, Inc. and Newton Federal Bank

The following discussion is a summary of provisions of the charter and bylaws of Community First Bancshares, Inc. and Newton Federal Bank that may be deemed to affect the ability of a person, firm or entity to acquire Community First Bancshares, Inc. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The board of directors of Community First Bancshares, Inc. is required by the charter and bylaws to be divided into three staggered classes that are as equal in size as is possible. Each year one class will be elected by stockholders of Community First Bancshares, Inc. for a three-year term. A classified board promotes continuity and stability of management of Community First Bancshares, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the offering, Community First Bancshares, Inc. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of Community First Bancshares, Inc.” Although these shares could be used by the board of directors of Community First Bancshares, Inc. to make it more difficult or to discourage an attempt to obtain control of Community First Bancshares, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Community First Bancshares, MHC will own a majority of the common stock for so long as we remain in the mutual holding company structure.

How Shares are Voted. Community First Bancshares, Inc.’s charter provides that there will not be cumulative voting by stockholders for the election of Community First Bancshares, Inc.’s directors. No cumulative

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voting rights means that Community First Bancshares, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Community First Bancshares, Inc. to be elected at that meeting. This could prevent minority stockholder representation on Community First Bancshares, Inc.’s board of directors.

Restrictions on Acquisitions of Shares. A section in Community First Bancshares, Inc.’s charter provides that for a period of five years from the closing of the offering, no person, other than Community First Bancshares, MHC, and, with respect to Newton Federal Bank, other than Community First Bancshares, MHC and Community First Bancshares, Inc., may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Community First Bancshares, Inc. or Newton Federal Bank held by persons other than Community First Bancshares, MHC, and, with respect to Newton Federal Bank, other than Community First Bancshares, Inc., and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Procedures for Stockholder Nominations and Proposals for New Business. Community First Bancshares, Inc.’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Community First Bancshares, Inc. at least five days before the date of the annual meeting. Management believes that it is in the best interests of Community First Bancshares, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Limitations on Calling Special Meetings of Stockholders. Our federal charter provides that special meetings of our stockholders may be called by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-tenth of all of our outstanding shares of voting stock.

Purpose and Anti-Takeover Effects of Community First Bancshares, Inc.’s Charter and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the stock offering. We believe these provisions are in the best interests of Community First Bancshares, Inc. and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Community First Bancshares, Inc. and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of Community First Bancshares, Inc. and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Community First Bancshares, Inc. and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

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Despite our belief as to the benefits to stockholders of these provisions of Community First Bancshares, Inc.’s charter and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. We believe, however, that the potential benefits outweigh the possible disadvantages.

Benefit Plans

In addition to the provisions of Community First Bancshares, Inc.’s charter and bylaws described above, benefit plans of Community First Bancshares, Inc. and Newton Federal Bank that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with the offering contain provisions which also may discourage hostile takeover attempts which the board of directors of Newton Federal Bank might conclude are not in the best interests of Community First Bancshares, Inc. and Newton Federal Bank or Community First Bancshares, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF COMMUNITY FIRST BANCSHARES, INC.

General

Community First Bancshares, Inc. is authorized to issue 19,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of serial preferred stock, par value of $0.01 per share. Each share of Community First Bancshares, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan or reorganization and stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of the features of Community First Bancshares, Inc.’s capital stock that are deemed material to an investment decision with respect to the offering. The common stock of Community First Bancshares, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Community First Bancshares, Inc. currently expects that it will have a maximum of up to 7,538,250 shares of common stock outstanding after the offering, of which up to 3,467,595 shares will be held by persons other than Community First Bancshares, MHC. Our board of directors can, without stockholder approval, issue additional shares of common stock, although Community First Bancshares, MHC, so long as it is in existence, must own a majority of Community First Bancshares, Inc.’s outstanding shares of common stock. Community First Bancshares, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Community First Bancshares, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. Community First Bancshares, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Community First Bancshares, Inc. will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Community First Bancshares, Inc. out of funds legally available therefor. Dividends from Community First Bancshares, Inc. will depend, in large part, upon receipt of dividends from Newton Federal Bank, because Community First Bancshares, Inc. initially will have no source of income other than dividends from Newton Federal Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments with respect to Community First Bancshares, Inc.’s loan to the employee stock ownership plan. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions.

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If Community First Bancshares, Inc. pays dividends to its stockholders, it would likely pay dividends to Community First Bancshares, MHC, unless Community First Bancshares, MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current regulations significantly restrict the ability of newly organized mutual holding companies to waive dividends declared by their subsidiaries. Accordingly, because dividends would be required to be paid to Community First Bancshares, MHC along with all other stockholders, the amount of dividends available for all other stockholders would be less than if Community First Bancshares, MHC were permitted to waive the receipt of dividends.

Pursuant to our charter, Community First Bancshares, Inc. is authorized to issue preferred stock. If Community First Bancshares, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the offering, the holders of common stock of Community First Bancshares, Inc. will possess exclusive voting rights in Community First Bancshares, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Community First Bancshares, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Newton Federal Bank, Community First Bancshares, Inc., as holder of Newton Federal Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Newton Federal Bank, including all deposit accounts and accrued interest thereon, all assets of Newton Federal Bank available for distribution. In the event of liquidation, dissolution or winding up of Community First Bancshares, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Community First Bancshares, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of Community First Bancshares, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Community First Bancshares, Inc. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Community First Bancshares, Inc.’s authorized preferred stock will be issued in the offering. Such stock may be issued with such preferences and designations as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. The issuance of preferred stock must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to legal counsel. Community First Bancshares, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

Continental Stock Transfer & Trust Company, New York, New York, will act as the transfer agent and registrar for the common stock.

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LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the reorganization and offering have been passed upon for Newton Federal Bank and Community First Bancshares, Inc. by the firm of Luse Gorman, PC, Washington, D.C. The Georgia state income tax consequences of the reorganization and offering have been passed upon for Newton Federal Bank and Community First Bancshares, Inc. by Porter Keadle Moore, LLC, Atlanta, Georgia. Luse Gorman, PC and Porter Keadle Moore, LLC have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for BSP Securities, LLC by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

EXPERTS

The financial statements of Newton Federal Bank as of September 30, 2016 and 2015 and for each of the years in the two-year period ended September 30, 2016 have been audited by Porter Keadle Moore, LLC, an independent registered public accounting firm, as stated in their report thereon and included in this Prospectus and Registration Statement in reliance upon such report of such firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication in this prospectus of the summary of its report to Newton Federal Bank and Community First Bancshares, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its valuation with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

Community First Bancshares, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549 and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement also is available through the Securities and Exchange Commission’s website on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

Community First Bancshares, Inc. and Newton Federal Bank have filed applications with the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC with respect to the reorganization and offering. Pursuant to the rules and regulations of the Federal Reserve Board, this prospectus omits certain information contained in such applications. To obtain a copy of non-confidential portions of the applications filed with the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC, you may contact Kathryn Haney, Applications Manager of the Federal Reserve Bank of Atlanta, at (404) 498-7298, the Southern District Office of the Office of the Comptroller of the Currency located at 500 N. Akard Street, Suite 1600, Dallas, Texas 75201, and the Atlanta Regional Office of the FDIC located at One Atlantic Center, Suite 1600, 1201 West Peachtree Street, N.E., Atlanta, Georgia 30309-3449.

A copy of the charter and bylaws of Community First Bancshares, Inc. is available without charge from Newton Federal Bank.

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REGISTRATION REQUIREMENTS

In connection with the offering, Community First Bancshares, Inc. will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. Upon this registration, Community First Bancshares, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Community First Bancshares, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

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INDEX TO FINANCIAL STATEMENTS OF

NEWTON FEDERAL BANK

* * *

Separate financial statements for Community First Bancshares, Inc. have not been included in this prospectus because Community First Bancshares, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

F - 1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Newton Federal Bank

Covington, Georgia

We have audited the accompanying balance sheets of Newton Federal Bank (the “Bank”) as of September 30, 2016 and 2015, and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newton Federal Bank as of September 30, 2016 and 2015, and the results of its operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

December 7, 2016

F - 2

NEWTON FEDERAL BANK

Balance Sheets

September 30, 2016 and 2015

	2016	2015
	(In thousands)
Assets

Cash and due from banks, including reserve requirement of $882 and $346 in 2016 and 2015, respectively	$4,272	2,689
Interest-earning deposits in other depository institutions	21,421	35,805

Cash and cash equivalents	25,693	38,494
Investment securities held-to-maturity (estimated fair values of $7,517 and $7,533)	7,499	7,492
FHLB stock	205	202
Loans held for sale	472	—
Loans, net	189,578	169,798
Other real estate owned	—	532
Premises and equipment, net	4,556	4,261
Accrued interest receivable and other assets	4,829	5,558

Total assets	$232,832	226,337

Liabilities and Capital

Deposits:
Passbook accounts	$21,180	19,906
Interest bearing checking	30,662	22,750
Market rate checking	22,607	22,587
Non-interest bearing checking	21,727	15,132
Certificate of deposits	85,523	96,312

Total deposits	181,699	176,687
Accrued interest payable and other liabilities	6,052	5,726

Total liabilities	187,751	182,413

Commitments

Capital – retained earnings	45,081	43,924

Total liabilities and capital	$232,832	226,337

See accompanying notes to financial statements.

F - 3

NEWTON FEDERAL BANK

Statements of Income and Retained Earnings

For the Years Ended September 30, 2016 and 2015

	2016	2015
	(in thousands)
Interest income:
Loans, including fees	$10,937	10,815
Investment securities, including dividends	92	98
Other	219	132

Total interest income	11,248	11,045

Interest expense:
Deposits	1,415	1,813

Net interest income	9,833	9,232

Non-interest income:
Service charges on deposit accounts	717	631
Other	468	251

Total Non-interest income	1,185	882

Non-interest expenses:
Salaries and employee benefits	4,742	3,532
Deferred compensation	218	336
Occupancy	1,091	980
Advertising	207	123
Data processing	633	538
Other real estate owned	65	40
Loss on write down of other real estate owned	73	123
Loss on sale of other real estate owned	34	12
Legal and accounting	426	422
Organizational dues and subscriptions	220	308
Director compensation	176	80
Federal deposit insurance premiums	155	266
Other	1,124	861

Total Non-interest expenses	9,164	7,621

Income before income taxes	1,854	2,493
Income tax expense	697	879

Net income	1,157	1,614
Retained earnings, beginning of year	43,924	42,310

Retained earnings, end of year	$45,081	43,924

See accompanying notes to financial statements.

F - 4

NEWTON FEDERAL BANK

Statements of Cash Flows

For the Years Ended September 30, 2016 and 2015

	2016	2015
	(in thousands)
Cash flows from operating activities:
Net income	$1,157	1,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	310	302
Deferred income tax	694	726
Loss on sale of other real estate owned	34	12
Loss on write down of other real estate owned	73	123
Originations of loans held for sale	(2,743)	—
Proceeds from sales of loans held for sale	2,271	—
Change in:
Accrued interest receivable and other assets	(196)	(119)
Accrued interest payable and other liabilities	326	211

Net cash provided by operating activities	1,926	2,869

Cash flows from investing activities:
Purchase of investment security held-to-maturity	—	(2,000)
Proceeds from maturities and paydowns of investment securities held-to-maturity	—	1,500
Purchase of other investments	(3)	(4)
Net change in loans	(20,137)	3,617
Purchases of premises and equipment	(381)	(231)
Proceeds from the sale of other real estate owned	782	1,180

Net cash (used in) provided by investing activities	(19,739)	4,062

Cash flows from financing activities, consisting of net change in deposits	5,012	(2,577)

Net change in cash and cash equivalents	(12,801)	4,354
Cash and cash equivalents at beginning of period	38,494	34,140

Cash and cash equivalents at end of period	$25,693	38,494

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,431	1,841
Cash paid for income taxes	$5	231

Supplemental disclosures of noncash investing activities:
Other real estate owned acquired through foreclosures	$524	941
Financed sales of other real estate owned	$167	224

See accompanying notes to financial statements.

F - 5

NEWTON FEDERAL BANK

Notes to Financial Statements

(1)	Summary of Significant Accounting Policies

Nature of Operations

Newton Federal Bank (the “Bank”) is a federally chartered mutual savings and loan that was regulated by the Office of Thrift Supervision (OTS) until July 2011, when the OTS merged with the Office of the Comptroller of the Currency (OCC) and the OCC became the primary regulator of the Bank. The Bank’s main office is in Covington (Newton County), Georgia, conducting banking activities primarily in Newton and surrounding counties. The main emphasis of the Bank is providing mortgage loans in its primary lending area. It offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, mortgage, commercial and consumer loans, money transfers and a variety of other banking services.

Basis of Presentation

The accounting principles followed by the Bank and the methods of applying these standards and principles conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

Impaired loans and foreclosed real estate properties are carried at fair value less estimated selling costs, the determination of which requires significant assumptions, estimates and judgments. Fair values for foreclosed real estate properties and impaired loans collateralized by real estate are principally based on independent appraised values. Fair value is defined by GAAP as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. GAAP further defines an orderly transaction as a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets. An orderly transaction is not a forced transaction like a forced liquidation or distressed sale. The Bank’s markets, over the past few years, have experienced a lesser number of transactions in the type of assets which represent the vast majority of the Bank’s impaired loans and foreclosed properties which reflect orderly transactions as so defined. Instead, most transactions in comparable assets have been distressed sales. Accordingly, the determination of fair value in the current environment is difficult and more subjective than it would be in a stable, functional real estate environment. Although management believes its processes for determining the value of these assets are appropriate and allow the Bank to arrive at a fair value under accounting standards, the value of such assets at the time they are revalued or divested may be significantly different from management’s determination of fair value.

Reclassifications

Certain amounts in the 2015 financial statements have been reclassified to conform to the 2016 presentation.

F - 6

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

Emerging Growth Company Status

The Bank qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as the Bank is an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. The Bank has elected to use the extended transition period described above and intends to maintain its emerging growth company status as allowed under the JOBS Act.

In January 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 revises the accounting related to classification and measurement of investments in equity securities and the presentation of certain fair value changes for financial liabilities measured at fair value as well as amends certain disclosure requirements associated with the fair value of financial instruments. For emerging growth companies, this update will be effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Bank plans to adopt ASU 2016-01 for the fiscal year beginning October 1, 2019. For non-emerging growth companies, ASU 2016-01 will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The adoption of this ASU is not expected to have a material effect on the Bank’s financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 provides certain targeted improvements to align lessor accounting with the lessee accounting model. It requires lessees to recognize the assets and liabilities on their balance sheet for the rights and obligations created by most leases and continue to recognize expenses on their income statements over the lease term. It will also require disclosures designed to give financial statement users information on the amount, timing and uncertainty of cash flows arising from leases. For emerging growth companies, this update will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Bank plans to adopt ASU 2016-02 for the fiscal year beginning October 1, 2020. For non-emerging growth companies, this update will be effective for fiscal years, and interim periods within those fiscal years, beginning after January 1, 2019. The adoption of this ASU is not expected to have a material effect on the Bank’s financial position, results of operations or cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. Adoption of ASU 2016-13 will require financial institutions and other organizations to use forward-looking information to better formulate their credit loss estimates. In addition, the ASU amends the accounting for credit losses on available for sale debt securities and purchased financial assets with credit deterioration. For emerging growth companies, this update will be effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The Bank plans to adopt ASU 2016-13 for the fiscal year beginning October 1, 2021. For non-emerging growth companies, this update will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application will be permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Bank is in the process of determining the effect of ASU 2016-13 on its financial position, results of operations and cash flows.

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks and interest-earning deposits in other depository institutions.

Investment Securities

The Bank classifies its investment securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Bank has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. At September 30, 2016 and 2015, all securities were classified as held-to-maturity.

Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Transfers of securities between categories are recorded at fair value at the date of transfer.

Management evaluates investment securities for other-than-temporary impairment on an annual basis. A decline in the market value of any held-to-maturity investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related. The decline in value attributed to non-credit related factors is recognized in other comprehensive income and a new cost basis in the security is established.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

FHLB Stock

The Federal Home Loan Bank (“FHLB”) stock is an investment that does not have a readily determinable fair value and is carried at cost.

Loans Held for Sale

Loans held for sale are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of net income of the period in which the change occurs. At September 30, 2016 and 2015, there was no valuation allowance associated with loans held for sale.

Loans, Loan Fees and Interest Income on Loans

Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied first to principal. Interest income is recorded after principal has been satisfied and as payments are received.

Loan fees, net of certain origination costs, are deferred and amortized over the lives of the respective loans as an adjustment to the yield.

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Estimated impairment losses for collateral dependent loans are set up as specific reserves. Interest income on impaired loans is recognized using the cash-basis method of accounting during the time the loans are impaired.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance represents an amount, which in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the probability of collection of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans. Management uses an external independent loan reviewer to challenge and corroborate its loan gradings and to provide additional analysis in determining the adequacy of the allowance for loan losses and necessary provisions to the allowance.

Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses, and as a result of these periodical reviews of the Bank’s allowance for loan losses by the regulatory agencies, the Bank may have to adjust or make additions to the allowance for loan losses as a part of management’s ongoing evaluation of its adequacy.

Other Real Estate Owned

Other real estate owned includes real estate acquired through foreclosure. Each other real estate property is initially recorded at its fair value less estimated costs to sell and is subsequently carried at fair value less estimated costs to sell. All foreclosed properties are actively marketed for sale. Fair value is principally based on independent appraisals performed by local credentialed appraisers. Any excess of the carrying value of the related loan over the fair value of the real estate at the date of foreclosure is charged against the allowance for loan losses. Properties in other real estate are re-evaluated annually. Any expense incurred in connection with holding such real estate or resulting from any writedowns in value subsequent to foreclosure is included in noninterest expense. When the other real estate property is sold, a gain or loss is recognized on the sale for the difference between the sales proceeds and the carrying amount of the property.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in earnings for the period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset is charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are as follows:

Equipment and furniture	3 – 10 years
Buildings	40 years
Automobile	5 years

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued

Income Taxes

The Bank uses the liability method of accounting for income taxes, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Additionally, this method requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Bank’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

The Bank currently evaluates income tax positions judged to be uncertain. A loss contingency reserve is accrued if it is probable that the tax position will be challenged, it is probable that the future resolution of the challenge will confirm that a loss has been incurred, and the amount of such loss can be reasonably estimated.

(2)	Investment Securities Held-to-Maturity

Investment securities held-to-maturity at September 30, 2016 and 2015 are as follows: (in thousands)

September 30, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government sponsored enterprises	$7,499	18	—	7,517

September 30, 2015
U.S. Government sponsored enterprises	$7,492	41	—	7,533

There were no securities in an unrealized loss position as of September 30, 2016 or 2015.

The U.S. government sponsored enterprise securities as of September 30, 2016 are comprised of three debt financing securities issued by government agencies that mature within three years.

There were no sales of securities held-to-maturity during 2016 or 2015.

Securities with a carrying value of approximately $2,250,000 were pledged to secure public deposits at September 30, 2016 and 2015.

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(3)	Loans and Allowance for Loan Losses

Major classifications of loans, by collateral code, at September 30, 2016 and 2015 are summarized as follows: (in thousands)

	2016	2015
Commercial (secured by real estate)	$29,162	24,581
Commercial and industrial	16,221	14,333
Construction, land and acquisition & development	13,343	2,261
Residential mortgage	132,899	132,480
Consumer installment	2,262	2,017

	193,887	175,672
Less allowance for loan losses	4,309	5,874

	$189,578	169,798

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in Newton County and other surrounding Georgia counties. A substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Qualifying loans in the amount of approximately $131,997,000 and $131,237,000 were pledged to secure the line of credit from the FHLB at September 30, 2016 and 2015, respectively. These amounts represent the total outstanding balances of single-family mortgage loans, and are included in the residential mortgage classification in the table above.

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(3)	Loans and Allowance for Loan Losses, continued

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of September 30, 2016 and 2015: (in thousands)

September 30, 2016	Commercial (Secured by Real Estate)	Commercial and Industrial	Construction, Land and Acquisition & Development	Residential Mortgage	Consumer Installment	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,238	739	67	3,486	50	294	5,874
Provision	1,920	(96)	76	(1,608)	(8)	(284)	—
Charge-offs	(1,796)	—	—	(337)	(12)	—	(2,145)
Recoveries	233	—	—	341	6	—	580

Ending balance	$1,595	643	143	1,882	36	10	4,309

Ending allowance attributable to loans:
Individually evaluated for impairment	$3	—	—	3	—	—	6
Collectively evaluated for impairment	1,592	643	143	1,879	36	10	4,303

Total ending allowance	$1,595	643	143	1,882	36	10	4,309

Loans:
Individually evaluated for impairment	$2,383	—	—	5,995	5	—	8,383
Collectively evaluated for impairment	26,779	16,221	13,343	126,904	2,257	—	185,504

Total loans	$29,162	16,221	13,343	132,899	2,262	—	193,887

September 30, 2015
Allowance for loan losses:
Beginning balance	$1,033	495	55	3,424	40	660	5,708
Provision	95	90	12	144	26	(366)	—
Charge-offs	(20)	—	—	(438)	(18)	—	(476)
Recoveries	130	154	—	356	2	—	642

Ending balance	$1,238	739	67	3,486	50	294	5,874

Ending allowance attributable to loans:
Individually evaluated for impairment	$2	—	—	4	—	—	6
Collectively evaluated for impairment	1,236	739	67	3,482	50	294	5,868

Total ending allowance	$1,238	739	67	3,486	50	294	5,874

Loans:
Individually evaluated for impairment	$1,346	—	—	5,025	6	—	6,377
Collectively evaluated for impairment	23,235	14,333	2,261	127,455	2,011	—	169,295

Total loans	$24,581	14,333	2,261	132,480	2,017	—	175,672

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(3)	Loans and Allowance for Loan Losses, continued

The Bank individually evaluates all loans for impairment that are on nonaccrual status or are rated substandard (as described below). Additionally, all troubled debt restructurings are evaluated for impairment. A loan is considered impaired when, based on current events and circumstances, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Interest payments received on impaired loans are applied as a reduction of the outstanding principal balance.

Impaired loans at September 30, 2016 and 2015 were as follows: (in thousands)

September 30, 2016	Recorded Investment	Unpaid Principal Balance	Allocated Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial (secured by real estate)	$181	2,922	—	289	22
Commercial and industrial	—	—	—	—	—
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	5,320	7,587	—	5,523	218
Consumer installment	5	10	—	9	—

	$5,506	10,519	—	5,821	240

With an allowance recorded:
Commercial (secured by real estate)	$2,202	2,202	3	2,943	85
Commercial and industrial	—	—	—	—	—
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	675	675	3	554	37
Consumer installment	—	—	—	—	—

	2,877	2,877	6	3,497	122

Total impaired loans	$8,383	13,396	6	9,318	362

September 30, 2015
With no related allowance recorded:
Commercial (secured by real estate)	$783	2,215	—	920	42
Commercial and industrial	—	—	—	—	—
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	4,233	6,472	—	4,271	198
Consumer installment	6	6	—	—	—

	$5,022	8,693	—	5,191	240

With an allowance recorded:
Commercial (secured by real estate)	$563	563	2	565	36
Commercial and industrial	—	—	—	—	—
Construction, land and acquisition & development	—	—	—	—	—
Residential mortgage	792	792	4	799	27
Consumer installment	—	—	—	—	—

	1,355	1,355	6	1,364	63

Total impaired loans	$6,377	10,048	6	6,555	303

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(3)	Loans and Allowance for Loan Losses, continued

The following table presents the aging of the recorded investment in past due loans, as well as the recorded investment in nonaccrual loans, as of September 30, 2016 and 2015 by class of loans: (in thousands)

September 30, 2016	30 -59 Days Past Due	60- 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total	Nonaccrual
Commercial (secured by real estate)	$—	66	44	110	29,052	29,162	230
Commercial and industrial	194	—	—	194	16,027	16,221	—
Construction, land and acquisition & development	—	—	—	—	13,343	13,343	—
Residential mortgage	32	3,382	1,955	5,369	127,530	132,899	3,013
Consumer installment	20	—	—	20	2,242	2,262	—

Total	$246	3,448	1,999	5,693	188,194	193,887	3,243

September 30, 2015
Commercial (secured by real estate)	$—	408	50	458	24,123	24,581	448
Commercial and industrial	—	—	33	33	14,300	14,333	33
Construction, land and acquisition & development	—	—	—	—	2,261	2,261	—
Residential mortgage	—	2,909	1,598	4,507	127,973	132,480	2,056
Consumer installment	—	15	20	35	1,982	2,017	26

Total	$—	3,332	1,701	5,033	170,639	175,672	2,563

There were no loans past due over 90 days and still accruing interest as of September 30, 2016 and 2015.

The table below presents additional information on troubled debt restructurings including the number of loan contracts restructured and the pre- and post-modification recorded investment that have occurred during the years ended September 30, 2016 and 2015. Also included in the table are the number of contracts and the recorded investment for those trouble debt restructurings that have subsequently defaulted during the years ended September 30, 2016 and 2015: (in thousands)

		Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Troubled Debt Restructurings that have Subsequently Defaulted
September 30, 2016	Number of Contracts			Number of Contracts	Recorded Investment
Commercial (secured by real estate)	1	3,057	1,519	—	—

Residential mortgage	2	263	263	1	226

Total	3	3,320	1,782	1	226

September 30, 2015
Residential mortgage	3	465	449	2	721

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(3)	Loans and Allowance for Loan Losses, continued

The Bank has allocated an allowance for loan losses of $5,000 and $6,000 to customers whose loan terms have been modified in troubled debt restructurings as of September 30, 2016 and 2015. As of September 30, 2016 and 2015, the Bank has not committed to lend additional amounts to customers with outstanding loans that are classified as troubled debt restructurings.

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. The Bank uses the following definitions for its risk ratings:

Special Mention. Loans have potential weaknesses that may, if not corrected, weaken or inadequately protect the Bank’s credit position at some future date. Weaknesses are generally the result of deviation from prudent lending practices, such as over advances on collateral. Credits in this category should, within a 12 month period, move to Pass if improved or drop to Substandard if poor trends continue.

Substandard. Inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged, if any. Loans have a well-defined weakness or weaknesses such as primary source of repayment is gone or severely impaired or cash flow is insufficient to reduce debt. There is a distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans have weaknesses of those classified Substandard, with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable. The likelihood of a loss on an asset or portion of an asset classified Doubtful is high.

Loss. Loans considered uncollectible and of such little value that the continuance as a Bank asset is not warranted. This does not mean that the loan has no recovery or salvage value, but rather the asset should be charged off even though partial recovery may be possible in the future.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of September 30, 2016 and 2015, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows: (in thousands)

September 30, 2016	Pass	Special Mention	Substandard	Doubtful/ Loss	Total
Commercial (secured by real estate)	$28,228	—	934	—	29,162
Commercial and industrial	16,221	—	—	—	16,221
Construction, land and acquisition & development	13,343	—	—	—	13,343
Residential mortgage	123,577	229	9,093	—	132,899
Consumer installment	2,262	—	—	—	2,262

Total	$183,631	229	10,027	—	193,887

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(3)	Loans and Allowance for Loan Losses, continued

September 30, 2015	Pass	Special Mention	Substandard	Doubtful/ Loss	Total
Commercial (secured by real estate)	$20,646	163	3,772	—	24,581
Commercial and industrial	12,046	1,734	553	—	14,333
Construction, land and acquisition & development	2,261	—	—	—	2,261
Residential mortgage	124,274	694	7,512	—	132,480
Consumer installment	1,974	—	43	—	2,017

Total	$161,201	2,591	11,880	—	175,672

(4)	Other Real Estate Owned

The Bank did not have any other real estate owned as of September 30, 2016. The Bank’s other real estate owned consisted of the following as of September 30, 2015: (in thousands)

	2015
	Number of Properties	Carrying Amount
Land	—	$—
Construction	2	62
1-4 Family residential	—	—
Commercial	2	470

Total	4	$532

(5)	Premises and Equipment

Premises and equipment at September 30, 2016 and 2015 are summarized as follows: (in thousands)

	2016	2015
Land	$935	935
Buildings	5,442	5,360
Equipment and furniture	3,217	2,956
Construction in process	231	—
Automobile	68	30

	9,893	9,281
Less: Accumulated depreciation	5,337	5,020

	$4,556	4,261

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(5)	Premises and Equipment, continued

Depreciation expense was approximately $347,000 and $308,000 for the years ended September 30, 2016 and 2015, respectively.

The Bank is obligated under non-cancelable operating leases for certain of its facilities and related land. At September 30, 2016, the approximate minimum annual rentals under these non-cancelable agreements with remaining terms in excess of one year are as follows:

Years ending September 30,	(in thousands)
2017	$88
2018	80
2019	77
2020	77
2021	77
Thereafter	277

Total	$676

Total rent expense for leased property approximated $86,000 and $77,000 for the years ended September 30, 2016 and 2015, respectively.

(6)	Deposits

At September 30, 2016, contractual maturities of certificate of deposits are summarized as follows: (in thousands)

2017	$35,516
2018	9,196
2019	9,096
2020	6,145
2021	8,401
Thereafter	17,169

$85,523

The aggregate amounts of certificate of deposits of $250,000 or more, the standard FDIC deposit insurance coverage limit per depositor, were approximately $7,925,000 and $10,531,000 at September 30, 2016 and 2015, respectively.

The following is a summary of interest expense on deposits for the years ended September 30, 2016 and 2015: (in thousands)

	2016	2015
Passbook accounts	$8	8
Interest bearing checking accounts	83	36
Market rate checking accounts	59	58
Certificate of Deposits	1,265	1,711

	$1,415	1,813

(7)	Borrowings

At September 30, 2016 and 2015, the Bank had a line of credit totaling $58,000,000 and $34,000,000, respectively, from the FHLB, which is reviewed annually by the FHLB. There were no advances outstanding at September 30, 2016 or 2015.

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(7)	Borrowings, continued

At September 30, 2016 and 2015, the Bank had an unsecured federal funds line of credit of $5,000,000, for which no amounts were outstanding as of September 30, 2016 or 2015.

(8)	Income Taxes

The components of income tax expense for the years ended September 30, 2016 and 2015 are as follows: (in thousands)

	2016	2015
Current	$3	77
Deferred	694	(2)
Utilization of operating loss carryforward	—	844
Change in valuation allowance	—	(40)

	$697	879

The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to income before taxes for the years ended September 30, 2016 and 2015 is as follows:

	2016	2015
Pretax income at statutory rate (34%)	$630	848
State income tax, net of federal benefit	68	45
Other	(1)	26
Change in valuation allowance	—	(40)

Actual tax expense (38% and 35%, respectively)	$697	879

The following summarizes the sources and expected tax consequences of future deductions or income for income tax purposes which comprised the net deferred taxes at September 30, 2016 and 2015: (in thousands)

	2016	2015
Deferred income tax assets:
Allowance for loan losses	$1,628	2,237
Deferred compensation	1,464	1,431
Write downs on other real estate owned	—	87
Deferred gain on other real estate owned	123	126
Alternative minimum tax credit carryforward	16	74
State tax credits	251	248
Other	104	70

Total deferred income tax assets	3,586	4,273

Deferred income tax liabilities:
FHLB stock dividends	6	6
Other	77	70

Total deferred income tax liabilities	83	76

Net deferred income tax asset	$3,503	4,197

The future tax consequences of the difference between financial reporting and tax basis of the Bank’s assets and liabilities resulted in a net deferred tax asset. Based upon management’s evaluation of the likelihood that the net deferred tax asset would be realized based upon the current and expected future financial performance of the Bank, the valuation allowance previously provided for was eliminated for the year ended September 30, 2014 and credited to net income, except for $40,000 of the valuation allowance related to certain deferred tax attributes for state tax credits, which was eliminated for the year ended September 30, 2015.

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(9)	Retained Earnings

Prior to January 1, 1996, the Bank was permitted under the Internal Revenue Code (the “Code”) a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on the greater of a percentage of taxable income before such deduction or actual loss experience. Retained earnings at September 30, 2016 includes approximately $3,625,000 for which no deferred Federal income tax liability has been recognized. The amounts represent an allocation of income for bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

On August 20, 1996, legislation was passed which eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. This legislation also requires a thrift to generally recapture the excess of its current tax reserves over its 1987 base year reserves whereas the base year reserves are frozen from taxation. No additional financial statement tax expense resulted from this legislation as the Bank had previously provided deferred taxes on this recaptured amount.

(10)	Benefit Plans

The Bank has a profit sharing plan to provide retirement benefits for all employees. Contributions are paid to a Trust Fund annually by the Bank in an amount determined by the Board of Directors. The expenses for the plan years ended September 30, 2016 and 2015 totaled approximately $118,000 and $104,000, respectively.

In January 2014, the Bank added a 401(k) feature to the profit sharing plan that covers substantially all employees. Under the terms of the feature, the Bank may make matching contributions to the plan and the employees can contribute up to the maximum amounts allowed by IRS guidelines. The contribution expense related to the 401(k) feature totaled $54,000 and $20,000 for the plan years ended September 30, 2016 and 2015, respectively.

The Bank sponsors a deferred compensation plan for directors. Under this plan, participating directors may defer their Board fees and receive the deferred amounts plus interest upon completion of their time as a director or at their election. The cumulative deferred contributions for the directors in the plan and earnings thereon at September 30, 2016 and 2015 totaled approximately $3,856,000 and $3,769,000, respectively. These amounts are included in other liabilities in the accompanying balance sheets. No contributions were made to the plan for the current year’s service as the plan was frozen as of June 30, 2015. Contributions to the plan for 2015 prior to the plan being frozen was approximately $105,000.

(11)	Regulatory Matters

On May 29, 2012, the Bank entered into a formal written agreement (the “Agreement”) with the OCC. The Agreement required the Bank to undertake certain actions within designated time frames, and to operate in compliance with the provisions thereof during its term. The significant actions that were to be undertaken are as follows: implement an effective criticized assets monitoring and management system, implement a written program to improve the Bank’s loan portfolio management, implement a written program to ensure adequate allowance for loan losses, obtain independent written or updated appraisals for all criticized assets and assets with stale appraisals, implement action plans for all other real estate properties, and prepare and ensure adherence to a written three-year business plan. Compliance with the Agreement is monitored by a committee made up of three independent directors of the Bank, of which no more than one is a related party of the Bank. On April 14, 2015, the Agreement was terminated by the OCC.

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(11)	Regulatory Matters, continued

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

In July 2013, the Federal bank regulatory agencies issued a final rule that revises their risk-based capital requirements and the method for calculating components of capital and of computing risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies. The rule establishes a new common equity Tier 1 minimum capital requirement, increases the minimum capital ratios and assigns a higher risk weight to certain assets based on the risk associated with these assets. The final rule includes transition periods that generally implement the new regulations over a five year period. These changes were being phased in beginning in January 2015. Management continues to evaluate this final rule and its potential impact on the Bank. Preliminary assessments indicate that the Bank will continue to exceed all regulatory capital requirements under the phased in requirements of the new rule.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Common Equity Tier 1, Total and Tier I Capital to Risk-Weighted Assets and of Tier I Capital to Average Assets. Management believes, as of September 30, 2016 and 2015, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2016 and 2015, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum common equity Tier 1 risk-based, total risk-based, Tier I risk-based and Tier I leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

F - 20

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(11)	Regulatory Matters, continued

The Bank’s actual capital amounts and ratios for September 30, 2016 and 2015 are presented in the table below (in thousands).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2016:
Common Equity Tier 1 (to Risk Weighted Assets)	$44,801	31%	$6,533	4.5%	$9,436	6.5%
Total Capital (to Risk Weighted Assets)	$46,647	32%	$11,614	8%	$14,517	10%
Tier I Capital (to Risk Weighted Assets)	$44,801	31%	$8,710	6%	$11,614	8%
Tier I Capital (to Average Assets)	$44,801	19%	$9,274	4%	$11,593	5%

As of September 30, 2015:
Common Equity Tier 1 (to Risk Weighted Assets)	$43,572	35%	$5,542	4.5%	$8,005	6.5%
Total Capital (to Risk Weighted Assets)	$45,167	37%	$9,853	8%	$12,316	10%
Tier I Capital (to Risk Weighted Assets)	$43,572	36%	$7,390	6%	$9,853	8%
Tier I Capital (to Average Assets)	$43,572	19%	$8,997	4%	$11,247	5%

A reconciliation of the Bank’s equity capital amounts under GAAP to tier 1 and total risk-based capital for September 30, 2016 and 2015 are presented in the table below (in thousands).

	2016	2015
Regulatory capital:

Retained earnings	$45,081	43,924
Disallowed deferred taxes	(280)	(352)

Tier 1 risk-based capital	44,801	43,572
Eligible allowance for loan losses	1,846	1,595

Total risk-based capital	$46,647	45,167

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(12)	Related Party Transactions

The Bank conducts transactions with its directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Bank that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans for 2016: (in thousands)

Beginning balance	$652
Loans advanced	610
Repayments	(349)

Ending balance	$913

The aggregate amount of deposits from directors and executive officers and their affiliates amounted to approximately $1,182,000 and $2,243,000 at September 30, 2016 and 2015, respectively.

(13)	Commitments

During 2016, the Bank entered into an agreement to construct a building to serve as the Bank’s operations center. The building is expected to be completed during the second quarter of 2017 for a total construction price of approximately $2,578,000.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments could include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

	Appropriate Contract Amount
	2016	2015
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit (in thousands)	$19,553	8,294

The dollar amount and ranges of rates of commitments to fund fixed rate loans follows:

	September 30,
	2016		2015
	Amount	Interest Rate Range	Amount	Interest Rate Range
Commitments to extend credit (in thousands)	$11,834	3.50%-9.50%	2,247	3.00%-9.50%

Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(14)	Fair Value Measurements and Disclosures

The Bank utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The Bank does not currently record any assets at fair value on a recurring basis. From time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and other real estate owned. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets. Additionally, the Bank is required to disclose, but not record, the fair value of other financial instruments.

Fair Value Hierarchy

The Bank groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 –	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 –	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 –	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Cash and Cash Equivalents

The carrying value of cash and cash equivalents is a reasonable estimate of fair value.

Investment Securities Held-to-Maturity

Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums and discounts. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds. Level 2 securities include mortgage-backed securities issued by government sponsored enterprises and state, county and municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Other Investments

The carrying value of other investments approximates fair value.

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(14)	Fair Value Measurements and Disclosures, continued

Loans and Loans Held for Sale

The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and a specific reserve is established within the allowance for loan losses. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with GAAP. The fair value of impaired loans is estimated using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Bank records the impaired loan as nonrecurring Level 2. When an appraised value is used or an appraisal is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the impaired loan as nonrecurring Level 3. For disclosure purposes, the fair value of fixed rate loans which are not considered impaired is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For unimpaired variable rate loans, the carrying amount is a reasonable estimate of fair value for disclosure purposes.

The estimated fair value of loans held for sale, classified within Level 2, is approximated by the carrying value, given the short-term nature of the loans and similarly to what secondary markets are currently offering for portfolios of loans with similar characteristics.

Other Real Estate Owned

Other real estate properties are adjusted to fair value upon transfer of the loans to other real estate. Subsequently, other real estate assets are carried at fair value less estimated selling costs. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price, the Bank records the other real estate as nonrecurring Level 2. When an appraised value is used or an appraisal is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the other real estate asset as nonrecurring Level 3.

Deposits

The fair value of passbook accounts, interest bearing checking accounts, non-interest bearing checking accounts and market rate checking accounts is the amount payable on demand at the reporting date, while the fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using current rates at which comparable certificates would be issued.

Commitments to Extend Credit

Commitments to extend credit are short-term and, therefore, the carrying value and the fair value are considered immaterial for disclosure.

Assets Recorded at Fair Value on a Recurring Basis

As of September 30, 2016 and 2015, there were no assets measured at fair value on a recurring basis.

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(14)	Fair Value Measurements and Disclosures, continued

Assets Recorded at Fair Value on a Nonrecurring Basis

The Bank may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of September 30, 2016 and 2015. (in thousands)

September 30, 2016	Level 1	Level 2	Level 3	Total
Other real estate owned	$—	—	—	—
Impaired loans	—	—	8,377	8,377

Total assets at fair value	$—	—	8,377	8,377

September 30, 2015	Level 1	Level 2	Level 3	Total
Other real estate owned	$—	—	532	532
Impaired loans	—	—	6,371	6,371

Total assets at fair value	$—	—	6,903	6,903

The carrying amounts and estimated fair values (in thousands) of the Bank’s financial instruments at September 30, 2016 and 2015 are as follows:

	2016		2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$25,693	25,693	38,494	38,494
Investment securities held-to-maturity	$7,499	7,517	7,492	7,533
Other investments	$205	205	202	202
Loans held for sale	$472	472	—	—
Loans, net	$189,578	183,321	169,798	172,855
Financial liabilities:
Deposits	$181,699	182,016	176,687	178,417

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

NEWTON FEDERAL BANK

Notes to Financial Statements, continued

(15)	Subsequent Event

On October 31, 2016, the Board of Directors of the Bank adopted a Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan (the “Plan”). The Plan is subject to the approval of the Board of Governors of the Federal Reserve System and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. Pursuant to the Plan, the Bank proposes to reorganize into a mutual holding company form of ownership. The Bank will convert to a stock savings bank and issue all of its outstanding stock to a new holding company, which will be named Community First Bancshares, Inc. Pursuant to the Plan, the new holding company will sell stock to the public, with the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (“ESOP”), which will subscribe for up to 3.92% of the common stock of the new holding company to be outstanding upon the completion of the reorganization and stock issuance. Community First Bancshares, Inc. will be organized as a corporation under the laws of the United States and will offer 46% of its common stock to be outstanding to the Bank’s eligible members, the ESOP and certain other persons. Community First Bancshares, MHC will be organized as a mutual holding company under the laws of the United States and will own 54% of the common stock of Community First Bancshares, Inc. to be outstanding upon completion of the reorganization and stock issuance.

The costs of the reorganization and the issuing of the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. As of September 30, 2016, no reorganization costs had been incurred.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Community First Bancshares, Inc. or Newton Federal Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Community First Bancshares, Inc. or Newton Federal Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 3,015,300 shares

(Subject to Increase to up to 3,467,595 shares)

(Proposed Holding Company for Newton Federal Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

[prospectus date]

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until                     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of shares of common stock being registered.

*	Registrant’s Legal Fees and Expenses	$425,000
*	Registrant’s Accounting Fees and Expenses	130,000
*	Marketing Agent Fees and Expenses	95,000
*	Stock Center Fees and Expenses	35,000
*	Appraisal Fees and Expenses	51,500
*	Printing, Postage, Mailing and EDGAR Fees	136,500
*	Filing Fees (NASDAQ, FINRA, SEC)	59,500
*	Transfer Agent Fees and Expenses	15,000
*	Business Plan Fees and Expenses	40,000
*	Proxy Solicitor Fees and Expense	10,000
*	Data Conversion Fees and Expense	29,500
*	Other	78,000

*	Total	$1,105,000

*	Estimated.

Item 14.	Indemnification of Directors and Officers

Provisions in the Registrant’s bylaws provide for indemnification of the Registrant’s directors and officers up to the fullest extent authorized by applicable law and regulations of the FRB. Section 239.40 of Title 12 of the Code of Federal Regulations is described below. Section 239.31 of Title 12 of the Code of Federal Regulations indicates that Section 239.40 apply to subsidiary holding companies, such as Community First Bancshares, Inc.

Generally, federal regulations require indemnity coverage for mutual holding companies and subsidiary holding companies for any person against whom any action is brought or threatened because that person is or was a director or officer of the savings association, for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)	Reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action, provided that indemnification shall be made to such person only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement,

b.	Final judgment against him or her, or

c.	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the mutual holding company determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the mutual holding company or its members.

However, no indemnification shall be made unless the mutual holding company gives the Board at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the appropriate Reserve Bank, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the Board advises the mutual holding company in writing, within such notice period, of its objection to the indemnification.

As used in the above paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

(iii)	“Final Judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 15.	Recent Sales of Unregistered Securities

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letters between Newton Federal Bank and BSP Securities, LLC**

1.2	Form of Agency Agreement between Newton Federal Bank, Community First Bancshares, Inc., Community First Bancshares, MHC and BSP Securities, LLC**

2	Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan, as amended

3.1	Charter of Community First Bancshares, Inc.**

3.2	Bylaws of Community First Bancshares, Inc.

4	Form of Common Stock Certificate of Community First Bancshares, Inc.**

5	Opinion of Luse Gorman, PC regarding legality of securities being registered**

8.1	Federal Tax Opinion**

8.2	State Tax Opinion**

10.1	Form of Employee Stock Ownership Plan**

10.2	Directors Deferred Compensation Plan**

10.3	Release and Settlement Agreement**

21	Subsidiaries of Community First Bancshares, Inc.**

23.1	Consent of Luse Gorman, PC (set forth in Exhibits 5 and 8.1)**

23.2	Consent of Porter Keadle Moore, LLC

23.3	Consent of Porter Keadle Moore, LLC with respect to state tax opinion (set forth in Exhibit 8.2)**

23.4	Consent of RP Financial, LC.

24	Power of Attorney (set forth on the signature page to this Registration Statement)

99.1	Engagement Letter with RP Financial, LC. to serve as appraiser**

99.2	Letter of RP Financial, LC. with respect to Subscription Rights**

99.3	Appraisal Report of RP Financial, LC.**

99.4	Marketing Materials**

99.5	Stock Order and Certification Form**

99.6	Amended Appraisal Report of RP Financial, LC.

99.7	Updated Appraisal Report of RP Financial, LC.

*	To be filed by amendment.
**	Previously filed.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Covington, State of Georgia, on February 9, 2017.

COMMUNITY FIRST BANCSHARES, INC. (In formation)

By:	/s/ Johnny S. Smith
Johnny S. Smith
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors of Community First Bancshares, Inc. (the “Company”), severally constitute and appoint Johnny S. Smith with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Johnny S. Smith may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-1 relating to the offering of the Company common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Johnny S. Smith shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Johnny S. Smith Johnny S. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2017

/s/ Tessa M. Nolan Tessa M. Nolan	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2017

* Troy B. Brooks	Director	February 9, 2017

* William D. Fortson, Jr.	Director	February 9, 2017

* Marshall L. Ginn	Director	February 9, 2017

* Bob W. Richardson	Director	February 9, 2017

*	Pursuant to the Powers of Attorney filed as Exhibit 24.0 to the Registration Statement on Form S-1 for Community First Bancshares, Inc. filed on December 12, 2016.

As filed with the Securities and Exchange Commission on February 9, 2017

Registration No. 333-215041

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

PRE-EFFECTIVE AMENDMENT NO. 2

TO THE

REGISTRATION STATEMENT

ON

FORM S-1

Community First Bancshares, Inc.

Covington, Georgia

EXHIBIT INDEX

1.1	Engagement Letters between Newton Federal Bank and BSP Securities, LLC**

1.2	Form of Agency Agreement between Newton Federal Bank, Community First Bancshares, Inc., Community First Bancshares, MHC and BSP Securities, LLC**

2	Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan, as amended

3.1	Charter of Community First Bancshares, Inc.**

3.2	Bylaws of Community First Bancshares, Inc.

4	Form of Common Stock Certificate of Community First Bancshares, Inc.**

5	Opinion of Luse Gorman, PC regarding legality of securities being registered**

8.1	Federal Tax Opinion**

8.2	State Tax Opinion **

10.1	Form of Employee Stock Ownership Plan**

10.2	Directors Deferred Compensation Plan**

10.3	Release and Settlement Agreement**

21	Subsidiaries of Community First Bancshares, Inc.**

23.1	Consent of Luse Gorman, PC (set forth in Exhibits 5 and 8.1)**

23.2	Consent of Porter Keadle Moore, LLC

23.3	Consent of Porter Keadle Moore, LLC with respect to state tax opinion (set forth in Exhibit 8.2)**

23.4	Consent of RP Financial, LC.

24	Power of Attorney (set forth on the signature page to this Registration Statement)

99.1	Engagement Letter with RP Financial, LC. to serve as appraiser**

99.2	Letter of RP Financial, LC. with respect to Subscription Rights**

99.3	Appraisal Report of RP Financial, LC.**

99.4	Marketing Materials**

99.5	Stock Order and Certification Form**

99.6	Amended Appraisal Report of RP Financial, LC.

99.7	Updated Appraisal Report of RP Financial, LC.

*	To be filed by amendment.
**	Previously filed.